PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒  Preliminary Proxy Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to § 240.14a-12

Care Investment Trust Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.001 per share

(2)	Aggregate number of securities to which transaction applies: 6,705,152 shares of Common Stock, which is the maximum amount that Tiptree Financial Partners would be required to purchase in the transaction.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $9.00

(4)	Proposed maximum aggregate value of transaction: $60,346,368

(5)	Total fee paid: $4,302.70

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PRELIMINARY PROXY STATEMENT DATED APRIL 13, 2010 — SUBJECT TO COMPLETION

April [ • ], 2010

Dear Stockholder:

On behalf of the board of directors, I cordially invite you to attend a special meeting of the stockholders of Care Investment Trust Inc. to be held on [ • ], May [ • ], 2010, at 10:00 a.m., local time, at the CIT Global Headquarters, 505 Fifth Avenue, 7th Floor, Room C/D, New York, New York 10017.

At the special meeting, we will ask you to approve the issuance of shares of our common stock, par value $0.001 per share, to be issued in connection with the purchase and sale agreement, dated March 16, 2010, in which Tiptree Financial Partners, L.P. (“Tiptree”), a Delaware limited partnership, agreed to purchase shares of our common stock (“proposal 1”). The transaction is to be completed through the issuance of a minimum of 4,445,000 shares of our common stock to Tiptree at a price of $9.00 per share and is occurring in conjunction with a cash tender offer by the company of $9.00 per share for up to all publicly held registered shares of our company. Tiptree has the option to purchase additional newly issued company shares if less than 16,500,000 shares are tendered in the tender offer in order to obtain ownership of up to 53.4% of the company, and if more than 18,000,000 shares are tendered (and not withdrawn) in the tender offer, then Tiptree must purchase additional newly issued company shares equal to the difference between 18,000,000 and the number of shares that are tendered (and not withdrawn) in the tender offer.

The rules of the New York Stock Exchange require stockholder approval prior to any issuance of common stock by a listed company if the number of shares being issued is equal to or in excess of 20% of the total number of shares of common stock issued and outstanding before such issuance of common stock. The rules of the New York Stock Exchange also require stockholder approval prior to any issuance of common stock by any listed company that will result in a change in control of such company.

In connection with proposal 1, we will ask you to approve the abandonment of the plan of liquidation (“proposal 2”), which was approved by our stockholders on January 28, 2010, in favor of the Tiptree transaction. Proposal 2 is conditioned on proposal 1 being approved. If our stockholders do not approve proposal 1, or if the purchase and sale agreement is terminated prior to the date of the special meeting, then we would consider proposal 2 moot, and votes for proposal 2 would not be counted. If our stockholders do not approve proposal 1, we may pursue the previously approved plan of liquidation or continue to pursue other strategic alternatives.

You will also be asked to approve an amendment to our charter to remove a provision designed to protect our status as a real estate investment trust or “REIT” under the Internal Revenue Code of 1986, as amended, which provision currently prohibits an issuance of common stock by us that would cause the company to be beneficially owned by less than 100 stockholders, in order to facilitate the Tiptree transaction (“proposal 3”) and to approve an amendment to our charter to be effective on the 20th calendar day following the consummation of the Tiptree transaction reinstating the REIT protective provision removed by proposal 3 (“proposal 4”). Finally, you will be asked to approve a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve proposals 1, 2, 3 or 4 (“proposal 5”). Proposal 3 is conditioned on proposals 1 and 2 being approved and proposal 4 is conditioned on proposals 1, 2 and 3 being approved. If our stockholders do not approve proposal 1 or proposal 2, or if the purchase and sale agreement is terminated prior to the date of the special meeting, then we would consider proposal 3 and proposal 4 to be moot, and votes for proposal 3 and proposal 4 would not be counted.

Once a quorum is present or represented by proxy at the special meeting, the affirmative vote of at least a majority of the outstanding shares of our common stock is required to approve the Tiptree issuance, provided that the total vote cast for the issuance represents over 50% in interest of all securities entitled to vote on the proposal. The affirmative vote of at least a majority of the outstanding shares of our common stock present in person or by proxy at the special meeting and entitled to vote thereon is required to approve proposals 2, 3, 4 and 5, provided that a quorum is present CIT Group Inc., the parent of our external manager, CIT Healthcare LLC, controls approximately 38% of our issued and outstanding common stock and has indicated to us that it intends to vote all of the 7,589,040 shares it owns in favor of the Tiptree issuance, as well as proposals 2, 3, 4 and 5.

Our board of directors has unanimously approved the issuance of shares of our common stock in connection with the transaction with Tiptree and recommends that you vote “FOR” proposal 1. Our board of directors also believes that it is advisable and in the best interests of the company to abandon the plan of liquidation in favor of proposal 1 and has unanimously recommended the approval of proposal 2. Our board also unanimously recommends that you vote “FOR” proposal 3 to amend the charter to remove the REIT protective provision to facilitate the Tiptree transaction, “FOR” proposal 4 to amend the charter to reinstate the REIT protective provision 20 calendar days after the consummation of the Tiptree transaction and “FOR” proposal 5 to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve proposals 1, 2, 3 or 4.

Your vote is important. Whether or not you plan to attend the special meeting, we urge you to submit your proxy as soon as possible. You may do this by completing, signing and dating the enclosed proxy card and returning it to us in the accompanying postage paid return envelope. You may also authorize a proxy to vote your shares via the internet at www.proxyvote.com or by telephone by dialing toll-free 1-800-690-6903. Please follow the directions provided in this proxy statement. This will not prevent you from voting in person at the special meeting, but will assure that your vote will be counted if you are unable to attend the special meeting.

THANK YOU FOR YOUR ATTENTION TO THIS MATTER AND FOR YOUR CONTINUED SUPPORT OF AND INTEREST IN OUR COMPANY.

Sincerely,

/s/  Flint D. Besecker
Flint D. Besecker
Chairman of the Board of Directors

New York, New York
April [ • ], 2010

CARE INVESTMENT TRUST INC.
505 Fifth Avenue
Sixth Floor
New York, NY 10017

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
to be held on May [ • ], 2010

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Care Investment Trust Inc. will be held on May [ • ], 2010, at 10:00 a.m., local time, at the CIT Global Headquarters, 505 Fifth Avenue, Seventh Floor Room C/D, New York, NY 10017. The proxy solicitation materials were mailed to stockholders on or about April [ • ], 2010. At the special meeting, stockholders will vote upon the following proposals:

1.	To consider and vote upon a proposal to approve the issuance of shares of our common stock, par value $0.001 per share, to be issued in connection with the purchase and sale agreement, dated March 16, 2010, in which Tiptree Financial Partners, L.P. (“Tiptree”), a Delaware limited partnership, agreed to purchase shares of our common stock. The transaction is to be completed through the issuance of a minimum of 4,445,000 shares of our common stock to Tiptree at a price of $9.00 per share and is occurring in conjunction with a cash tender offer by us of $9.00 per share for up to all publicly held registered shares of our company. Tiptree has the option to purchase additional newly issued company shares if less than 16,500,000 shares are tendered in the tender offer in order to obtain ownership of up to 53.4% of the company, and if more than 18,000,000 shares are tendered (and not withdrawn) in the tender offer, then Tiptree must purchase additional newly issued company shares equal to the difference between 18,000,000 and the number of shares that are tendered (and not withdrawn) in the tender offer. The rules of the New York Stock Exchange require stockholder approval of the issuance of our common stock in the proposed transaction with Tiptree as the number of shares to be issued is 20% or more of the number of shares outstanding prior to the issuance, and if Tiptree purchases shares representing more than 50% of our outstanding common stock, the issuance will result in a change in control of the company.

2.	To consider and vote on a proposal to abandon the plan of liquidation that was approved by our stockholders on January 28, 2010 in favor of proposal 1. Proposal 2 is conditioned on proposal 1 being approved. If our stockholders do not approve proposal 1, or if the Tiptree purchase and sale agreement is terminated prior to the date of the meeting, then we would consider proposal 2 moot, and votes for proposal 2 would not be counted. If our stockholders do not approve proposal 1, we may pursue the plan of liquidation as approved by our stockholders or continue to pursue other strategic alternatives.

3.	To approve an amendment to the company’s amended and restated articles of incorporation (the “charter”) to remove section 7.2.1(a)(iii), which prohibits a Transfer (as defined in the charter) that would cause the company to be beneficially owned by less than 100 stockholders, in order to facilitate the Tiptree transaction. Proposal 3 is conditioned on proposals 1 and 2 being approved. If our stockholders do not approve proposal 1 or proposal 2, or if the purchase and sale agreement is terminated prior to the date of the special meeting, then we would consider proposal 3 to be moot, and votes for proposal 3 would not be counted.

4.	To approve an amendment to the Company’s charter to be effective 20 calendar days after the consummation of the Tiptree transaction reinstating section 7.2.1(a)(iii), which was removed by proposal 3 to facilitate the Tiptree transaction. Proposal 4 is conditioned on proposals 1, 2 and 3 being approved. If our stockholders do not approve proposal 1, proposal 2 or proposal 3, or if the Tiptree purchase and sale agreement is terminated prior to the date of the special meeting, then we would consider proposal 4 to be moot, and votes for proposal 4 would not be counted.

5.	To consider and vote on a proposal to permit the board of directors to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve proposals 1, 2, 3 or 4 above.

Provided that a quorum consisting of a majority of the shares of common stock entitled to vote is present, approval of proposal 1 requires the affirmative vote of at least a majority of the outstanding shares of our common stock in person or by proxy at the special meeting, provided that the total vote cast for the issuance represents over 50% in interest of all securities entitled to vote on the proposal 1. Approval of proposals 2, 3, 4 and 5 requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the special meeting and entitled to vote thereon, provided that a quorum is present.

Any action may be taken on the foregoing matters at the special meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the special meeting may be adjourned, or to which the special meeting may be postponed.

Our board of directors has fixed the close of business on April [ • ], 2010, as the record date for determining the stockholders entitled to notice of, and to vote at, the special meeting, and at any adjournments or postponements thereof. Only stockholders of record of our common stock at the close of business on that date will be entitled to notice of, and to vote at, the special meeting and at any adjournments or postponements thereof. A list of stockholders entitled to vote at the special meeting will be available at the special meeting and for ten (10) calendar days prior to the special meeting, between the hours of 9:00 a.m. and 4:00 p.m., local time, at our corporate offices located at 505 Fifth Avenue, 6th Floor, New York, New York 10017. You may arrange to review this list by contacting our Secretary and Chief Compliance Officer, Paul F. Hughes.

Whether or not you plan to attend the special meeting, please complete, sign, date and promptly return the enclosed proxy card, which is being solicited by our board of directors, in the postage-prepaid envelope provided. You may also authorize a proxy to vote your shares electronically via the internet at www.proxyvote.com or by telephone by dialing toll-free 1-800-690-6903. For specific instructions on voting, please refer to the instructions on the proxy card or the information forwarded by your broker, bank or other holder of record. Any proxy may be revoked by delivery of a later dated proxy. If you attend the special meeting, you may vote in person if you wish, even if you have previously signed and returned your proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

By Order of our Board of Directors,

/s/  Paul F. Hughes
Paul F. Hughes
Secretary and Chief Compliance Officer

New York, New York
April [ • ], 2010

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QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following questions and answers address briefly some questions you may have regarding the special meeting, the issuance of shares to Tiptree, the abandonment of the plan of liquidation and the amendments to our charter. These questions and answers may not address all questions that may be important to you as a shareholder of Care Investment Trust Inc. Please refer to the more detailed information contained elsewhere in this proxy statement, the exhibit to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, the terms “Care”, “company”, “we”, “our”, “ours”, and “us” refer to Care Investment Trust Inc. and its subsidiaries.

Q:	What am I being asked to vote upon?

A:	At the special meeting, we will ask you to approve the issuance of shares of our common stock, par value $0.001 per share, to be issued in connection with the purchase and sale agreement, dated March 16, 2010, in which Tiptree Financial Partners, L.P. (“Tiptree”), a Delaware limited partnership, agreed to purchase shares of our common stock. The transaction is to be completed through the issuance of a minimum of 4,445,000 shares of our common stock to Tiptree at a price of $9.00 per share and is occurring in conjunction with a cash tender offer by the company of $9.00 per share for up to all publicly held registered shares of our company. Tiptree has the option to purchase additional newly issued company shares if less than 16,500,000 shares are tendered in the tender offer in order to obtain ownership of up to 53.4% of the company, and if more than 18,000,000 shares are tendered (and not withdrawn) in the tender offer, then Tiptree must purchase additional newly issued company shares equal to the difference between 18,000,000 and the number of shares that are tendered (and not withdrawn) in the tender offer. The rules of the New York Stock Exchange require stockholder approval of the issuance of our common stock in the proposed transaction with Tiptree as the number of shares to be issued is 20% or more of the number of shares outstanding prior to the issuance, and if Tiptree purchases shares representing more than 50% of our common stock the issuance will result in a change in control of the company. In connection with the Tiptree transaction, you will also be asked to approve the abandonment of the plan of liquidation that our stockholders approved on January 28, 2010. You will also be asked to approve a proposal to amend the amended and restated articles of incorporation (“charter”) of our company to remove section 7.2.1(a)(iii), which prohibits a Transfer (as defined in the charter) that would cause the company to be beneficially owned by less than 100 stockholders, in order to facilitate the Tiptree transaction as well as a proposal to reinstate section 7.2.1(a)(iii) to our charter to be effective 20 calendar days after the consummation of the Tiptree transaction. Lastly, you are being asked to approve a proposal allowing our board of directors to adjourn the special meeting, if necessary, to permit further solicitations of proxies if there are not sufficient votes at the time of the special meeting to approve the issuance of shares to Tiptree, the abandonment of the plan of liquidation or the amendments to our charter. The proposals to approve the abandonment of the plan of liquidation and to approve the amendments to the charter are conditioned upon the approval of the issuance of shares of our common stock to Tiptree pursuant to the purchase and sale agreement. If our stockholders do not approve the issuance of our shares of common stock to Tiptree, or if the Tiptree purchase and sale agreement is terminated prior to the special meeting, then we will consider proposals 2, 3 and 4 to be moot, and the votes cast for those proposals will not be counted.

Q:	What is our board’s recommendation?

A:	Our board of directors, acting upon the recommendation of a special committee of directors comprised of Flint D. Besecker, Gerald E. Bisbee, Jr., PhD. and Karen P. Robards, unanimously recommends that the stockholders approve the proposal to issue shares to Tiptree pursuant to the purchase and sale agreement, approve the abandonment of the plan of liquidation, approve the first and second amendments to our charter and authorize our board of directors and executive officers to take all actions necessary and advisable to effect the share issuance to Tiptree including the abandonment of the plan of liquidation and the charter amendments. The special committee was formed to consider strategic options available to the company and to make recommendations to our board of directors in respect thereto. In addition, our board of directors recommends that stockholders approve the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies.

Q:	Why are we asking you to approve the issuance of shares of common stock?

A:	On March 16, 2010, we entered into a purchase and sale agreement with Tiptree, under which we have agreed to sell a minimum of 4,445,000 newly issued shares of our common stock to Tiptree at a price of $9.00 per share. In conjunction with the issuance, we will commence a tender offer for up to all publicly held registered shares of our company for cash consideration of $9.00 per share (the “tender offer”). Pursuant to the purchase and sale agreement, Tiptree has the option to purchase additional newly issued company shares if less than 16,500,000 shares are tendered in the tender offer to obtain ownership of up to 53.4% of the company, and if more than 18,000,000 shares are tendered (and not withdrawn) in the tender offer, then Tiptree must purchase additional newly issued company shares equal to the difference between 18,000,000 and the number of shares that are tendered (and not withdrawn) in the tender offer (the issuance of the 4,445,000 shares along with any other additional issuance of shares to Tiptree, the “issuance”, and the issuance and tender offer together, the “transaction”).

The New York Stock Exchange (the “NYSE”) rules require stockholder approval of the issuance of our common stock in the proposed transaction with Tiptree as the number of shares to be issued is 20% or more of the number of shares outstanding prior to the issuance, and if Tiptree purchases shares representing over 50% of our outstanding common stock the issuance will result in a change in control of the company.

You are not being asked to approve the proposed transaction itself, although if Care stockholders do not approve the issuance of shares, the abandonment of the plan of liquidation or the first amendment to the charter, the proposed transaction cannot occur.

In connection with the purchase and sale agreement, upon the closing of the issuance, the registration rights agreement with Tiptree will become effective, as further described in “The Registration Rights Agreement.”

Q:	Why are we asking you to abandon the plan of liquidation?

A:	Our board of directors, upon the recommendation of the special committee, is committed to maximizing the return of value to our stockholders and believes that the Tiptree transaction will provide greater value to our stockholders (and more quickly) than pursuing the plan of liquidation.

Q:	What percentage of the company will Tiptree own upon completion of the proposed issuance?

A:	We anticipate that there will be 20,260,152 shares of common stock eligible to be tendered in the tender offer, including up to 30,000 shares issuable to our chairman and certain of our executive officers upon the settlement of company performance share awards immediately prior to the closing of the tender offer. Pursuant to the purchase and sale agreement, Tiptree agreed to purchase a minimum of 4,445,000 shares of our common stock. However, if more than 18,000,000 shares are tendered (and not withdrawn) in the tender offer being conducted in conjunction with the issuance, Tiptree must purchase additional newly issued company shares equal to the difference between 18,000,000 and the actual number of shares tendered (and not withdrawn) in the tender offer in addition to the 4,445,000 shares. If, instead, less than 16,500,000 shares of our common stock are tendered, Tiptree has the option to purchase additional newly issued shares to obtain ownership of up to 53.4% of the company. For example, if 14,000,000 shares are tendered, Tiptree is required to purchase 4,445,000 shares and has the option to purchase an additional 2,740,000 shares for a total of 7,185,000 shares of our common stock, resulting in Tiptree owning 53.4% of the company after the consummation of the tender offer. If, however, 19,000,000 shares of our common stock are tendered (and not withdrawn), Tiptree must purchase a total of 5,445,000 shares, resulting in Tiptree owning 81.2% of the company after consummation of the tender offer. See “Proposal One: Issuance of Care Common Stock to Tiptree — Description of Transaction.”

Q:	What will I receive in the proposed issuance?

A:	We are seeking your approval, with respect to the issuance, so that we can sell to Tiptree pursuant to the purchase and sale agreement the securities described above in return for an aggregate purchase price of at least $40,005,000 in cash, up to a required maximum of $60,346,368 in cash, or at the option of Tiptree a possible higher amount, if less than 16,500,000 shares are tendered in the tender offer, which we will use, along with cash on hand, to effectuate the tender offer. For a more complete illustration of the proposed issuance, see the section titled “Proposal One: Issuance of Care Common Stock to Tiptree — Description of the Transaction.” If you tender shares in the tender offer, and the conditions to the tender offer are met, you will receive $9.00 for each share tendered. You will not otherwise receive any portion of the proceeds of the issuance.

Q:	Why is the Company seeking a stockholder vote in connection with the issuance?

A:	The NYSE rules require stockholder approval of the issuance of stock if the number of shares to be issued is 20% or more of the number of shares outstanding prior to the issuance. In addition, the NYSE rules require stockholder approval if an issuance will result in a change of control of the company.

Q:	Why is the Company seeking a stockholder vote in connection with abandoning the plan of liquidation?

A:	Maryland law requires that any corporation that receives stockholder approval to dissolve or liquidate must obtain additional stockholder approval to abandon any plan of dissolution or liquidation.

Q:	Why is the Company seeking approval of the amendments to our charter?

A:	Section 7.2.1(a)(iii) of our charter provides that any Transfer (as defined in the charter, but which includes an issuance of common stock by us) is void if such Transfer results in our common stock being beneficially owned by less than 100 stockholders which provision is intended to protect our status as a REIT. Depending upon the success of our tender offer, which will result in a reduction in the number of our stockholders, and which will be completed immediately prior to our issuance of common stock to Tiptree, section 7.2.1(a)(iii) may have the effect of invalidating the purchase of common stock by us in the tender offer and the issuance of common stock to Tiptree under our charter if the tender offer leaves us with fewer than 100 stockholders. Therefore, we propose to amend the charter to facilitate the Tiptree transaction. We propose a second amendment to the charter, to be effective 20 calendar days following the consummation of the Tiptree transaction, which will reinstate the REIT protective provision in order to ensure that the company’s REIT status is protected going forward.

Q:	Am I entitled to dissenters’ rights?

A:	No. You will have no right under Maryland law to dissenters’ rights with respect to your shares of common stock in connection with the issuance or the other transactions contemplated herein.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at the CIT Global Headquarters, 505 Fifth Avenue, 7th Floor, Room C/D, New York, New York 10017, on May [ • ], 2010, at 10:00 a.m. local time.

Q:	What vote is required to approve the proposals?

A:	To approve the issuance to Tiptree, a majority of the votes cast in person or by proxy at the special meeting must be voted “FOR” the approval of the issuance, provided that the total vote cast for the issuance represents over 50% in interest of all securities entitled to vote on the proposal, or 10,150,000 shares of our outstanding common stock. Our abandonment of the plan of liquidation proposal, amendments to our charter proposals and adjournment proposal require a majority of the votes cast in person or by proxy at the special meeting to be voted “FOR” the respective proposal provided that a quorum is present.

Q:	How does the Company’s board of directors and special committee recommend that I vote?

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A:	Our board and special committee both unanimously recommend that our stockholders vote “FOR” the approval of the issuance to Tiptree, “FOR” the abandonment of the plan of liquidation and “FOR” the amendments to our charter. You should read “Proposal One: Issuance of Care Common Stock to Tiptree — Reasons for the Transaction” for a discussion of the factors that our board considered in deciding to recommend abandoning the plan of liquidation in favor of the Tiptree transaction.

Q.	What will happen if our stockholders do not approve the issuance to Tiptree or the abandonment of the plan of liquidation?

A:	If our stockholders do not approve the issuance to Tiptree or the proposal to abandon the plan of liquidation, the company will not be able to move forward with the transaction with Tiptree, and we may pursue the plan of liquidation previously approved by our stockholders or, following termination of the Tiptree purchase and sale agreement, entertain other proposals from third parties to enter into an alternative transaction that returns value to our stockholders, and, if required by applicable law, we will seek stockholder approval for any such alternative transaction.

Q:	Are there any interests in abandoning the plan of liquidation in favor of the Tiptree transaction that differ from my own?

A:	Yes. Our directors and executive officers have interests in the transaction that are different from your interests as a stockholder, including the following:

•	Flint D. Besecker, the chairman of the board, holds a performance share award that entitles him to receive 10,000 additional shares, which will represent $90,000 in value if the tender offer is completed.

•	Salvatore (Torey) V. Riso, Jr., our chief executive officer, holds a performance share award that entitles him to receive 10,000 additional shares, which will represent $90,000 in value if the tender offer is completed.

•	Paul F. Hughes, our chief financial officer, holds a performance share award that entitles him to receive 6,000 additional shares, which will represent $54,000 in value if the tender offer is completed.

In addition, our manager and largest stockholder, CIT Healthcare LLC, has interests in the transaction that are different from your interests as a stockholder. Our manager acquired a warrant, dated September 30, 2008, to purchase 435,000 shares of our common stock at an exercise price of $17.00 per share. On March 16, 2010, our manager entered into a warrant purchase agreement with Tiptree, pursuant to which our manager will sell its warrant to purchase the 435,000 shares of our company’s common stock in exchange for $100,000 effective upon the closing of the transaction with Tiptree.

Consequently, these individuals and our manager may be more likely to support the Tiptree transaction than might otherwise be the case if they did not expect to receive those payments. Our board of directors and the special committee each was aware of these interests and considered them in making their recommendations. For further information regarding these and other interests that differ from your interests please see the section titled “Proposal One: Issuance of Care Common Stock to Tiptree — Interests of Certain Persons in the Tiptree Transaction.”

Q.	When do you expect the transaction to be completed?

A.	The transaction includes a tender offer, which will commence at or near the time this solicitation commences, and is scheduled to expire (unless extended) on or about the date of the special meeting. Stockholder approval of the issuance of common stock to Tiptree, the abandonment of our plan of liquidation and the first amendment to our charter are also conditions to the closing of the Tiptree transaction. There are also additional conditions to the closing of both the tender offer and the Tiptree issuance that must be met or, if applicable, waived, in order for the transaction to be completed. The tender offer is currently anticipated to expire on [ • ], subject to our rights to extend the offer. Assuming the tender offer is completed and the other conditions to the closing of the issuance are met or, if applicable, waived, we anticipate closing the issuance promptly after completion of the tender offer. For a more complete discussion of the timing of the offer, please see the section captioned “Proposal One: Issuance of Care Common Stock to Tiptree — Timing of the Transaction.”

Q:	What other matters will be voted on at the special meeting?

A:	In addition to asking you to vote on the abandonment of the plan of liquidation proposal and the issuance to Tiptree proposal, we are asking you to consider and vote on a proposal to permit our board of directors to amend our charter to remove section 7.2.1(a)(iii) in order to facilitate the Tiptree transaction (the “first amendment proposal”). We are also asking you to vote on an amendment to our charter to be effective 20 calendar days following the consummation of the Tiptree transaction to reinstate section 7.2.1(a)(iii) (the “second amendment proposal”). Additionally, we are asking you to vote to adjourn the special meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes present at the time of that meeting to approve the issuance of shares to Tiptree, the abandonment of the plan of liquidation in favor of the Tiptree transaction and the first and second charter amendments (the “adjournment proposal”).

Other than the issuance to Tiptree proposal, the plan of liquidation proposal, first amendment proposal, second amendment proposal and the adjournment proposal, we do not expect to ask you to vote on any other matters at the special meeting.

Q:	Who is entitled to vote at the meeting?

A:	If our records show that you were a holder of our common stock at the close of business on April [ • ], 2010 which is referred to in this proxy statement as the “record date,” you are entitled to receive notice of the meeting and to vote the shares of common stock that you held on the record date.

Q:	How many shares can vote?

A:	As of the close of business on the record date, 20,230,152 shares of common stock of the company were issued and outstanding and entitled to vote. There is no other class of voting securities outstanding. You are entitled to one (1) vote for each share of common stock you held as of the close of business on the record date.

Q:	What constitutes a quorum?

A:	A quorum refers to the number of shares that must be in attendance at a meeting to lawfully conduct business. The presence in person or by proxy of stockholders entitled to cast a majority of all of the votes entitled to be cast will constitute a quorum for the transaction of business at the meeting.

Q:	What effect will abstentions have on the vote approval for the various proposals?

A:	Approval of the abandonment of the plan of liquidation proposal, the first and second amendment proposals and the adjournment proposal will each require the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the special meeting and entitled to vote thereon, provided that a quorum is present. As a result, an abstention will have the same effect as a vote against such proposal. To approve the issuance to Tiptree, a majority of the votes cast in person or by proxy at the special meeting must be voted “FOR” the approval of the issuance, provided that the total votes cast for the issuance represents over 50% in interest of all securities entitled to vote on the proposal. For purposes of the vote on issuance to Tiptree proposal, abstentions will have the same effect as votes against the proposal, unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event abstentions and broker non-votes will not have any effect on the result of the vote.

Q:	What effect will broker non-votes have on the vote approval for the various proposals?

A:	A broker non-vote occurs when stockholders who hold their shares of common stock in “street name” through brokers fail to provide such brokers with specific instructions on how to vote the shares, and the brokers do not have discretion to vote the shares under applicable stock exchange rules. We believe that brokers will not have discretion to vote uninstructed shares on the issuance to Tiptree proposal, the abandonment of the liquidation proposal and the first and second amendment proposals under applicable stock exchange rules, so it is possible that there may be “broker non-votes” in respect to these proposals. For purposes of the abandonment of the plan of liquidation proposal the amendment proposals and the adjournment proposal, a broker non-vote will have the same effect as a vote against the proposals. For purposes of the vote on the issuance to Tiptree proposal, broker non-votes will have the same effect as votes against the proposal, unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event broker non-votes will not have any effect on the result of the vote.

Q:	What happens if I do not vote?

A:	If you do not vote, it will have the same effect as a vote against the abandonment of the plan of liquidation proposal, the issuance to Tiptree proposal and the first and second amendment proposals but will have no effect on the adjournment proposal.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. Not unless you provide your broker with instructions on how to vote. You should follow the procedures provided by your broker regarding how to instruct them to vote your shares.

Q:	How do I vote?

A:	Whether or not you plan to attend the special meeting, please complete, sign, date and promptly return the enclosed proxy card, which is being solicited by our board of directors, in the postage-prepaid envelope provided. You may also authorize a proxy to vote your shares electronically via the internet at www.proxyvote.com or by telephone by dialing toll-free 1-800-690-6903. For specific instructions on voting, please refer to the instructions on the proxy card or the information forwarded by your broker, bank or other holder of record. Any proxy may be revoked by delivery of a later dated proxy. If you attend the special meeting, you may vote in person if you wish, even if you have previously signed and returned your proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

Q:	What should I do now?

A:	You should complete, date and sign your proxy card and return it promptly in the enclosed postage-paid envelope, or authorize a proxy to vote your shares by internet at www.proxyvote.com or telephone at 1-800-690-6903, as soon as possible so that your shares may be represented at the special meeting, even if you plan to attend the special meeting in person.

Q:	Can I change my vote after I return my proxy card or after I authorize a proxy to vote my shares by telephone or over the internet?

A:	If you are a “record” holder, even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the special meeting by delivering to our secretary a written notice of revocation or a properly signed proxy bearing a later date, or by attending the special meeting and voting in person (although attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request). To revoke a proxy previously submitted by telephone or over the internet, you may simply authorize a proxy again at a later date, using the same procedures, in which case your shares will be voted in accordance with the later submitted proxy and not the earlier proxy.

If you hold shares of our common stock in “street name,” you will need to contact the institution that holds your shares and follow its instructions for revoking a proxy.

Q:	Do I have appraisal rights?

A:	No. Section 5.4 of our charter provides that our stockholders shall not be entitled to exercise any rights of appraisal or similar rights of an objecting stockholder unless provided for by our board of directors. Our board of directors has not provided such rights in connection with the issuance to Tiptree.

Q:	Who will bear the costs of soliciting votes for the meeting?

A:	We will bear the entire cost of the solicitation of proxies from our stockholders. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors and officers and employees of our manager who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to our stockholders.

Q:	Who can help answer my questions?

A:	If you have additional questions about the transaction with Tiptree, or would like additional copies of this proxy statement, you should contact Salvatore (Torey) V. Riso, Jr. at 212-771-0505 or in writing to Care Investment Trust Inc., 505 Fifth Avenue, 6th Floor, New York, New York 10017, Attention: Salvatore (Torey) V. Riso, Jr., Chief Executive Officer and President.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. For additional information concerning the issuance to Tiptree, the abandonment of the plan of liquidation and the amendments to our charter, you should read this entire proxy statement, including the exhibit, and the other documents referenced in this proxy statement. A copy of the form of the charter amendment we intend to file with the Maryland Department of Assessments and Taxation is included as Exhibit A to this proxy statement. The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing elsewhere in this proxy statement.

Our Business

We are an externally managed real estate investment trust (“REIT”) that was formed to invest in healthcare-related real estate and mortgage debt. We were incorporated in Maryland in March 2007, and we completed our initial public offering on June 27, 2007. As a REIT, we are generally not subject to income taxes. To maintain our REIT status, we are required to distribute annually as dividends at least 90% of our REIT taxable income, as defined by the Internal Revenue Code of 1986, as amended (the “Code”), to our stockholders, among other requirements. If we fail to qualify as a REIT in any taxable year, we would be subject to U.S. federal income tax on our taxable income at regular corporate tax rates.

We were originally positioned to make mortgage investments in healthcare-related properties, and to invest in healthcare-related real estate, through utilizing the origination platform of our external manager, CIT Healthcare LLC (“CIT Healthcare”). We acquired our initial portfolio of mortgage loan assets from our manager in exchange for cash proceeds from our initial public offering and common stock. In response to dislocations in the overall credit market, and in particular the securitized financing markets, in late 2007, we redirected our focus to place greater emphasis on healthcare-related real estate investments. For more information on our business see the section entitled “Description of Business” on page 16 below.

The Special Meeting

The special meeting will be held on [ • ], May [ • ], 2010, at 10:00 a.m. local time, at the CIT Global Headquarters, 505 Fifth Avenue, Seventh Floor Room C/D, New York, NY 10017. For more information on the special meeting, see the section entitled “The Special Meeting” on page 13 below.

Vote Required

To obtain approval of the abandonment of the plan of liquidation and the first and second amendments to our charter, the affirmative vote of the holders of not less than a majority of the shares of common stock present in person or by proxy at the special meeting and entitled to vote must be cast in favor of the abandonment of the plan of liquidation proposal and the first and second amendments to our charter proposals, provided that a quorum is present. A stockholder’s failure to return a proxy or give instructions to his or her broker or abstention from voting will have the same effect as an affirmative vote against these proposals and, consequently, the abandonment of the plan of liquidation and the first and second amendments to our charter. To obtain approval of the issuance to Tiptree, the affirmative vote of the holders of not less than a majority of the shares of common stock issued and outstanding and entitled to vote must be cast in favor of the issuance proposal, provided that the total vote cast for the issuance represents over 50% in interest of all securities entitled to vote on the proposal. For purposes of the vote on the issuance to Tiptree proposal, broker non-votes will have the same effect as votes against the proposal, unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event broker non-votes will not have any effect on the result of the vote. CIT Group Inc., the parent of our external manager, CIT Healthcare, controls approximately 38% of our issued and outstanding common stock and has indicated to us that it intends to vote all of the 7,589,040 shares it owns in favor of the issuance to Tiptree, abandonment of the plan of liquidation and the first and second amendment proposals.

Record Date for Voting

The close of business on April [ • ], 2010 is the record date for determining eligibility to vote at the special meeting. Each holder of our common stock on the record date will be entitled to one vote per share on all matters coming before the special meeting. On the record date, there were 20,230,152 shares of our common stock outstanding and entitled to vote at the special meeting.

The Tiptree Transaction

Background of the Transaction

Our operating strategy originally involved acquiring additional mortgage assets on a leveraged basis through the use of short-term borrowing facilities such as warehouse lines of credit and longer-term funding through securitization structures such as collateralized debt obligations or commercial mortgage-backed securities. In late 2007, due to severe dislocations in the credit markets, including the effective closure of the securitized financing markets, we shifted our operating strategy to place greater emphasis on acquiring high quality healthcare-related real estate investments and away from mortgage assets. As it became more difficult to raise additional capital through the equity and debt markets to fund our transactions, our board formed a special committee of Gerald E. Bisbee, Jr., PhD., Kirk E. Gorman and Karen P. Robards, each of whom was and is deemed an independent director under the rules of the New York Stock Exchange and our own independence definition. Flint D. Besecker was later appointed to the special committee in October 2008, and Mr. Gorman resigned from the special committee and our board of directors in October 2009, due to time constraints resulting from his other business commitments. The special committee was authorized and empowered to, among other things, explore with any potentially interested party the terms of any strategic transaction with the company and make a recommendation to the board with respect to such strategic transactions. We also engaged Credit Suisse Securities (USA) LLC (“Credit Suisse”) an affiliate of Credit Suisse AG, as our exclusive financial advisor to assist us in evaluating potential strategic alternatives available to the company. In October 2008, we began a formal sale process that ultimately did not prove successful.

On December 10, 2009, our special committee recommended and our board of directors approved the adoption of a plan of liquidation which estimated the total liquidation value range for our assets at between $8.05 and $8.90 per share. Our stockholders approved the plan of liquidation on January 28, 2010.

On January 21, 2010, we received a proposal from Tiptree Financial Partners, L.P., a Delaware limited partnership, which had approached us twice before in 2009 with written proposals to acquire the company or a controlling stake in the company. After extensive negotiations, on March 15, 2010, the special committee and our board approved a purchase and sale agreement with Tiptree which provides that Care will sell to Tiptree for a purchase price of $9.00 per share, a minimum of 4,445,000 shares of the company’s newly issued common stock, and potentially additional shares depending on the number of shares tendered in an issuer tender that we are contractually obligated to make for up to all of our outstanding common stock at the same $9.00 per share price. The purchase and sale agreement also contains a condition to closing that at least three of our five directors shall resign effective as of the closing of the transaction, and the remaining Care directors shall fill the resulting vacancies on our board with candidates provided by Tiptree. In connection with the Tiptree transaction, we expect to terminate our management agreement with CIT Healthcare LLC. We expect that, after the closing of the transaction, subject to a 60-day transition period, Care will be advised by TREIT Management, an affiliate of Tricadia Capital Management LLC, which is the manager of Tiptree.

In approving the Tiptree transaction, our board of directors and our special committee consulted with our management and our financial and legal advisors and considered the following factors:

•	the extensive sale process for the company undertaken over a period of more than one year, led by Credit Suisse, wherein the company received, evaluated and negotiated numerous strategic alternatives, including many offers to acquire all of the issued and outstanding common stock of the company through a merger, tender offer or similar business combination, none of which was successful;

•	our stockholders’ approval, at a special meeting held on January 28, 2010, of our plan of liquidation, which involved a complete liquidation of Care’s assets over time at an estimated total liquidation value range of $8.05-$8.90 per share, compared to the price that Tiptree will pay ($9.00 per share) and the price offered to the company’s stockholders ($9.00 per share) in the tender offer;

•	the tender offer is for up to 100% of our outstanding common stock and thus presents an opportunity for all of our stockholders to receive, on a current basis, $9.00 in cash for each share of common stock that they own, rather than having to wait for assets to be disposed of and cash proceeds distributed pursuant to the plan of liquidation;

•	the price offered to our stockholders in the tender offer of $9.00 per share is the same price that Tiptree, an unaffiliated third party, agreed to pay for our common stock pursuant to the purchase and sale agreement;

•	the purchase price of $9.00 per share payable to the company by Tiptree and payable to the company’s stockholders in the tender offer represents a 7.7% premium over the closing price of the company’s common stock on the NYSE on Monday, March 15, 2010 ($8.36), the last trading day prior to the public announcement of the execution of the purchase and sale agreement, and a 6.4% premium over the highest closing price ($8.46) of the company’s common stock during the 52-week period preceding such date;

•	Tiptree has agreed to assume certain closing-related risks pertaining to our pending litigation with Cambridge Holdings, which other interested parties were not willing to do;

•	stockholders seeking to monetize their investment may do so by tendering shares, and stockholders who wish to remain stockholders may do so by not tendering shares; and

•	the execution risks associated with the proposed plan of liquidation are likely greater than the execution risk of the Tiptree transaction.

Our special committee and board of directors believed that each of the above factors generally supported its determination and recommendation. Our special committee and board of directors also considered and reviewed with management a number of potentially negative factors concerning the transaction with Tiptree, including those listed below:

•	there is no assurance that we will be successful in our tender offer and have the minimum number of shares tendered for the transaction to close;

•	the fact that Cambridge Holdings has asserted a right to approve any sale or disposition of our direct or indirect interests in the Cambridge portfolio, including a change in control of the company;

•	the actual or potential conflicts of interest which certain of our executive officers and our directors have in connection with the transaction with Tiptree, including those specified under the heading “Risk Factors” and “Interests of Certain Persons in the Tiptree Transaction”;

•	the costs to be incurred by our company in connection with execution of the transaction and the tender offer, including significant accounting, financial advisory and legal fees; and

•	the possibility that stockholders may, depending on their tax basis in their stock, recognize taxable gains (ordinary and/or capital gains) in connection with the completion of the transaction.

For more information on the background of the Tiptree transaction and the reasons for the Tiptree transaction see the section entitled “Proposal One: Issuance of Care Common Stock to Tiptree” on page 21 below.

Recommendation of Our Board of Directors and the Special Committee

Our special committee and our board of directors recommend that you vote “FOR” the issuance to Tiptree, the abandonment of the plan of liquidation, the first and second amendments to our charter and the proposal to adjourn the special meeting if necessary.

Interests in the Transaction That Differ from Your Interests

The Tiptree transaction involves an issuer tender offer. Our directors and executive officers have interests in the Tiptree transaction that are different from your interests as a stockholder, including the following:

•	Flint D. Besecker, the chairman of the board, holds a performance share award that entitles him to receive 10,000 additional shares, which will represent $90,000 in value if the tender offer is completed.

•	Salvatore (Torey) V. Riso, Jr., our chief executive officer, holds a performance share award that entitles him to receive 10,000 additional shares, which will represent $90,000 in value if the tender offer is completed.

•	Paul F. Hughes, our chief financial officer, holds a performance share award that entitles him to receive 6,000 additional shares, which will represent $54,000 in value if the tender offer is completed.

In addition, our manager, CIT Healthcare LLC, has interests in the transaction that are different from your interests as a stockholder. Our manager acquired a warrant, dated September 30, 2008, to purchase 435,000 shares of our common stock at an exercise price of $17.00 per share. On March 16, 2010, our manager entered into a warrant purchase agreement with Tiptree, pursuant to which our manager will sell its warrant to purchase the 435,000 shares of our company’s common stock in exchange for $100,000 effective upon the closing of the transaction with Tiptree.

Consequently, these individuals and our manager may be more likely to support the transaction with Tiptree than might otherwise be the case if they did not expect to receive those payments. Our board of directors and the special committee each was aware of these interests and considered them in making their recommendations. For further information regarding these and other interests that differ from your interests please see the section titled “Proposal One: Issuance of Care Common Stock to Tiptree — Interests of Certain Persons in the Tiptree Transaction” on page 41.

Risk Factors

For more information on the risks associated with the transaction and the issuance to Tiptree, see the section entitled “Risk Factors” on page 5 below.

RISK FACTORS

There are many risks associated with our business, the plan of liquidation, the transaction with Tiptree, the conflicts of interests that arise out of our relationship with our external manager, CIT Healthcare LLC, the healthcare industry in general, our healthcare-related investments in particular and our tax status as a REIT. These risks are described in the “Risk Factors” section of our annual report on Form 10-K for the year ended December 31, 2009, and in subsequently filed Form 10-Q quarterly reports, each of which are incorporated herein by reference. In addition to these risks, you should consider the following additional risks associated with the proposed transaction with Tiptree and the issuance of shares to Tiptree when deciding how to vote on that proposal, the abandonment of the plan of liquidation proposal and the proposals to amend our charter.

Risks Related to the Tiptree Transaction

The Tiptree issuance is subject to conditions, and there can be no assurance that these conditions will be met.

Pursuant to the purchase and sale agreement, Tiptree’s obligation to purchase common stock is subject to certain conditions being met, including: (i) the representations and warranties of the company in the purchase and sale agreement being true and correct; (ii) the company performing all covenants and obligations required to be performed under the purchase and sale agreement, (iii) the registration rights agreement remaining in full force and effect, (iv) the receipt of certain consents and approvals, (v) the absence of a Company Material Adverse Effect (as defined in the purchase and sale agreement), (vi) the resignation of at least three of our current directors and the appointment by Care’s board of directors of candidates acceptable to Tiptree to fill the resulting vacancies, (vii) the receipt of an opinion of counsel regarding the validity of the shares issued to Tiptree, (viii) the absence of any restraining orders or injunctions relating to the contemplated transactions, and (ix) the receipt by Tiptree of a certificate from the company certifying as to the foregoing conditions. If any one or more of these conditions is not met, or waived, then the Tiptree issuance will not be completed and the tender offer will not be consummated.

The tender offer contemplated in the Tiptree transaction is subject to conditions, and there can be no assurance that these conditions will be met.

Pursuant to the purchase and sale agreement, our obligation to accept for payment shares validly tendered and not withdrawn on the expiration date of the tender offer is subject to the following conditions being met: (i) there being validly tendered and not withdrawn prior to the expiration date a minimum of 10,300,000 shares of our common stock, (ii) Tiptree having deposited in escrow the maximum amount of funds required to be deposited pursuant to the purchase and sale agreement (which Tiptree is only required to do if the conditions to closing of the issuance, including stockholder approval, have been satisfied), (iii) approval by our stockholders of proposal 1, proposal 2 and proposal 3, (iv) any waiting period applicable to the contemplated transactions having expired or been terminated under the Hart-Scott-Rodino Antitrusts Improvements Act of 1976, as amended, (v) the representations and warranties of Tiptree in the purchase and sale agreement being true and accurate, (vi) the performance by Tiptree of the covenants and obligations required under the purchase and sale agreement, (vii) the escrow agreement being in full force and effect, (viii) the receipt of certain consents, (ix) the absence of any temporary restraining order, injunction or court order preventing the consummation of the contemplated transactions, or any statute, rule, regulation, or order preventing or prohibiting the consummation of the contemplated transactions and (x) the absence of any Purchaser Material Adverse Effect (as defined herein). If any one or more of these conditions is not met or waived, then we will have the right, under certain circumstances, to terminate the tender offer. If we do so, the Tiptree issuance will not be consummated.

Even if the conditions to completion of the Tiptree transaction and the associated tender offer are met, there can be no assurance that these transactions will be completed in a timely manner, under the same terms, or at all.

There can be no assurance that the Tiptree transaction and the associated tender offer will be completed in a timely manner, under the same terms, or at all. If the Tiptree transaction is terminated for any reason, then the tender offer will also be terminated, and you will not receive the $9.00 purchase price for your common stock in the tender offer.

Our stock may be delisted from the New York Stock Exchange.

Under the rules of the New York Stock Exchange, the exchange may commence delisting proceedings against us if (i) the average closing price of our common stock falls below $1.00 per share over a 30-day consecutive trading period, (ii) our average market capitalization falls below $15 million over a 30-day consecutive trading period, (iii) we fall below 400 stockholders or (iv) we lose our REIT qualification. Notwithstanding the fact that Tiptree has covenanted to us in the purchase and sale agreement to use commercially reasonable efforts to maintain our NYSE listing for one year following the closing of the transaction, if the tender offer being conducted in connection with the transaction reduces the number of our total stockholders below 400 holders or we fail to continue to meet any of the other requirements for continued listing, the exchange may commence delisting proceedings against us if we are not able to cure the deficiency in a timely manner. If our common stock is delisted, our stockholders may have difficulty trading our common stock on the secondary market, which could adversely affect both its price and liquidity.

Our stock may have substantially less trading volume and liquidity following the Tiptree transaction.

Stockholders who choose not to tender their shares in the Tiptree transaction may experience significantly reduced trading volume and liquidity in our common stock. Following completion of the tender offer, the company may have substantially reduced “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets) and will likely have fewer stockholders. Additionally, as a result of the Tiptree transaction, Tiptree will likely acquire a controlling interest in the company. These factors may reduce the volume of trading in our shares and make it more difficult to buy or sell significant amounts of our shares without materially affecting the market price.

We may fail to qualify as a REIT if we have less than 100 beneficial owners of our common stock.

The Code requires that all REITs have a minimum of 100 beneficial owners of common stock for at least 335 days out of any tax year. If the tender offer being conducted in connection with the transaction results in us having fewer than 100 beneficial owners, and we are not able to cure this deficiency in a timely manner, we may fail to qualify as a REIT for our tax year ending December 31, 2010, including the portion of such year preceding the closing of the tender offer, or a subsequent year. In this respect, proposal 3 would remove from our charter the REIT protective provision that prohibits any transfer of capital stock that would cause the company to be beneficially owned by less than 100 stockholders. Proposal 4 would reinstate the REIT protective charter provision 20 calendar days after the consummation of the Tiptree transaction in order to protect our REIT status going forward.

Loss of our status as a REIT would have significant adverse consequences to us and the value of our common stock.

If we lose our status as a REIT, we will face serious tax consequences that may substantially reduce the funds available for satisfying our obligations and for distribution to our stockholders for each of the years involved because:

•	We would be subject to federal income tax as a regular corporation and could face substantial tax liability;

•	We would not be allowed a deduction for dividends paid to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

•	We also could be subject to the federal alternative minimum tax and possibly increased state and local taxes;

•	Corporate subsidiaries could be treated as separate taxable corporations for U.S. federal income tax purposes;

•	Any resulting corporate tax liability could be substantial and could reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of, and trading prices for, our common stock; and

•	Unless we are entitled to relief under statutory provisions, we will not be able to elect REIT status for four taxable years following the year during which we were disqualified.

In addition, if we fail to qualify as a REIT, all distributions to stockholders would continue to be treated as dividends to the extent of our current and accumulated earning and profits, although corporate stockholders may be eligible for the dividends received deduction and individual stockholders may be eligible for taxation at the rates generally applicable to long-term capital gains through 2010 (currently at a maximum rate of 15%) with respect to dividend distributions. We would no longer be required to pay dividends to maintain REIT status.

We may be limited in our ability to use our losses and credits against future income and gain as a result of the issuance of our shares to Tiptree and the redemption of our shares pursuant to the tender offer.

The Code limits the amount of losses and credits generated before a 50% change in ownership of a corporation that can be used to offset post-change income and gain. In general, the annual limitation is equal to the value of the corporation immediately prior to the ownership change multiplied by the long-term tax-exempt rate, as published in the Federal Register (currently 4.03%). We anticipate that the issuance of our shares to Tiptree, combined with the reduction in our outstanding shares as a result of the tender offer, will result in such an ownership change. Accordingly, the amount of post-change income and gain that may be offset by our pre-change tax assets may be lower than if no change in ownership had occurred.

We intend to terminate our relationship with CIT Healthcare LLC (“CIT Healthcare”), our existing manager, in connection with the transaction with Tiptree and it is intended that we will thereafter be managed by an affiliate of Tiptree. There is no guarantee that the new manager will be successful in operating the Company or will operate our business consistent with past practice.

If the Tiptree transaction is consummated, the company intends to terminate its existing management agreement with CIT Healthcare, hire certain employees and enter into a management agreement with TREIT Management, LLC (“TREIT Management”), an affiliate of Tricadia Capital Management LLC, which is the manager of Tiptree. We expect to provide CIT Healthcare with a notice of termination of the management agreement and TREIT Management will transition into the role of manager over an approximately 60-day transition period. Notwithstanding the asset management, credit-related and other relevant experience of Tiptree’s affiliates and their personnel, TREIT Management has not previously managed our existing assets and therefore has limited familiarity and experience with those assets. Accordingly, TREIT Management may not be as successful in managing our assets or business generally as a manager or persons with more familiarity and experience with those assets or our business. Furthermore, TREIT Management and its affiliates may not be successful in hiring or retaining qualified employees to manage our business. If TREIT Management is unable to successfully manage our business, it could materially adversely affect our business, financial condition and results of operations, which could adversely affect the price of our common stock.

Our new management agreement with TREIT Management will be with an affiliate and will therefore not have the benefit of arms length negotiations.

The new management agreement with TREIT Management will be negotiated between related parties, given the ownership of our company by Tiptree following the consummation of the Tiptree transaction, although it is expected that our independent directors will be required to approve the agreement. As a result, the company will not have the benefit of arms-length negotiations of the type normally conducted with an unaffiliated third party and the terms, including fees payable, may not be as favorable as if we did engage in negotiations with an unaffiliated third party. In addition, we may choose not to enforce, or to enforce less vigorously, our rights under a management agreement with TREIT Management because of our desire to maintain our ongoing relationship with our manager.

We may encounter conflicts of interest in connection with our being managed by TREIT Management.

We anticipate that the management services to be provided by TREIT Management under its management agreement with us will not be exclusive to the company. TREIT Management and/or its affiliates engage in a broad spectrum of activities, including investment advisory activities, and have extensive investment and other business activities that are independent from, and may from time to time conflict with, our business activities and strategies. Certain affiliates of TREIT Management may advise, sponsor, act as manager to or own other investment vehicles and other persons or entities that have investment and/or business objectives that overlap with our business plan and that may, therefore, compete with us for asset acquisition, disposition and other business opportunities. Other vehicles currently managed by affiliates of TREIT Management have investment objectives which may overlap, in part, with our business plan, and future vehicles and/or businesses owned or managed by affiliates of TREIT Management may present similar overlap. We could therefore face a number of conflicts of interest with TREIT Management, Tiptree and/or their other affiliates with respect to the allocation of business opportunities. We could make co-purchases or co-sales alongside funds managed by TREIT Management or its affiliates or otherwise participate in asset acquisitions or dispositions in which such funds have an interest, which could also result in conflicts of interest.

Furthermore, following consummation of the Tiptree transaction, one or more of our directors and/or our officers also are expected to serve as officers or directors of Tiptree, TREIT Management and/or one or more of their existing or future affiliates. These individuals could therefore have obligations to the investors in such entities which may, in particular circumstances, conflict with our interests or those of stockholders. While our board is expected to have at least two independent directors who are unaffiliated with Tiptree, TREIT Management and/or their affiliates to address potential conflicts of interest, we may be adversely impacted as a result of such conflicts of interest.

Our officers and directors and our manager may have conflicts of interest that may influence their support of the Tiptree transaction.

Our directors and executive officers have interests in the Tiptree transaction that are different from your interests as a stockholder, including the following:

•	Flint D. Besecker, the chairman of the board, holds a performance share award that entitles him to receive 10,000 additional shares, which will represent $90,000 in value if the tender offer is completed.

•	Salvatore (Torey) V. Riso, Jr., our chief executive officer, holds a performance share award that entitles him to receive 10,000 additional shares, which will represent $90,000 in value if the tender offer is completed.

•	Paul F. Hughes, our chief financial officer, holds a performance share award that entitles him to receive 6,000 additional shares, which will represent $54,000 in value if the tender offer is completed.

In addition, our manager, CIT Healthcare LLC, has interests in the Tiptree transaction that are different from your interests as a stockholder. Our manager acquired a warrant, dated September 30, 2008, to purchase 435,000 shares of our common stock at an exercise price of $17.00 per share. On March 16, 2010, our manager entered into a warrant purchase agreement with Tiptree, pursuant to which our manager will sell its warrant to purchase the 435,000 shares of our company’s common stock in exchange for $100,000 effective upon the closing of the transaction with Tiptree.

Consequently, these individuals and our manager may be more likely to support the transaction with Tiptree than might otherwise be the case if they did not expect to receive those payments. Our board of directors and the special committee each was aware of these interests and considered them in making their recommendations. For further information regarding these and other interests that differ from your interests please see the section titled “Proposal One: Issuance of Care Common Stock to Tiptree — Interests of Certain Persons in the Tiptree Transaction” on page 41.

Cambridge Holdings may seek to delay or prevent the transaction with Tiptree.

Cambridge Holdings, our partner in the Cambridge medical office building portfolio, has asserted that it possesses the contractual right to approve any transfer, either directly or indirectly, of our interests in the portfolio, including a transfer of control of our company to Tiptree through the issuance of a controlling equity stake in our company and a related issuer tender offer. We disagree with Cambridge Holdings’ assertion and strongly believe that the transactions contemplated hereby do not require the approval of Cambridge Holdings. We contend that Cambridge Holdings does not have the indirect right to control the activities of our company or any of our subsidiaries other than the entity through which we made our direct investment in the portfolio, and therefore Cambridge Holdings does not have the right to approve (or disapprove) of the transactions contemplated hereby. On November 25, 2009, we filed a complaint in federal district court in Texas against Cambridge Holdings and its affiliates seeking, among other things, a declaratory judgment to that effect. On January 27, 2010, Cambridge Holdings answered our complaint, and simultaneously filed counterclaims and a third-party complaint that, among other things, asserts that Cambridge Holdings does have the right to control a business combination and other activities of the parent entities of the entity through which we made our direct investment in the portfolio. On March 22, 2010, a representative of Cambridge Holdings sent a letter to the company asserting that the Tiptree transaction was in violation of the limited partnership agreements of the Cambridge Holdings’ assets. Cambridge Holdings may therefore seek to delay or prevent the transaction with Tiptree, and if Cambridge Holdings is successful, the related tender offer may similarly be delayed or prevented.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains or incorporates by reference forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “might,” “anticipate,” “intend,” “estimate,” “project,” “assume” or other similar expressions.

Among many other examples, the following statements are examples of the forward-looking statements in this document:

•	all predictions of the timing of the Tiptree transaction, including the timing of the tender offer;

•	all statements regarding our ability to continue to qualify as a REIT; and

•	all statements regarding future cash flows, future business activities or prospects, future revenues, future working capital, the amount of expenses expected to be incurred, the amount or existence of future contingent liabilities, future actions that may be taken in connection with any litigation, the amount of cash reserves to be established in the future, future liquidity, future capital needs, future interest costs, future income or the effects of the transaction with Tiptree and the related transactions.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known (and unknown) risks, uncertainties and other unpredictable factors, many of which are beyond our control. Many relevant risks are described under the caption “Risk Factors” on page 5 as well as throughout this proxy statement and in the “Risk Factors” sections included in the documents incorporated by reference (see “Where You Can Find More Available Information” on page 68), and you should consider these important cautionary factors as you read this document.

Our actual results, performance or achievements may differ materially from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements. Among the factors that could cause such a difference are:

•	uncertainties in closing the Tiptree transaction;

•	uncertainties regarding completing the tender offer;

•	uncertainties regarding our ability to continue to qualify as a REIT;

•	availability of qualified personnel;

•	increased rates of default and/or decreased recovery rates on our investments;

•	uncertainties relating to our asset portfolio;

•	uncertainties relating to our operations;

•	uncertainties relating to litigation;

•	uncertainties relating to our stock trading volume;

•	uncertainties relating to our contemplated new manager;

•	uncertainties relating to domestic and international economic and political conditions;

•	uncertainties regarding the impact of regulations, changes in government policy and industry competition; and

•	other risks detailed from time to time in our reports filed with the SEC.

The cautionary statements contained or incorporated by reference into in this proxy statement should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. Except for our ongoing obligations to disclose certain information as required by the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

CAUTIONARY STATEMENT CONCERNING REPRESENTATIONS AND WARRANTIES
CONTAINED IN THE PURCHASE AND SALE AGREEMENT OR IN
THE ANCILLARY AGREEMENTS

You should not rely upon the representations and warranties in the purchase and sale agreement or in any of the ancillary agreements or the descriptions of such representations and warranties in this proxy statement as statements of factual information about us or Tiptree. These representations and warranties were made only for purposes of the purchase and sale agreement and the ancillary agreements, and were made solely to us or to the other parties to the purchase and sale agreement or the ancillary agreements as of the dates indicated therein. The representations and warranties are reproduced and summarized in this proxy statement solely to provide information regarding the terms of such agreements and not to provide you with any other information regarding us or Tiptree. Information about us can be found elsewhere in this proxy statement and in other public filings we make with the SEC. Information about Tiptree can also be found elsewhere in this proxy statement.

THE SPECIAL MEETING

The enclosed proxy is solicited by our board of directors for use in voting at the special meeting of stockholders to be held on [ • ], May [ • ], 2010, at 10:00 a.m. local time, at the CIT Global Headquarters, 505 Fifth Avenue, Seventh Floor Room C/D, New York, NY 10017, and at any adjournment or postponement thereof, for the purposes set forth in the attached notice.

If sufficient proxies are not returned in response to this solicitation, supplementary solicitations may be made by mail or by telephone or personal interview by certain of our directors, officers and the employees of our manager, none of whom will receive additional compensation for these services. We will bear the cost of solicitation of proxies. If the adjournment proposal has been approved and the special meeting is adjourned or postponed, we may solicit additional proxies during the adjournment period.

Voting and Revocability of Proxies

When proxies are properly dated, executed and returned, the shares they represent will be voted at the special meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted “FOR” approval of the issuance to Tiptree proposal, “FOR” approval of the abandonment of the plan of liquidation proposal, “FOR” approval of the first amendment to our charter proposal, “FOR” approval of the second amendment to our charter proposal and “FOR” approval of the adjournment proposal. In addition, if other matters come before the special meeting, the persons named in the accompanying proxy will vote in accordance with their discretion with respect to such matters. A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by voting in person at the special meeting, by giving written notice to the secretary of the company prior to the special meeting or by delivering a later dated, properly executed proxy (including an electronically or telephonically authorized proxy).

Each share of common stock outstanding at the close of business on [ • ], the record date, is entitled to one vote on all matters coming before the special meeting. If a share is represented for any purpose at the special meeting it is deemed to be present for quorum purposes and for all other matters as well. A stockholder may abstain with respect to each item, including the issuance to Tiptree proposal, the abandonment of the plan of liquidation proposal, the first amendment to the charter proposal, the second amendment to the charter proposal and the adjournment proposal, submitted for stockholder approval. Abstentions will be counted for purposes of determining the existence of a quorum. Abstentions will not be counted as voting in favor of an item. The effect of abstentions on the result of the vote with respect to a proposal depends upon whether the vote required for that proposal is based upon a proportion of the votes cast (no effect) or a proportion of the votes entitled to be cast (effect of a vote against). To obtain approval of the abandonment of the plan of liquidation proposal, the first amendment to our charter proposal, the second amendment to our charter proposal and the adjournment proposal, the affirmative vote of the holders of not less than a majority of the shares of common stock present in person or by proxy at the special meeting and entitled to vote must be cast in favor of the proposals. An abstention from the vote on the abandonment of the plan of liquidation proposal, the first amendment to our charter proposal, the second amendment to the charter proposal and the adjournment proposal would have the same effect as a vote against such proposal. To obtain approval of the issuance to Tiptree, the affirmative vote of at least a majority of the outstanding shares of our common stock is required to approve the issuance, provided that the total vote cast for the issuance represents over 50% in interest of all securities entitled to vote on the proposal. An abstention from the vote on the issuance to Tiptree proposal would have the same effect as a vote against the proposal, unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event abstentions will not have any effect on the result of the vote.

Except for certain items for which brokers are prohibited from exercising their discretion, a broker who holds shares in “street name” has the authority to vote on routine items when it has not received instructions from the beneficial owner. Where brokers do not have or do not exercise such discretion, the inability or failure to vote is referred to as a “broker non-vote.” If the broker returns a properly executed proxy, the shares are counted as present for quorum purposes. If the broker crosses out, does not vote with respect to, or is prohibited from exercising its discretion, resulting in a broker non-vote, the effect of the broker non-vote on the result of the vote depends upon whether the vote required for that proposal is based upon a proportion of the votes cast (no effect) or a proportion of the votes entitled to be cast (effect of a vote against). If the broker returns a properly executed proxy, but does not vote or abstain with respect to a proposal and does not cross out the proposal, the proxy will be voted “FOR” all of the proposals and in the proxy holder’s discretion with respect to any other matter that may come before the meeting or any adjournments or postponements thereof. Approval of the issuance to Tiptree, the abandonment of the plan of liquidation and the first and second amendments to our charter are all matters for which brokers are prohibited from exercising their discretion. Therefore, stockholders will need to provide brokers with specific instructions on whether to vote in the affirmative for or against the issuance to Tiptree proposal, the abandonment of the plan of liquidation proposal, the first amendment to our charter proposal and the second amendment to our charter proposal. For purposes of the abandonment of the plan of liquidation proposal, the first and second amendments to our charter proposals and the adjournment proposal, a broker non-vote will have the same effect as a vote against the proposals. For purposes of the vote on the issuance to Tiptree proposal, broker non-votes will have the same effect as votes against the proposal, unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event broker non-votes will not have any effect on the result of the vote.

To obtain approval of the abandonment of the plan of liquidation and the first and second amendments to our charter proposals, the affirmative vote of the holders of not less than a majority of the shares of common stock present in person or by proxy at the special meeting and entitled to vote must be cast in favor of such proposal, provided that a quorum is present. A stockholder’s failure to return the enclosed proxy card or give instructions to his or her broker or an abstention from voting will have the same effect as an affirmative vote against such proposal and, consequently, the abandonment of the plan of liquidation proposal and the first and second amendments to our charter proposals. To obtain approval of the issuance to Tiptree, the affirmative vote of at least a majority of the outstanding shares of our common stock is required to approve the issuance, provided that the total vote cast for the issuance represents over 50% in interest of all securities entitled to vote on the proposal. A stockholder’s failure to return the enclosed proxy card or give instructions to his or her broker or an abstention from voting will have the same effect as votes against the proposal, unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event abstentions and broker non-votes will not have any effect on the result of the vote.

Approval of the abandonment of the plan of liquidation proposal is conditioned on the issuance to Tiptree proposal being approved by our stockholders. If our stockholders do not approve the issuance to Tiptree, or if the purchase and sale agreement is terminated prior to the date of the meeting, then we would consider the abandonment of the plan of liquidation proposal moot, and votes for that proposal would not be counted. Approval of each of the first and second amendments to our charter proposals is conditioned on the issuance to Tiptree proposal and the abandonment of the plan of liquidation proposals being approved. If our stockholders do not approve the issuance and the abandonment of the plan of liquidation proposals, or if the purchase and sale agreement is terminated prior to the date of the meeting, they we would consider the amendment to our charter proposal to be moot, and votes for that would not be counted. If our stockholders do not approve the issuance to Tiptree, we may pursue the previously approved plan of liquidation or, upon termination of the purchase and sale agreement continue to pursue other strategic alternatives.

If a quorum is present, a majority of the votes of common stockholders cast at the special meeting is required to approve the adjournment proposal. A vote for any of the issuance to Tiptree, abandonment of the plan of liquidation, first amendment to our charter or second amendment to charter proposals does not count as a vote for the adjournment proposal, nor vice versa. Approval of the adjournment proposal is not a condition to the issuance to Tiptree proposal, abandonment of the plan of liquidation proposal nor the first and second amendments to our charter proposals. Approval of the adjournment proposal will permit the adjournment of the special meeting to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the other four proposals.

Assuming a quorum is present, a majority of the votes of common stockholders cast at the special meeting is sufficient to take or authorize action upon any other matter that may properly come before the special meeting, unless our charter, our bylaws or Maryland law requires a greater number for matters of that type.

Your vote is important. Please return your marked proxy card promptly so your shares can be represented, even if you plan to attend the special meeting in person.

Voting by Mail — stockholders may authorize a proxy by completing the attached proxy card and mailing it to us in the enclosed self-addressed postage-paid return envelope.

Voting by Telephone — stockholders may authorize a proxy by telephone by dialing toll-free 1-800-690-6903 until 11:59 p.m. Eastern Standard Time on May [ • ], 2010. The touch-tone telephone proxy authorization procedures are designed to authenticate the stockholder’s identity and to allow stockholders to authorize a proxy and confirm that their instructions have been properly recorded. Stockholders should have their proxy card available when authorizing a proxy by telephone.

Voting by Internet — stockholders may authorize a proxy electronically using the internet at www.proxyvote.com until 11:59 p.m. Eastern Standard Time on May [ • ], 2010. The internet proxy authorization procedures are designed to authenticate the stockholder’s identity and to allow stockholders to authorize a proxy and confirm that their instructions have been properly recorded. Stockholders should have their proxy card available when authorizing a proxy by the internet.

Record Date and Number of Shares Outstanding

Only stockholders of record at the close of business on [ • ] will be entitled to vote at the special meeting. As of the record date, we had 20,230,152 shares of common stock issued and outstanding and entitled to vote.

DESCRIPTION OF BUSINESS

Our Company

We are an externally managed REIT that was formed to invest in healthcare-related real estate and mortgage debt. We were incorporated in Maryland in March 2007, and we completed our initial public offering on June 27, 2007. As a REIT, we are generally not subject to income taxes. To maintain our REIT status, we are required to distribute annually as dividends at least 90% of our REIT taxable income, as defined by the Code, to our stockholders, among other requirements. If we fail to qualify as a REIT in any taxable year, we would be subject to federal income tax on our taxable income at regular corporate tax rates. See “Risk Factors — Risks Related to the Tiptree Transaction.”

The company was originally positioned to make mortgage investments in healthcare-related properties, and to invest in healthcare-related real estate through utilizing the origination platform of its external manager, CIT Healthcare. The company acquired its initial portfolio of mortgage loan assets from its manager in exchange for cash proceeds from our initial public offering and common stock. In response to dislocations in the overall credit market, and in particular the securitized financing markets, in late 2007, the company redirected its focus to place greater emphasis on healthcare-related real estate investments.

We have made investments in three owned healthcare real-estate portfolios since our initial public offering. We have an 85% ownership interest in a real-estate portfolio managed by Cambridge Holdings, which is comprised of nine Class A medical buildings located in the Texas and Louisiana regions. The company also has a 10% ownership interest and a 100% preferred interest in a joint venture with Senior Management Concepts, LLC (“SMC”), which is comprised of four independent living and assisted living facilities in Utah. We also wholly own 14 facilities through sale lease-back transactions with Bickford Senior Living Group, LLC (“Bickford”), that includes assisted living, independent living and Alzheimer facilities in several mid-western states.

Our healthcare-related mortgage portfolio, with an outstanding principal balance of $13.8 million as of March 31, 2010, includes a participation interest in a loan secured primarily by healthcare-related real estate.

Our principal executive offices are located at 505 Fifth Avenue, 6th Floor, New York, New York 10017 and our telephone number is 212-771-0505.

Our Manager

Our manager is a wholly-owned subsidiary of CIT Group. Management services are provided to the company pursuant to an amended and restated management agreement (“management agreement”) which expires on December 31, 2011, unless earlier terminated. The management agreement can be terminated by the company with or without cause. In connection with the transactions contemplated hereby, we intend to terminate our relationship with our existing manager, and an affiliate of Tiptree will become our manager.

Our Mortgage Loan Assets

The company has a participation interest in a healthcare-related first mortgage loan held at the lower of cost or market with an outstanding principal balance of $13.8 million as of March 31, 2010. The loan is variable rate and at March 31, 2010, had a weighted average spread of 4.30% over one month LIBOR, and a maturity of 10 months.

The table below provides information with respect to our mortgage investments as of March 31, 2010.

	Location		Principal	Interest	Maturity
Property Type(a)	City	State	Outstanding (000s).	Rate	Date

SNF/Sr. Appts/ALF	Various	Texas / Louisiana	13,828	L+4.30%	2/1/2011

Our Equity Investments in Real Estate

Cambridge Medical Office Building Portfolio

We own an 85% equity interest in eight limited liability entities that own nine Class A medical office buildings developed and managed by Cambridge Holdings totaling approximately 767,000 square feet located in Texas (8) and Louisiana (1). These facilities are situated on medical center campuses or adjacent to acute care hospitals or ambulatory surgery centers, and are affiliated with or tenanted by hospital systems and doctor groups. Cambridge Holdings owns the remaining 15% interest in the facilities and operates them under long-term management contracts. Under the terms of the management agreements, Cambridge Holdings acts as the manager and leasing agent of each medical office building, subject to certain removal rights held by us. The medical office building properties were 92% leased at December 31, 2009.

The table below provides information with respect to the Cambridge portfolio as of December 31, 2009:

Weighted average rent per square foot	$24.97
Average square foot per tenant	5,607
Weighted average remaining lease term	6.40	years
Largest tenant as percentage of total rental square feet	9.59%

Lease Maturity Cycle

	Number of			% of Rental
Year	Tenants	Square Ft	Annual Rent	Sq Ft

2010	20	40,911	$945,438	5.79%
2011	23	68,152	1,373,879	9.65%
2012	17	63,119	1,413,491	8.94%
2013	22	93,652	2,015,079	13.26%
2014	11	55,340	1,119,007	7.83%
2015	12	95,672	1,942,418	13.54%
2016	11	58,659	1,266,502	8.30%
2017	3	28,814	1,122,080	4.08%
2018	3	55,444	1,498,062	7.85%
2019	0	—	—	—
Thereafter	4	146,660	4,945,036	20.76%

				100.0%

We invested $72.4 million in cash and equity for our interests in the Cambridge portfolio, which consisted of $61.9 million of cash as well as commitments to issue 700,000 operating partnership units to Cambridge Holdings, subject to the underlying properties achieving certain performance hurdles, with a stated value of $10.5 million ($15.00 per unit), which were deemed to have a fair value of $2.9 million at December 31, 2007. The operating partnership units are held in escrow and, subject to our right to cancel units under certain circumstances, will be released to Cambridge Holdings upon termination of the escrow agreement on December 31, 2014 or upon the achievement of certain performance measures. Under the terms of our investment, we receive an initial preferred minimum return of 8.0% on capital invested with 2.0% per annum escalations until the earlier of December 31,

2014 or when the entities have generated sufficient cash to provide the preferred return without reliance on the credit support for four of six consecutive quarters, with total cash generated from the portfolio for the six quarters sufficient to cover the preferred return over that period. Thereafter, our preferred return converts to a pari-passu return with cash flow distributed 85% to us and 15% to Cambridge Holdings.

Under the terms of our investment, Cambridge Holdings was provided the contractual right to put its 15% interest in the properties to us at an agreed upon market or appraised value in the event we were to enter into a change in control transaction or we were to attempt to sell our interest in the real-estate portfolio to a third party. As provided under the terms of the documents relating to the investment in the Cambridge portfolio, we provided notice to Cambridge Holdings in May 2009 in connection with a change in control transaction being negotiated with a third party. Cambridge Holdings did not exercise its right to put its 15% interest to us at that time, and, as a result, we believe that Cambridge Holdings’ contractual put right has now expired. On November 25, 2009, we filed suit in federal district court in Texas seeking a declaratory judgment that we have the right to engage in a business combination transaction involving our company or a sale of our wholly owned subsidiary that serves as the general partner of the partnership that holds the direct investment in the portfolio without the approval of Cambridge Holdings. We contend that Cambridge Holdings does not have the right to control the business combination and other activities of our company or any of our subsidiaries other than of the entity through which we made our direct investment in the portfolio. We have also sought a declaratory judgment that Cambridge Holdings no longer has a right to “put” its 15% interest to us, and that the operating partnership units held by Cambridge Holdings do not entitle it to receive an amount of cash linked to any special cash distributions from the company beyond those expressly described in the partnership agreement. In addition, the complaint asserts that Cambridge Holdings violated its duty of good faith and fair dealing to the company and that Cambridge Holdings committed tortious interference with a prior transaction with a third party that was in the final stages of negotiation. On January 27, 2010, Cambridge Holdings answered our complaint, and simultaneously filed counterclaims and a third-party complaint (the “Counterclaims”) that named our subsidiaries ERC Sub LLC and ERC Sub, L.P., external manager CIT Healthcare LLC, and board chairman Flint D. Besecker, as additional third-party defendants. The Counterclaims seek four declaratory judgments construing certain contracts among the parties that are basically the mirror image of our declaratory judgment claims. In addition, the Counterclaims also seek monetary damages for purported breaches of fiduciary duty and the duty of good faith and fair dealing, as well as fraudulent inducement, against us and the third-party defendants jointly and severally. The Counterclaims further request indemnification by ERC Sub, L.P., pursuant to a contract between the parties, and the imposition of a “constructive trust” on our current assets and the proceeds of any future liquidation of Care, apparently to ensure a reservoir of funds from which any liability to Cambridge Holdings could be paid. Although the Counterclaims do not itemize their asserted damages, they assign these damages a value of $100 million “or more.” In response to the Counterclaims, we filed on March 5, 2010, an omnibus motion to dismiss all of the Counterclaims. On March 22, 2010, we received a letter from Cambridge Holdings, which asserted that the transactions with Tiptree were in violation of our agreements with Cambridge Holdings. Cambridge Holdings filed its opposition to our omnibus motion to dismiss on March 26, 2010, and we filed our response on April 9, 2010. We firmly believe that the arguments advanced by Cambridge Holdings lack merit. See “Risk Factors — Risks Related to the Tiptree Transaction.”

Senior Management Concepts Senior Living Portfolio

We own interests in four independent and assisted living facilities located in Utah and operated by SMC, a privately held operator of senior housing facilities. The four facilities contain approximately 243 independent living units and 165 assisted living units, and each facility is 100% private pay. Affiliates of SMC have entered into 15-year leases on the facilities that expire in 2022. These facilities are 89% occupied as of December 31, 2009.

We paid $6.8 million in exchange for 100% of the preferred equity interests and 10% of the common equity interests in the joint venture. We receive a preferred return of 15.0% on our invested capital and an additional common equity return payable for up to ten years equal to 10.0% of projected free cash flow after payment of debt service and the preferred return. Subject to certain conditions being met, our preferred equity interest is subject to redemption at par beginning on January 1, 2010, and we retain an option to put our preferred equity interest to our partner at par any time beginning on January 1, 2016. If our preferred equity interest is redeemed, we have the right to put our common equity interests to our partner within thirty days after notice at fair market value as determined by a third-party appraiser.

Bickford Senior Living Portfolio

We acquired 14 assisted living, independent living and Alzheimer facilities from Eby Realty Group, LLC, an affiliate of Bickford (“Eby”), a privately owned operator of senior housing facilities, in two sale-leaseback transactions in June 2008 and September 2008. We have leased back the twelve facilities we acquired in June 2008 and the two facilities we acquired in September 2008 to Eby through a master lease agreement for 15 years and 14.75 years, respectively, with four 10-year extension options. The portfolio, developed and managed by Bickford, contains 643 units and is located in Illinois (5), Indiana (1), Iowa (6) and Nebraska (2). The portfolio, which is 100% private pay, was 89% occupied as of December 31, 2009.

Under the terms of the master lease, the current minimum rent due on the 14 Bickford properties is $9.4 million, or a base lease rate of 8.46%. Base rent during the initial 15 year lease term increases at the rate of three percent per year. We also receive additional base rent of 0.26% per year, increasing at the rate of three percent per year during the initial term of the master lease. The additional base rent accrues during the first three years of the lease term and shall be paid out in years four and five of the initial lease term. The master lease is a “triple net” lease, and, as such, the master lessee is responsible for all taxes, insurance, utilities, maintenance and capital costs relating to the facilities. The obligations of the master lessee under the master lease are also secured by all assets of the master lessee and the subtenant facility operators, and, pending achievement of certain lease coverage ratios, by a second mortgage on another Eby project and a pledge of minority interests in six unrelated Eby projects.

The purchase price for these acquisitions was $111.0 million, and Eby has the opportunity under an earn out agreement to receive an additional $7.2 million based on the performance of the properties and under certain other conditions, which have not been met as of December 31, 2009.

Legal Proceedings

On September 18, 2007, a class action complaint for violations of federal securities laws was filed in the United States District Court, Southern District of New York alleging that the Registration Statement relating to the initial public offering of shares of our common stock, filed on June 21, 2007, failed to disclose that certain of the assets in the contributed portfolio were materially impaired and overvalued and that we were experiencing increasing difficulty in securing our warehouse financing lines. On January 18, 2008, the court entered an order appointing co-lead plaintiffs and co-lead counsel. On February 19, 2008, the co-lead plaintiffs filed an amended complaint citing additional evidentiary support for the allegations in the complaint. We believe the complaint and allegations are without merit and intend to defend against the complaint and allegations vigorously. We filed a motion to dismiss the complaint on April 22, 2008. The plaintiffs filed an opposition to our motion to dismiss on July 9, 2008, to which we filed our reply on September 10, 2008. On March 4, 2009, the court denied our motion to dismiss. Care filed its answer on April 15, 2009. At a conference held on May 15, 2009, the Court ordered the parties to make a joint submission (the “Joint Statement”) setting forth: (i) the specific statements that Plaintiffs claim are false and misleading; (ii) the facts on which Plaintiffs rely as showing each alleged misstatement was false and misleading; and (iii) the facts on which Defendants rely as showing those statements were true. The parties filed the Joint Statement on June 3, 2009. On

July 31, 2009, the parties entered into a stipulation that narrowed the scope of the proceeding to the single issue of the warehouse financing disclosure in the Registration Statement. Fact discovery is scheduled to close on April 23, 2010. The Court has ordered the parties to file an abbreviated joint pre-trial statement on June 9, 2010, and scheduled a pre-trial conference for June 11, 2010, at which the Court will determine based on the joint pre-trial statement whether to permit us and the other defendants to file a summary judgment motion.

On November 25, 2009, we filed a lawsuit against Cambridge Holdings and its affiliates, including its chairman and chief executive officer, seeking declaratory judgments that (i) we have the right to engage in a business combination transaction involving our company or a sale of our wholly owned subsidiary that serves as the general partner of the partnership that holds the direct investment in the portfolio without the approval of the Cambridge Holdings, (ii) Cambridge Holdings’ contractual right to put its own interests in the Cambridge medical office building portfolio has expired and (iii) the operating partnership units held by Cambridge Holdings do not entitle Cambridge Holdings to receive any special cash distributions made to our stockholders. We also brought affirmative claims for tortious interference by Cambridge Holdings with our prospective contract with Party D (see page 32 for further discussion of the contract with Party D) and for breach by Cambridge Holdings of the implied covenant of good faith and fair dealing. On January 27, 2010, Cambridge Holdings answered our complaint, and simultaneously filed counterclaims and a third-party complaint (the “Counterclaims”) that named our subsidiaries ERC Sub LLC and ERC Sub, L.P., external manager CIT Healthcare LLC, and board chairman Flint D. Besecker, as additional third-party defendants. The Counterclaims seek four declaratory judgments construing certain contracts among the parties that are basically the mirror image of our declaratory judgment claims. In addition, the Counterclaims also seek monetary damages for purported breaches of fiduciary duty and the duty of good faith and fair dealing, as well as fraudulent inducement, against us and the third-party defendants jointly and severally. The Counterclaims further request indemnification by ERC Sub, L.P., pursuant to a contract between the parties, and the imposition of a “constructive trust” on the proceeds of our current assets and any future liquidation of Care, apparently to ensure a reservoir of funds from which any liability to Cambridge Holdings could be paid. Although the Counterclaims do not itemize their asserted damages, they assign these damages a value of $100 million “or more.” In response to the Counterclaims, we filed on March 5, 2010, an omnibus motion to dismiss all of the Counterclaims. On March 22, 2010, we received a letter from Cambridge Holdings, which asserted that the transactions with Tiptree were in violation of our agreements with Cambridge Holdings. Cambridge Holdings filed its opposition to our omnibus motion to dismiss on March 26, 2010, and we filed our response on April 9, 2010. We firmly believe that the arguments advanced by Cambridge Holdings lack merit. See “Risk Factors — Risks Related to the Tiptree Transaction.”

We are not presently involved in any other material litigation nor, to our knowledge, is any material litigation threatened against us or our investments, other than routine litigation arising in the ordinary course of business. Unless judgments are rendered against the company in connection with the litigation described above, management believes the costs, if any, incurred by us related to litigation will not materially affect our financial position, operating results or liquidity.

PROPOSAL ONE: ISSUANCE OF CARE COMMON STOCK TO TIPTREE

The issuance of shares to Tiptree is contemplated under the purchase and sale agreement, dated March 16, 2010, by and between the company and Tiptree. This summary does not purport to be complete and is qualified in its entirety by reference to (i) the purchase and sale agreement and (iii) the registration rights agreement, dated March 16, 2010, by and between Care and Tiptree, which were filed as Exhibits 10.1 and 10.2, respectively, to our Form 8-K filed on March 16, 2010 and are herein incorporated by reference.

Description of Transaction

At the special meeting, our stockholders will be asked to consider and vote upon a proposal to approve the issuance of shares to Tiptree in connection with the transaction. On March 16, 2010, we entered into a purchase and sale agreement with Tiptree providing for a combination of an equity investment by Tiptree in newly issued common stock at $9.00 per share and a cash tender offer by us for up to all of our issued and outstanding shares of common stock at the same price, as long as at least 10,300,000 shares are validly tendered (and not withdrawn) prior to the expiration date of the tender offer and the other conditions to the issuance and tender offer are satisfied or waived. The Tiptree equity investment and the associated tender offer are together referred to as the “transaction.” In connection with the transaction, we intend to terminate our existing management agreement with CIT Healthcare LLC, and it is anticipated that the resulting company will be advised by an affiliate of Tiptree after a 60-day transition period.

Under the purchase and sale agreement, we agreed to sell shares to Tiptree upon completion of the tender offer. The number of shares to be sold to Tiptree will be a minimum of 4,445,000 shares of our common stock at a price of $9.00 per share and is occurring in conjunction with a cash tender offer by us of $9.00 per share for up to all publicly held shares of our company. Tiptree has the option to purchase additional newly issued company shares if less than 16,500,000 shares are tendered in the tender offer to obtain ownership of up to 53.4% of the company, and if more than 18,000,000 shares are tendered (and not withdrawn) in the tender offer, then Tiptree must purchase additional newly issued company shares equal to the difference between 18,000,000 and the number of shares that are tendered (and not withdrawn) in the tender offer.

The following table illustrates the relationship of Tiptree’s expected ownership in the company pursuant to the terms of the purchase and sale agreement and that of existing stockholders following the consummation of the Tiptree transaction under various tender offer outcomes. The table is for illustration purposes only and should not be relied upon for any prediction of the outcome of the tender offer.

Tiptree and Existing Stockholder Pro-forma Ownership under Assumed Tender Offer Scenarios

Shares Tendered by Existing Stockholders*, **	10,300,000	14,000,000	15,000,000	16,500,000	17,000,000	18,000,000	19,000,000
Shares Purchased by Tiptree	11,425,000	7,185,000	6,038,000	4,445,000	4,445,000	4,445,000	5,445,000
Existing Stockholder Pro-forma Ownership	46.6%	46.6%	46.6%	45.9%	42.4%	33.8%	18.9%
Tiptree Pro-forma Ownership	53.4%	53.4%	53.4%	54.1%	57.6%	66.2%	81.1%

*	If less than 16,500,000 shares are tendered, Tiptree is required to purchase 4,445,000 shares and has the option to increase its share purchase in order to acquire an aggregate of up to 53.4% ownership interest in the company on a fully diluted basis.

**	If more than 18,000,000 shares are tendered (and not withdrawn) in the tender offer, Tiptree is required to purchase 4,445,000 shares and must purchase the number of shares equal to the difference between the actual number of shares tendered (and not withdrawn) in the tender offer and 18,000,000 in order to fund the purchase of shares by the company in the tender offer.

In addition, we entered into a registration rights agreement with Tiptree on March 16, 2010, which provides Tiptree with certain rights to cause us to register the shares of common stock to be issued to Tiptree in connection with the transaction, subject to the closing of the transaction.

About Tiptree

Formed in 2007, Tiptree is a diversified financial services holding company that primarily focuses on the acquisition of majority control equity interests in financial businesses. Tiptree’s objective is to acquire financial services firms with strong business models and predictable economics that have capital needs or whose shareholders would benefit from a strategic partner and liquidity. Tiptree’s business plan is to be a well-capitalized, stable, majority owner and strategic partner for a diversified, independently managed group of financial services firms for which Tiptree’s access to capital and financial expertise can facilitate creating a stronger business. Tiptree’s primary focus is on five sectors of financial services: insurance, tax exempt finance, real estate, corporate loans and banking and specialty finance. Tiptree’s subsidiaries include a structured corporate loan portfolio and Muni Funding Company of America, LLC, a municipal finance company. In January 2010, Tiptree signed a definitive agreement to purchase PFG Holdings, Inc., which develops and administers private placement insurance and annuities for ultra-high net worth and institutional clients. Tiptree is owned by a small group of investors, consisting primarily of major financial institutions. Tiptree is externally managed by Tricadia Capital, and we will be advised at least in part by TREIT Management, an affiliate of Tricadia Capital, following the consummation of the Tiptree Share Purchase and tender offer and after a 60-day transition period. We also intend to internalize certain functions by hiring employees to provide accounting, financial, investment or other services.

TREIT Management and Tricadia Capital are wholly-owned subsidiaries of Tricadia Holdings, L.P., an asset management firm founded in 2003 by Michael Barnes and Arif Inayatullah. Tricadia Holdings, L.P. is based in New York, New York and has approximately $5 billion in assets under management and employs approximately 50 professionals.

Background of the Transaction

We were formed in June 2007 to make mortgage investments in healthcare-related properties, and to make opportunistic investments in healthcare-related properties, through the origination platform of our manager, CIT Healthcare LLC. We acquired from our manager our initial portfolio of 15 mortgage loans secured by healthcare facilities in exchange for a portion of the cash proceeds from our initial public offering and common stock. Our operating strategy originally involved acquiring additional mortgage assets on a leveraged basis through the use of short-term borrowing facilities such as warehouse lines of credit and longer-term funding through securitization structures such as collateralized debt obligations or commercial mortgage-backed securities.

In late 2007, due to severe dislocations in the credit markets, including the effective closure of the securitized financing markets, we shifted our operating strategy to place greater emphasis on acquiring high quality healthcare-related real estate investments and away from mortgage assets. Around this time period, our board instructed our management to begin a dialogue with CIT Healthcare regarding the fee structure under the management agreement with a view to possibly amending such fee structure in such a way that was more appropriate for an equity REIT, as opposed to a mortgage REIT.

At the February 12, 2008 meeting of our board of directors, our management discussed the possibility of exploring certain strategic alternatives, including a sale of the company for cash, pursuing a merger of equals with another public healthcare REIT or a reverse merger with a private healthcare REIT. Following a discussion of the strategic alternatives, our board asked our management to prepare additional information with respect to each alternative and report back to the board at a future meeting.

In March 2008, Mr. Besecker, our then vice chairman of the board, announced that he would be resigning his position as president of our manager, CIT Healthcare, effective May 1, 2008.

At a board meeting held on April 4, 2008, one of our directors reported that two of the company’s then largest stockholders had contacted management to voice their opinion that the board should consider seeking a sale of the company. The board again discussed the strategic direction of the company, including continuing to pursue the then current operating strategy of seeking high quality healthcare-related real estate equity investments, seeking additional equity financing from the capital markets to grow the company, or pursuing a possible sale, merger or joint venture. In connection with a possible sale, merger or joint venture, the board discussed possible strategic partners and financial considerations. The board also discussed with management the qualifications and experience of various investment banking firms with whom management had engaged in exploratory discussions.

At a board meeting held on April 15, 2008, Mr. Besecker reported on discussions that he had engaged in with various potential financial advisors and potential financing sources regarding our prospects and opportunities for future growth, our current operating strategy, the possibility of seeking additional equity financing from the capital markets to grow our portfolio, pursuing a possible sale, merger or joint venture, or some combination of the foregoing. At the invitation of our board, representatives from Credit Suisse discussed their credentials to act as the company’s financial advisor in connection with the company’s consideration of strategic alternatives. Following an executive session during which the board discussed Credit Suisse’s qualifications and experience, the board determined that it should remain open to all available options and strategic alternatives, including continuing to pursue the then current operating strategy, and authorized management to negotiate an engagement letter with Credit Suisse to act as the company’s exclusive financial advisor in connection with the board’s exploration and review of the company’s strategic alternatives. At this meeting, the board also received a presentation from the company’s external legal counsel, McDermott Will & Emery LLP (“McDermott”), on the duties of directors in connection with the exploration of strategic alternatives. McDermott reviewed the board members’ general fiduciary duties of care and loyalty, the specific application of such duties in the context of exploring strategic alternatives, including a possible sale of the company, and the unique issues presented by our externally managed structure.

At the same meeting, the board appointed Mr. Walter J. Owens, then president of CIT Corporate Finance, to the board of directors.

At a board meeting held on May 12, 2008, our board, with the assistance of Credit Suisse, reviewed our current operating strategy and acquisition and liquidity prospects, as well as the possibility of a follow-on equity offering at the end of 2008. As a result of such discussion, our board believed that the success of such an offering would depend in part on our ability to execute on our strategy of acquiring equity interests in attractive healthcare-related properties. Our board, with the assistance of Credit Suisse, also reviewed various strategic alternatives that might be available to the company, including the possible sale of our company, and discussed a number of potential partners that might be interested in a strategic transaction with us, if the company chose to pursue such an alternative and the process and timeline involved in a formal sale process.

At that same meeting, our then chief executive officer reported that discussions were ongoing with representatives from CIT Healthcare regarding a possible change in the management fee structure in light of our transition away from a mortgage REIT to an equity REIT.

On May 19, 2008, GoldenTree Asset Management L.P. (“GoldenTree”), one of our then largest stockholders, sent a letter to our board of directors to express its concern regarding our strategic direction and the costs associated with our annual management fee payable to CIT Healthcare. GoldenTree encouraged us to promptly engage an investment banking firm to seek a sale of our company. GoldenTree filed a Schedule 13D with the Securities and Exchange Commission and attached its letter to our board to the Schedule 13D filing.

On May 21, 2008, our board met to discuss the letter received from GoldenTree and to receive an update on the status of CIT Healthcare’s consideration of our request to modify the economic terms of the management agreement.

On May 27, 2008, we executed an engagement letter with Credit Suisse to act as our exclusive financial advisor in connection with our exploration of strategic alternatives.

Prior to a meeting of the board of directors held in New York City on June 3, 2008, our board of directors, management and representatives of Credit Suisse met with representatives of Cambridge Holdings, our partner and operator of the portfolio of medical office buildings in Texas and Louisiana in which we acquired an 85% interest in December 2007, about a possible business combination between Cambridge Holdings and our company. The parties discussed the ways in which such a transaction might be structured and the potential advantages of such a transaction, but no specific terms were discussed.

At the June 3, 2008 board meeting, representatives from Credit Suisse provided the board with an update on discussions with parties who had contacted the company regarding a potential strategic transaction and were referred to Credit Suisse for follow-up. The board also received an update from management on efforts to secure additional sources of liquidity through amendments to the company’s warehouse facility, prepayments of one or more mortgage loans and sales of mortgage loans, as well as potential equity investment opportunities that management was pursuing. While the board authorized management to continue to pursue attractive equity investment opportunities, the board emphasized that it was in the process of evaluating all available options to enhance stockholder value and that any such investment opportunities needed to be evaluated in the context of the larger analysis of the company’s strategic direction.

On June 16, 2008, we received a business combination proposal from Party A, a private healthcare investment and development company. The proposal contemplated a reverse acquisition wherein we would acquire Party A in a stock-for-stock exchange which would result in our stockholders holding approximately 44% of the equity in the combined company, which would remain as a public vehicle. The proposal further contemplated raising additional funds via the debt and public equity markets with proceeds to be used to acquire pipeline assets of Party A and the company.

On June 27, 2008, we received a preliminary proposal from Cambridge Holdings for a business combination between Cambridge Holdings and the company resulting in an internally managed, predominantly equity-focused healthcare REIT in which the company would be the surviving entity. Pursuant to the terms of the proposal, Cambridge Holdings would contribute its (i) healthcare real estate platform that includes its management and operations (ii) its 15% stake in the real-estate portfolio between Cambridge and the company that owns nine medical office buildings (iii) the six medical office building option properties and (iv) its development pipeline. In exchange for Cambridge Holdings’ contributed assets, Cambridge Holdings would receive a combination of common shares and operating partnership units that would give it an approximately 45% equity ownership stake in the pro forma combined company. The proposal indicated that in order to proceed, Cambridge Holdings would require exclusivity and a breakup fee. Both the exclusivity period and the breakup fee were unspecified.

At a board meeting held on July 8, 2008, the board discussed the terms of the proposed business combination with Cambridge Holdings and instructed Credit Suisse and management to engage in discussions with Cambridge and its advisors to clarify certain aspects of the proposal and report back to the board at its August board meeting.

On July 14, 2008, the board formed a special Committee of Mr. Bisbee, Mr. Gorman and Ms. Robards, each of whom was and is considered an independent director under the rules of the NYSE and the company’s own independence definition. The special committee was authorized and empowered to (i) pursue, review, evaluate, consider and negotiate with representatives of the manager the terms of any amendments to the management agreement, (ii) pursue, review, evaluate, consider and negotiate with Cambridge Holdings the terms of its business combination proposal and make recommendations to the board with respect to such proposal and (iii) pursue, review, evaluate, consider and negotiate with any other potentially interested parties the terms of any alternative strategic transaction with the company and make a recommendation to the board with respect to such alternative strategic transactions.

On July 15, 2008, at the direction of the special committee, representatives of Credit Suisse and members of management met with representatives of Cambridge Holdings and its financial advisors at Cambridge Holdings’ offices to discuss selected Cambridge Holdings financial information as well as a tour of certain of Cambridge Holdings’ properties which are contained within the company’s real-estate portfolio with Cambridge Holdings.

At a board meeting held on August 11, 2008, the board discussed the terms of Party A’s proposal and determined that the terms of the proposal were not sufficiently attractive to warrant considering it outside of a formal sale process. Also at the meeting our board, with the assistance of Credit Suisse, reviewed and discussed the nature and terms of the proposal previously received from Cambridge Holdings. The special committee and the board questioned whether a business combination with Cambridge Holdings on the terms proposed was in the best interests of the company’s stockholders given the relative valuation, dilution and governance issues presented by the proposal. The special committee and the board authorized management and Credit Suisse to continue discussions with Cambridge Holdings with a view to addressing the special committee’s and the board’s concerns.

At its August 11, 2008 board meeting, the board also discussed negotiations with CIT Healthcare regarding a proposed reduction in its annual base management fee and removal of the incentive fee provisions from the management agreement.

Subsequent to the August 11, 2008 board meeting, representatives of Credit Suisse met on several occasions with Cambridge Holdings’ financial advisors to discuss the Cambridge Holdings proposal.

On August 12, 2008, the special committee recommended and our board of directors approved an amendment to our management agreement with CIT Healthcare wherein CIT Healthcare agreed to reduce the monthly base management fee payable by us from an amount equal to 1/12 of 1.75% of our stockholders’ equity to an amount equal to 1/12 of 0.875% of our stockholders’ equity and to eliminate the incentive fee, in exchange for our agreement to pay CIT Healthcare a minimum termination fee of $15.4 million in the event we elect not to renew the management agreement or terminate the management agreement other than for cause. In connection with, and as additional consideration for, the amendment to the management agreement, we granted CIT Healthcare warrants to purchase 435,000 shares of our common stock at $17.00 per share, which warrants were immediately exercisable and expire on September 30, 2018.

In addition, in order to provide additional liquidity options for the company, on August 12, 2008, the special committee recommended and our board of directors approved a mortgage purchase agreement with CIT Healthcare which provided us with the right, but not the obligation, to cause CIT Healthcare to purchase one or more of our senior mortgage loan assets at their fair market value, as determined by a third party appraiser, as long as such fair market value did not exceed 105% of the outstanding principal balance of the loan proposed to be sold and subject to a maximum aggregate sales price of $125 million.

On September 24, 2008, members of management, with the assistance of representatives of Credit Suisse, met with a representative of Party B, a publicly traded healthcare REIT, regarding a potential business combination between our company and Party B. The parties discussed the ways in which such a transaction might be structured and the potential advantages of such a transaction, but no specific terms were discussed.

On October 3, 2008, Mr. Owens resigned from our board of directors, coincident with his resignation as president of CIT Corporate Finance.

In early October 2008, our then chief executive officer and Mr. Warden, the president and co-head of CIT Healthcare LLC, met with representatives of Party C, a private healthcare REIT, regarding the possibility of a business combination between our company and Party C. The parties discussed the ways in which such a transaction might be structured and the potential advantages of such a transaction, but no specific terms were discussed.

On October 7, 2008, the special committee met to discuss the preliminary proposals from Cambridge Holdings as well as to receive an update on discussions with Party B and Party C. After the discussion, the special committee authorized management and Credit Suisse to continue discussions with Cambridge Holdings, Party B and Party C regarding their respective proposals.

At a meeting held on October 15, 2008, representatives from Credit Suisse updated the special committee on the status of discussions with Cambridge Holdings and Party B. The special committee authorized management and Credit Suisse to continue discussions with Cambridge Holdings, Party B and Party C regarding their respective proposals. The special committee also authorized a stock repurchase program to permit the company to repurchase, from time to time, up to two million shares of our common stock in the open market, through a broker or through privately negotiated transactions, subject to market conditions and applicable legal requirements. At that same meeting, the special committee instructed Credit Suisse to prepare a formal sale process to actively solicit proposals from third parties regarding a potential strategic transaction with the company and report back to the special committee on the outlines of such a process.

On October 20, 2008, the board appointed Mr. Warden to our board of directors to fill the vacancy created by the resignation of Mr. Owens.

On October 22, 2008, the board appointed Mr. Besecker to the special committee. In appointing Mr. Besecker to the special committee, the board acknowledged Mr. Besecker’s qualifications and his lack of disqualifying relationships or interests with or in CIT Group, Cambridge Holdings, or any other party potentially interested in a strategic transaction with the company.

At a meeting held on November 5, 2008, representatives from Credit Suisse informed the special committee that discussions with Cambridge Holdings had reached an impasse due to Cambridge’s insistence on valuation terms and governance provisions unacceptable to the company. The members of the special committee, with the assistance of Credit Suisse, then discussed the formal sale process. The special committee, with the assistance of Credit Suisse, discussed how a sale process would be conducted and a possible timetable for the process that included the preparation and distribution of a confidential information memorandum to parties identified by the special committee and management in consultation with Credit Suisse as the most likely parties to be interested in a strategic transaction. They also discussed providing access to a data room and other due diligence information to interested parties who entered into an appropriate confidentiality agreement and the solicitation of specific proposals from any such interested parties within timeframes to be established by the special committee in consultation with Credit Suisse.

In November 2008, our then chief executive officer and representatives of Credit Suisse met with representatives of Party D, a publicly traded commercial lender, to discuss the possibility of a strategic combination between the company and Party D’s healthcare net lease business segment. General terms of a transaction were discussed, but no specific proposals were made at that meeting. Party D was informed that the company was considering launching a formal sale process to solicit proposals regarding a strategic transaction and that our company would prefer for Party D to participate in that process. Party D indicated that it was not interested in participating in a process at that time.

On November 17, 2008, we received a preliminary proposal from Party B regarding a possible business combination between the company and Party B. Pursuant to the terms of the proposal, the company’s stockholders would receive 0.35 shares of Party B’s common stock as consideration for every share of the company’s common stock that they owned. Party B would be the surviving entity. Party B required 20 days of exclusivity, completion of business, financial, legal and accounting diligence, execution of customary definitive agreements, receipt of Hart-Scott-Rodino clearance and customary and necessary approvals from the parties’ respective board of directors and stockholders.

During the second half of November 2008, the stock prices of many REITs dropped due to a revaluation of REIT equities resulting from difficult market conditions.

On November 18, 2008, pursuant to the mortgage purchase agreement, we sold one mortgage loan to CIT Healthcare for proceeds of approximately $22.4 million.

On November 20, 2008, Party B withdrew its proposal citing that it would like to reevaluate its alternatives given the performance of its stock and the performance of healthcare REIT stocks in general.

On November 25, 2008, we repurchased one million shares of common stock from GoldenTree at $8.33 per share.

On December 4, 2008, representatives of management and Credit Suisse met with representatives of Cambridge Holdings and its legal and financial advisors at Cambridge Holdings’ offices to further discuss the Cambridge Holdings proposal.

During December 2008, the special committee, in consultation with management and Credit Suisse, reviewed, discussed and revised a list of potential parties to contact regarding a potential strategic transaction. On December 18, 2008, at the direction of the special committee, Credit Suisse started contacting potentially interested parties, approved by the special committee and the board, and informed each potentially interested party of the need to execute a confidentiality agreement in order to receive a copy of the company’s confidential information memorandum. Potentially interested parties were informed that, pursuant to the process approved by the special committee and the board, the company expected to receive non-binding indications of interest by January 29, 2009.

In early January 2009, our then chief executive officer informed our then chairman of the board that he would like to explore the possibility of participating in a bid for the company and having a role in the management of the company in the event the potential bidder’s bid was successful and a transaction was consummated. Our then chairman responded that he would consult with the special committee and the company’s advisors and respond.

Consistent with the rules established by the board, Cambridge Holdings was informed that in order to be part of the strategic process, it needed to execute a confidentiality agreement to gain access to certain non-public information about the company. Cambridge Holdings refused to execute the form of agreement executed by the other bidders. On January 9, 2009, Cambridge Holdings submitted an unsolicited non-binding proposal to the company’s board. The proposal indicated a stated value of approximately $9.50 per Care share and consisted of the following components: (a) approximately $5.00 per share in cash from the sale of the company’s existing mortgage investments through the exercise of its existing put right with CIT Healthcare; (b) approximately $3.50 per share in cash from the sale of the company’s non-medical office building equity investments and any mortgage investments not sold pursuant to the put with CIT Healthcare; and (c) approximately $1.00 per share, of which 80% would be paid in cash and 20% would be reflective of the value Cambridge Holdings attributed to the stake that our then existing stockholders would hold in the combined entity. Care would be the surviving entity, however, the proposal indicated that Cambridge Holdings and its affiliates would own approximately 80% of the surviving entity. The proposal indicated that it was not subject to financing and required the termination of CIT Healthcare as the external manager with a Cambridge Holdings affiliate appointed as the new external manager. Any costs associated with termination of the management agreement would be the responsibility of the company. Additionally, Cambridge Holdings required 30 to 45 days of exclusivity.

On January 14, 2009, the special committee met to discuss the status of the sale process. At this meeting, the special committee discussed the possibility that our then chief executive officer might participate in a potential bid for the company. The special committee agreed that Mr. Kellman, our then chief executive officer, should be permitted to participate in a third party bid subject to certain procedures being put in place to avoid any conflicts of interest and safeguard the special committee’s process of exploring strategic alternatives that would result in the highest and best return for our stockholders. The company and CIT Healthcare prepared a letter for Mr. Kellman, dated as of January 20, 2009, acknowledging these procedures and his duty to maintain the confidentiality of any and all information regarding the company and the special committee’s exploration of strategic alternatives, which Mr. Kellman executed and returned to the special committee.

On February 2, 2009, the special committee and its advisors met to review the results of the strategic process. Credit Suisse informed the special committee that pursuant to the special committee’s instructions it had contacted ten potentially interested parties, received signed confidentiality agreements from five of such parties and provided to those five parties a confidential information memorandum regarding the company. In addition, Credit Suisse was contacted by Tiptree. After discussing and receiving approval from the special committee to proceed with discussions with Tiptree, a confidentiality agreement was signed and access to the confidential information memorandum was granted to Tiptree. Credit Suisse informed the special committee that only two of the five parties who had signed confidentiality agreements had submitted non-binding indications of interest. The special committee, with the assistance of Credit Suisse and the company’s legal advisors, reviewed the terms of the two non-binding indications of interest received.

The first proposal, received on January 30, 2009, was a non-binding indication of interest from Party E, a privately held diversified real estate investment trust. Its proposal contemplated a stock acquisition of Care at $10.00 per share in cash that was not subject to a financing condition. Party E’s non-binding indication of interest assumed that, prior to completion of the transaction, Care would have sold all of its mortgage loans to CIT Healthcare through the mortgage purchase agreement and/or through portfolio sales to third parties. Party E’s proposal also assumed that the management agreement with CIT Healthcare would be terminated prior to closing, but did not specify what impact the payment of the termination fee to CIT Healthcare would have on the price per share it was offering.

The second proposal was a non-binding indication of interest from Party D received on January 29, 2009. Party D’s proposal outlined the terms of a multi-step transaction wherein we would (i) sell a portion of our mortgage loan assets to Party D for a purchase price not to exceed approximately $81 million, (ii) sell the remainder of our mortgage loan assets to CIT Healthcare pursuant to the mortgage purchase agreement, capped at approximately $90 million and (iii) acquire Party D’s healthcare net lease business in a “reverse acquisition” transaction for consideration consisting of (a) the issuance of approximately 30 million shares of our common stock valued at approximately $245 million based on our stock price at that time, (b) the assumption by us of existing debt of approximately $355 million, (c) the issuance of a promissory note in an amount of $110 million that would mature upon receipt of HUD financing with respect to certain of Party D’s properties and (d) $170 million in cash. The proposal contemplated that our management agreement with CIT Healthcare would be terminated prior to the closing of the reverse acquisition transaction, but did not indicate the impact the termination fee would have on the terms of its proposal. The proposal was not subject to a financing condition, but was conditioned on Party D’s completion of due diligence. After the review of the two proposals, the special committee instructed management and Credit Suisse to continue discussions with both Party D and Party E with a view to soliciting improvements to their respective proposals.

On February 3, 2009, pursuant to the mortgage purchase agreement, we sold one mortgage loan to CIT Healthcare for proceeds of approximately $22.5 million.

On March 2, 2009, we received an unsolicited non-binding preliminary proposal from Tiptree regarding a tender offer for 51% of our outstanding common stock at an unspecified price per share. The proposal contemplated that the management agreement with CIT Healthcare would be terminated and Tiptree would enter into an external management or advisory agreement with the company. The proposal did not specify what impact the payment of the termination fee to CIT Healthcare would have on the price per share Tiptree was offering. Tiptree had previously communicated its interest in only acquiring shares from CIT Healthcare and one or two other stockholders in order to acquire control of the company and was informed that the board was not willing to consider that type of transaction. As such, Tiptree had declined to provide a solicited preliminary indication of interest by the January 29 deadline.

On March 6, 2009, the special committee met to discuss the status of the sale process. At this meeting, the special committee also reviewed an analysis prepared by management of the estimated values of the company’s assets, and the special committee began considering an orderly liquidation of the company’s assets as a possible strategic alternative in the event that the company was not able to successfully conclude a sale of the company.

On March 9, 2009, Party E informed us that it was no longer interested in pursuing a strategic transaction with us due to, among other reasons, the complexities of our real-estate portfolio structures, and dropped out of the process.

On March 13, 2009, we received a new unsolicited non-binding preliminary proposal (the “Potential Cambridge Tender Offer”) from Cambridge Holdings regarding a potential tender offer by Cambridge Holdings for 51% of our outstanding common stock at $6.00 per share. Cambridge Holdings communicated that its tender offer would not be subject to financing. While the tender offer would be conditioned on our terminating our management agreement with CIT Healthcare, the proposal did not address the impact of the termination fee on the proposed tender offer price, and did not provide any evidence of Cambridge Holdings’ ability to finance such a tender offer. Cambridge Holdings had not executed a confidentiality agreement with us and thus did not have access to our online data room prior to submitting its proposal.

On March 13, 2009, the special committee and its advisors met to discuss the potential transaction with Party D and the Potential Cambridge Tender Offer. The special committee instructed Credit Suisse to continue to seek improvements to Party D’s proposal, to assist the company in reviewing financial and other information with respect to Party D’s proposal and to request that Party D submit a definitive bid by March 27, 2009. With respect to the Potential Cambridge Tender Offer, the special committee noted that the proposal did not indicate what impact the payment of the CIT termination fee would have on the proposed tender offer price, and the special committee instructed management and Credit Suisse to follow-up with Cambridge Holdings to clarify the terms of its proposal as well as to obtain additional information from Cambridge Holdings regarding its ability to finance such a tender offer.

On March 20, 2009, we received an unsolicited non-binding preliminary proposal from Party F, a private equity firm, for a stock acquisition of Care at between $5.43 and $6.52 per share. The proposal did not address the CIT Healthcare management agreement. Party F had not executed a confidentiality agreement with us and thus did not have access to our online data room prior to submitting its proposal.

On March 27, 2009, we received a revised non-binding expression of interest from Party D that (i) decreased the number of mortgage loan assets that Party D was willing to purchase from us to certain specified loans with an aggregate purchase price of no more than approximately $76 million, (ii) decreased the number of mortgage loan assets that Party D would require us to sell to CIT Healthcare pursuant to our mortgage purchase agreement to certain specified loans with an aggregate purchase price capped at approximately $62 million, (iii) decreased the amount of cash consideration payable to Party D in the proposed “reverse acquisition” transaction to approximately $39 million, (iv) increased the amount of debt assumed by us in the “reverse acquisition” transaction to approximately $413 million, (v) increased the amount of the promissory note that we would issue in the “reverse acquisition” transaction to approximately $125 million and (vi) increased the amount of common stock that we would issue to Party D in the “reverse acquisition” transaction to an amount that would result in Party D owning approximately 88% of our common stock post-closing. The revised proposal also contemplated our existing stockholders would receive a cash dividend of $5.00 per share in connection with the transaction. Party D’s revised proposal also required that our management agreement with CIT Healthcare be terminated prior to closing. The revised proposal was not subject to a financing condition, but was conditioned on Party D’s completion of due diligence.

On April 1, 2009, the special committee and its advisors met to review the results of the sale process and to consider the status of the proposals received by the company. The special committee was advised that from the date Credit Suisse had started contacting potentially interested parties, the company had received seven unsolicited inquiries. They further summarized that, of the combined seventeen solicited and unsolicited inquiries, six parties had signed a confidentiality agreement and received access to the online data room. They further noted that two of the solicited parties, Party D and Party E, provided preliminary non-binding proposals, but that Party D was the only solicited bidder that had submitted a second round proposal. Finally, they noted that three unsolicited non-binding indicative proposals had been received, although two of the unsolicited proposals contemplated tender offers for less than all of the company’s outstanding stock and not an acquisition of the entire company.

The special committee discussed Party D’s proposal at length, including the terms of the proposal, the transaction mechanics, the sources and uses of capital and the pro forma capitalization and ownership of the company post-closing. Management reported to the special committee on the preliminary results of their due diligence of Party D and its healthcare net lease portfolio, including portfolio mix, concentration, gross asset value, lease and debt maturities, coverages and yields, occupancy statistics and other operating characteristics. The special committee, with the assistance of Credit Suisse, also discussed certain pro forma financial consequences of the proposed Party D transactions. At that time, the consensus of the special committee members was that Party D’s proposal was not sufficiently attractive to the company’s stockholders, and the special committee instructed management and Credit Suisse to communicate to Party D that it should attempt to improve its bid and respond by no later than April 27, 2009.

The special committee then considered other available options for the company, including further exploring the Cambridge Tender Offer, the tender offer proposal from Tiptree and the stock acquisition proposal from Party F. The special committee also considered other alternatives such as the sale of all of our mortgage loan assets followed by cash dividends to our stockholders or a full liquidation of our company. The special committee instructed McDermott to prepare a memorandum that compared the legal considerations applicable to the proposed transaction with Party D to an orderly liquidation of our company.

On April 16, 2009, our special committee met to discuss the status of various strategic alternatives being explored, including the status of negotiations with Party D, and the attractiveness of the terms of the most recent proposal from Party D relative to other strategic options available to the company such as (i) terminating the management agreement with CIT Healthcare, internalizing management and operating the company on a standalone basis while continuing the transition to an equity REIT by selling off its mortgage loan assets and redeploying the proceeds therefrom in attractive healthcare-related equity investments, or (ii) liquidating the company. The company’s then chief investment officer provided an overview for the special committee of the possible approaches that could be taken to liquidating the company’s mortgage loan portfolio to maximize the proceeds therefrom, including soliciting early pre-payments from borrowers, portfolio sales to third parties or selling the mortgage loans to CIT Healthcare pursuant to the mortgage purchase agreement.

On April 17, 2009, we received a new non-binding preliminary proposal from Tiptree regarding a potential cash merger of a subsidiary of Tiptree with and into us, with our stockholders receiving an indicated value of approximately $7.36 per share and continuing to hold, on a pro-forma basis, approximately 15-20% of the post-closing combined company. Tiptree indicated that it placed a value of $0.64 on each post-closing share of common stock (the “Tiptree Merger Proposal”). Tiptree had previously proposed a tender offer for 51% of our outstanding common stock. The preliminary Tiptree Merger Proposal was subject to our terminating our management agreement with CIT Healthcare at closing, CIT Healthcare waiving its termination fee and the new company entering into a new advisory agreement with Tiptree’s affiliate, Tricadia Capital. In addition, the Tiptree Merger Proposal was subject to Tiptree obtaining $40 — $70 million in financing. The Tiptree Merger Proposal also contemplated that our then chief executive officer would remain on the management team of the combined company. In order to move forward, Tiptree requested a 75-day exclusivity period with liquidated damages for breach of such exclusivity arrangement in the amount of $500,000.

On April 20, 2009, the special committee and its advisors met to discuss the Tiptree Merger Proposal. The special committee, with the assistance of our management (excluding our then chief executive officer, Mr. Kellman, who the special committee understood was participating with Tiptree in its bid) and representatives from Credit Suisse discussed the terms of the proposal and considered, among other things, the potential adverse impact of the transaction on our pro forma leverage and public float, the lack of clarity with respect to the treatment of the termination fee to CIT Healthcare, the lack of clarity regarding Tiptree’s valuation of the stub equity resulting from the transaction, the need for new financing and the need to conduct due diligence on Tiptree. The special committee instructed management and Credit Suisse to follow up with Tiptree to obtain additional information about Tiptree and the Tiptree Merger Proposal.

On April 27, 2009, we received an unsolicited non-binding preliminary proposal from Party G, a family owned holding company with investments in the real estate and financial services sectors, to acquire our outstanding common stock for a price in cash stated to be “in excess of $8 per share.” The proposal was conditioned on the completion of due diligence by Party G, Party G entering into employment agreements with certain key managers of our company, including our then chief executive officer, Mr. Kellman, and an unspecified exclusivity period.

On April 30, 2009, we received an updated non-binding preliminary proposal from Tiptree which increased the per share cash consideration to our stockholders to approximately $8.00 per share, but was further conditioned on Tiptree obtaining financing and CIT Healthcare agreeing to accept its termination fee in the form of a promissory note. The revised proposal was also subject to Tiptree completing due diligence on the company and its assets. The updated preliminary proposal from Tiptree continued to insist on a 75-day exclusivity period, with liquidated damages for breach of such exclusivity arrangement in the amount of $500,000, in order to move forward.

On April 30, 2009, we also received a revised non-binding expression of interest from Party D that (i) increased the number of mortgage loans that Party D was willing to purchase from us to certain specified mortgage loans with an aggregate purchase of no more than $98 million, (ii) decreased the number of mortgage loans that Party D would require us to sell to CIT Healthcare pursuant to the mortgage purchase agreement to certain specified mortgage loans with an aggregate purchase price not to exceed approximately $13 million, (iii) decreased the amount of cash consideration payable to Party D in the “reverse acquisition” transaction to $10 million and (iv) decreased the amount of common stock that we would issue to Party D in the “reverse acquisition” transaction to an amount equal to approximately 85% of the company post-closing, which had the effect of increasing the amount of stub equity our stockholders would hold in the company post-closing. Party D’s revised proposal continued to contemplate that we would declare a cash dividend to our stockholders in connection with the transaction in an aggregate amount equal to our outstanding cash balance immediately prior to closing of the transaction after taking into account the $10.0 million cash payment due to Party D upon closing of the transaction and the prior payment and satisfaction of all of our transaction expenses, including the termination fee due to CIT Healthcare. The revised proposal from Party D remained conditioned on Party D completing its due diligence on the company and its assets.

During April 2009, at the special committee’s instruction, Credit Suisse contacted Party F communicating that Party F’s proposal would need to be improved upon. Party F did not indicate a willingness to continue in the process.

On May 1, 2009, the special committee and its advisors met to discuss the revised proposal received from Party D, the Party E Merger Proposal and the proposal from Party G. Our then chief executive officer was not present at this meeting. The special committee, with the assistance of Credit

Suisse, reviewed the Tiptree Merger Proposal and the Party G proposal and, following discussion of the proposals, determined that the proposed terms of the Tiptree Merger Proposal and the Party G proposal were not sufficiently certain or potentially attractive, both generally and in relation to the Party D proposal, to warrant entering into an exclusivity arrangement with either party, but instructed management and Credit Suisse to attempt to continue discussions with both Tiptree and Party G on a non-exclusive basis if such parties were willing to do so.

With respect to the revised Party D proposal, the special committee discussed at length the revised terms, the relative value of the proposal vis-a-vis other proposals received during the sale process and the risks of non-consummation associated with the proposed Party D transaction, both generally and in relation to the other proposals received. After discussion, the special committee instructed management to work with Party D to prepare a mutually acceptable non-binding term sheet outlining the material terms of their proposal prior to reaching any conclusion on Party D’s request for a 30-day exclusivity period.

On May 7, 2009, the special committee recommended and the board approved the entry into a non-binding term sheet with Party D that reflected the terms of Party D’s April 27, 2009 revised proposal (the “Party D Term Sheet”). At the same meeting, the special committee recommended and the board approved the execution of an exclusivity agreement with Party D that required us to negotiate exclusively with Party D until June 7, 2009. During this period, both parties continued due diligence of each other’s assets.

Pursuant to the terms of our agreement with Cambridge Holdings, we provided notice to Cambridge Holdings on May 7, 2009 that we had entered into a term sheet with Party D for a transaction that would result in a change in control of Care. Pursuant to the terms of a put agreement entered into in connection with our investment in the Cambridge portfolio, such notice provided Cambridge Holdings a contractual right to “put” its interests in the portfolio to us at a price equal to the then fair market value of such interests, as mutually agreed by the parties, or, lacking such mutual agreement, at a price determined through qualified third party appraisals.

On May 12, 2009, Cambridge Holdings filed suit in a state court in Texas requesting a declaratory judgment that the agreements relating to our investment in the Cambridge portfolio required us to obtain the consent of Cambridge Holdings prior to entering into a transaction with Party D, or prior to entering into any transaction that would involve any direct or indirect change in the ownership of our investment in the Cambridge portfolio. Cambridge Holdings withdrew its lawsuit without prejudice on May 19, 2009 after receiving a letter from our counsel explaining that the Cambridge portfolio agreements do not provide Cambridge Holdings with a right to approve any sale of control of Care. Despite withdrawal of its lawsuit, Cambridge Holdings has continued to insist that the Cambridge portfolio agreements provide it with a right to approve any attempted sale by us of Care or of our subsidiary that holds our Cambridge portfolio interest.

Cambridge Holdings did not exercise its right to put its 15% interest to us in connection with our entry into the Party D Term Sheet. Instead, it took the position in a letter to us dated May 26, 2009 that our put notice with respect to the Party D Term Sheet was null, void and of no force and effect because the transaction with Party D could not be consummated without the approval of Cambridge Holdings.

On June 9, 2009, the special committee and its advisors met to discuss the status of negotiations with Party D and the objections to the Party D transaction raised by Cambridge Holdings. Management and representatives from Credit Suisse updated the special committee on the status of negotiations and diligence being performed with Party D. In light of the progress made to date, the special committee authorized management to extend the exclusivity period with Party D through June 30, 2009.

At the June 9, 2009 meeting, our then chairman of the board and our then chief executive officer reported that they had preliminary conversations with a representative of Cambridge Holdings, the chairman of the board and chief executive officer of Cambridge Holdings, regarding the possibility of us either purchasing Cambridge’s 15% interest in the Cambridge portfolio or selling to Cambridge Holdings our 85% interest in the Cambridge portfolio, prior to or in connection with the Party D transaction. They reported that the representative of Cambridge Holdings responded that he was not willing to sell his interest, but he might be willing to purchase our 85% interest in the portfolio. On a preliminary basis, the representative of Cambridge Holdings indicated a willingness to purchase our 85% interest in the Cambridge portfolio for $20.0 million, consisting of $5.0 million in cash and a $15 million personal promissory note, the terms of which were not specified. After discussion of the preliminary terms proposed by Cambridge Holdings, the special committee instructed management to continue discussions with Cambridge Holdings with a view to improving the terms of a proposed sale of our 85% interest in the Cambridge portfolio in connection with the closing of a strategic transaction with Party D.

On June 30, 2009, the special committee authorized management to extend the exclusivity period with Party D through July 14, 2009 to allow for further negotiations with a view to improving the proposed terms of the transaction.

On July 15, 2009, the special committee, with the assistance of our management and its advisors, met to discuss and review the proposed transaction with Party D and the progress of negotiations with Cambridge Holdings to sell to Cambridge Holdings our 85% interest in the Cambridge portfolio in connection with the closing of a strategic transaction with Party D . The special committee, management and its advisors also reviewed and discussed the process, risks, timing and estimated costs of a strategic transaction with Party D compared to the process, costs, risks, timing and estimated costs associated with an orderly liquidation of the company. At the meeting, the special committee authorized management to extend the exclusivity agreement with Party D through August 15, 2009 to allow for further negotiations with a view to improving the proposed terms of the transaction. Also at this meeting, the special committee authorized management to pursue the sale of the company’s mortgage loan assets, through the exercise of the mortgage purchase agreement with CIT Healthcare, the marketing of the loans to unaffiliated third party buyers and/or through the sale of loans to Party D pursuant to the Party D Term Sheet. The special committee acknowledged that such a monetization strategy was appropriate given market conditions at that time and the possible use of the proceeds from such sales to increase the amount of any cash dividend payable to the company’s stockholders in connection with either a strategic transaction or a decision to liquidate.

Due to press reports that suggested that CIT Group Inc. might be forced to file for bankruptcy protection, on July 17, 2009, the special committee met to review and discuss the potential impact on Care of a potential bankruptcy filing by CIT Group Inc. Among other things, the special committee discussed the potential impact on the management agreement and the mortgage purchase agreement.

On July 24, 2009, the special committee met to discuss the status of negotiations with Party D as well as to discuss other potential strategic alternatives. Management provided to the special committee an analysis of the company’s business plan assuming it terminated its management agreement with CIT Healthcare and continued to operate its business and complete its transition to an equity REIT on a standalone basis (the “Standalone Business Plan”). Management also provided a preliminary projection of the values that could be realized if the company pursued a plan of liquidation. Included in this report was an analysis of the cost savings from delisting the company’s stock, deregistering as a public company and ceasing public company reporting and compliance. The special committee instructed management to continue to explore all strategic alternatives, including negotiations with Party D, but to also continue to actively market for sale the company’s mortgage loan assets.

On August 5, 2009, the special committee met to discuss the status of negotiations with Party D and to review a revised Standalone Business Plan and a revised liquidation analysis. The special committee and its advisors evaluated the various strategic options available to the company, and, after considering the process, timing, costs and risks associated with each of the various options, considered which of the options was likely to result in the highest overall return of value to the stockholders.

On August 10, 2009, we received a non-binding indication of interest from Cambridge Holdings to acquire all of our outstanding common stock at $9.00 per share, less a deduction for the value of the operating partnership units then held by Cambridge Holdings (the “Cambridge Merger Proposal”). The Cambridge Merger Proposal was subject to the condition that our management agreement with CIT Healthcare be terminated without the payment of any termination fee and to the satisfactory completion of due diligence. The proposal also requested a 30-day exclusivity period. At the time, the company was bound to negotiate exclusively with Party D pursuant to an exclusivity agreement.

On August 13, 2009, the special committee met to discuss the status of negotiations with Party D and to review a further revised Standalone Business Plan and a further revised liquidation analysis. The special committee and its advisors evaluated the various strategic options available to the company, and, after considering the process, timing, costs and risks associated with each of the various options, further considered which of the options was likely to result in the highest overall return of value to the stockholders.

On August 19, 2009, pursuant to the mortgage purchase agreement, we agreed to sell two mortgage loans to CIT Healthcare for proceeds of approximately $2.3 million.

On August 21, 2009, the Cambridge Merger Proposal expired.

Negotiations with Party D continued throughout July, August and September. In addition, negotiations to sell back to Cambridge Holdings the company’s 85% interest in the Cambridge portfolio continued in earnest, as it became apparent that the reverse acquisition transaction with Party D could only be concluded if and when the dispute with Cambridge Holdings could be resolved.

In July 2009, Party D informed us that it would be willing to complete its acquisition of certain of our mortgage loan assets in advance of, and independent of, reaching agreement on the terms of a reverse acquisition transaction. During July and August 2009, we negotiated the terms of a loan purchase agreement with Party D relating to certain of our mortgage loans and simultaneously continued to market our mortgage loan assets to third parties with a view to optimizing the proceeds from any sales.

On September 15, 2009, we sold to Party D four of our mortgage loan assets for proceeds of approximately $24.8 million. The loan purchase agreement governing the sale also provided for the later sale of an additional mortgage loan asset, subject to satisfaction of certain conditions to closing, and granted us the option to sell to Party D two additional mortgage loan assets, assuming we were able to meet certain closing conditions by no later than September 30, 2009. We did not sell the additional mortgage loan or the two option mortgage loans to Party D, but later (on October 6, 2009 and November 12, 2009, respectively) sold the two option loans to unaffiliated third parties, as discussed further below. We were not able to meet the conditions to closing on the sale of the additional mortgage loan to Party D by September 30, 2009.

We continued to negotiate the terms of the Party D reverse acquisition proposal during September and most of October and continued to extend our exclusivity agreement with Party D to allow such negotiations to continue with a view to improving the terms of the proposed transaction. We also continued to pursue the sale of our remaining mortgage loan assets, either to CIT Healthcare pursuant to our mortgage purchase agreement or to third parties. We also continued to negotiate a sale of our 85% interest in the Cambridge portfolio back to Cambridge Holdings.

On September 16, 2009, pursuant to the mortgage purchase agreement, we agreed to sell to CIT Healthcare our participation interest in a mortgage loan for proceeds of approximately $17.4 million.

On September 18, 2009, Party D sent a letter to the board requesting that we commit to executing a definitive agreement within the next 10 business days.

At a meeting held on September 25, 2009, the special committee and its advisors reviewed and discussed the status of negotiations with Party D, the status of management’s efforts to monetize our mortgage loan portfolio and a further revised liquidation analysis prepared by management. The special committee also reviewed and discussed a further revised Standalone Business Plan. The special committee and its advisors evaluated the various strategic options available to the company, and, after considering and comparing the process, timing, costs and risks associated with each of the various options, further considered which of the options was likely to result in the highest overall return of value to the stockholders. The special committee and its advisors also discussed the issues surrounding CIT Group’s distressed financial situation and possible bankruptcy filing and any impact that such circumstances might have on the various alternatives.

Prior to the expiration of our mortgage purchase agreement with CIT Healthcare on September 30, 2009, we provided notice of our intent to sell three additional loans to CIT Healthcare with an aggregate principal balance of approximately $35 million, subject to our ability to meet the terms and conditions of the mortgage purchase agreement.

At a meeting held on October 5, 2009, the special committee and its advisors discussed the status of negotiations with Party D regarding the reverse acquisition transaction and the status of negotiations with Cambridge Holdings regarding its proposed acquisition of our 85% interest in the Cambridge portfolio. The special committee continued its discussion and evaluation of the company’s various options, including continued operation or liquidation. The special committee and its advisors also discussed the issues surrounding CIT Group’s distressed financial situation and possible bankruptcy filing and any impact that such circumstances might have on the various alternatives.

On October 6, 2009, we sold our interest in a mortgage loan to an unaffiliated third party for approximately $8.5 million.

Over a period of several weeks in October, representatives from the company, management and the company’s advisors met in person and telephonically with Party D and its advisors to continue negotiations of contract documents relating to the Party D reverse acquisition proposal. The parties had identified several key issues with respect to which they were in disagreement, including the terms of the promissory note proposed to be issued by us in connection with the transaction and certain other terms such as the nature and extent of certain deal protection and post-closing recourse provisions. In addition, the parties continued to discuss the complexities caused by Cambridge Holdings’ threats to object to the reverse acquisition transaction and its refusal to negotiate an acceptable price for Care’s 85% interest in the Cambridge portfolio.

During the same time period, our then chairman engaged in a number of conversations with Cambridge Holdings in an attempt to improve the terms of the proposed acquisition by Cambridge Holdings of our 85% interest in the Cambridge portfolio. During the course of such discussions, the representative of Cambridge Holdings indicated on one or more occasions, on an unsolicited basis, that Cambridge Holdings was prepared to purchase all of our outstanding common stock for $60 million, less the value of the operating partnership units then held by Cambridge Holdings. The Cambridge Holdings proposal assumed that we would monetize the remainder of our mortgage loan assets and distribute all of our cash to our stockholders prior to consummation of the transaction.

On October 19, 2009, Mr. Gorman resigned as our chairman of the board due to time constraints resulting from his other business commitments, and the remaining board members appointed Mr. Besecker, our then vice chairman of the board, to the position of chairman of our board of directors.

Our exclusivity agreement with Party D expired on October 23, 2009.

On October 24, 2009, our new chairman of the board of directors, Mr. Besecker, spoke with a representative of Cambridge Holdings to discuss the terms of Cambridge Holdings’ unsolicited oral offer to purchase all of our outstanding common stock for $60 million, less a deduction of $10 million for the value of the operating partnership units then held by Cambridge Holdings.

During the week of October 25, 2009, Party D elected not to further pursue a reverse acquisition transaction with us, based in substantial part on the complications and delays caused by the threatened objections made by Cambridge Holdings and our inability to resolve those objections by selling our 85% interest back to Cambridge Holdings.

On November 1, 2009, CIT Group announced that it filed a prepackaged plan of reorganization for CIT Group, Inc. and CIT Group Funding Company of Delaware LLC under the U.S. Bankruptcy Code. None of CIT Group’s operating subsidiaries, including CIT Healthcare, were included in the filings made November 1, 2009.

On November 5, 2009, our special committee met to discuss Cambridge Holdings’ oral offer to purchase the common stock of the company. The special committee also discussed a possible liquidation of the company and considered a timeline for approval of a plan of liquidation and an outline of the process for delisting and deregistering the company’s common stock to decrease compliance costs during a liquidation.

On November 9, 2009, we publicly announced that we were nearing completion of our review of strategic alternatives for the company and that such alternatives included a sale or merger of the entire company and an orderly liquidation of our assets, accompanied by one or more special cash distributions to our stockholders.

On November 11, 2009, we received a revised proposal from Cambridge Holdings that valued 80% — 85% of our outstanding common stock at $60 million, less a deduction of $10 million for the operating partnership units then held by Cambridge, and contemplated the termination of the management agreement with CIT Healthcare. The Cambridge Holdings proposal assumed that we would monetize all but two of our remaining mortgage loan assets and distribute all of our cash to our stockholders prior to consummation of the transaction. The proposal provided for the company to retain its status as a publicly traded REIT and for the company’s existing stockholders to retain a 15% — 20% ongoing ownership interest in the company.

On November 12, 2009, we sold our interests in two mortgage loans to an unaffiliated third party for approximately $22.4 million.

On November 17, 2009, Party D announced that it had reached an agreement to sell its healthcare net lease business to a publicly traded healthcare REIT.

On November 23, 2009, our special committee met to review a preliminary plan of liquidation and compared the values reflected in such plan of liquidation against management’s revised Standalone Business Plan.

On November 25, 2009, we filed a lawsuit against Cambridge Holdings and its affiliates, including its chairman and chief executive officer, seeking declaratory judgments that (i) we have the right, without the approval of Cambridge Holdings, to engage in a business combination transaction involving our company or a sale of our wholly owned subsidiary that serves as the general partner of the partnership that holds the direct investment in the portfolio, (ii) Cambridge Holdings’ contractual right to put its own interests in the Cambridge medical office building portfolio has expired and (iii) the operating partnership units held by Cambridge Holdings do not entitle Cambridge Holdings to receive any special cash distributions made to our stockholders, including any liquidating distributions declared pursuant to our plan of liquidation. We also brought affirmative claims for tortious interference by Cambridge Holdings with our prospective contract with Party D and for breach by Cambridge Holdings of the implied covenant of good faith and fair dealing.

On December 4, 2009, the special committee and its advisors and the board of directors reviewed and considered a draft plan of liquidation prepared by management. In connection therewith, the special committee reviewed and considered management’s estimates of the values of our assets, the confirmatory valuations provided on our three remaining mortgage loan assets and our Bickford and SMC interests received from separate outside valuation experts, our current and contingent liabilities and obligations, the costs associated with liquidation and the estimated general and administrative costs required to operate the company. The special committee and the board of directors also reviewed a draft proxy statement to the company’s stockholders soliciting approval of the plan of liquidation. The special committee and the board also received an update from management and Credit Suisse on parties who had recently expressed an interest in a transaction with the company. Since the company had announced on November 9, 2009, that it was completing its review of strategic alternatives, eleven new potentially interested parties had contacted management or Credit Suisse to express an interest in a range of different transactions involving all or only some of the company’s assets. Seven of these parties entered into confidentiality agreements and were granted access to the company’s online data room. No definitive terms of a transaction had been discussed at that time. The special committee and the board also discussed the terms of a potential performance share award to Mr. Besecker and several members of the company’s senior management which would incentivize these individuals to maximize the proceeds of a liquidation or sale of the company and expedite the return of capital to the company’s stockholders.

Also on December 4, 2009, our then chief executive officer, F. Scott Kellman, resigned from our company, effective immediately. Our board appointed Salvatore (Torey) V. Riso, Jr., then our chief compliance officer and secretary, as our new chief executive officer.

On December 10, 2009, our special Committee and our board of directors reviewed a final plan of liquidation of the company and a revised draft of the proxy statement soliciting our stockholders approval of the plan of liquidation. The special committee determined that the plan of liquidation was advisable and in the best interests of the company and our stockholders and resolved to recommend to the full board of directors that such plan of liquidation be adopted and presented to the stockholders for approval. On the same date, our board of directors determined, based on the recommendation of the special committee, that the plan of liquidation was advisable and in the best interests of the company and our stockholders and recommended that our stockholders approve the plan of liquidation. On the same date, our board of directors approved the grant of a performance share award for 5,000 shares of the company’s common stock to each of Mr. Besecker and Mr. Riso, the grant of a performance share award for 3,000 shares of the company’s common stock to Mr. Hughes, the company’s chief financial officer, treasurer, chief compliance officer and secretary and the grant of a performance share award for 1,000 shares of common stock to Mr. McDugall, the company’s then chief investment officer. See “Proposal One: Issuance of Care Common Stock to Tiptree — Interests of Certain Persons in the Tiptree Transaction” on page 41 for additional details on the these performance share awards.

Recent Events

On January 15, 2010, we entered into an amended and restated management agreement with our manager, CIT Healthcare, which reduced the monthly base management fee and the fee payable to CIT Healthcare upon termination of the management agreement.

On January 21, 2010, Credit Suisse received a letter from Mr. Geoffrey Kauffman, President and Chief Operating Officer of Tiptree, proposing a tender offer for up to 100% of the shares of our company for a price of $8.50 per share and that the current management agreement with CIT Healthcare be replaced with a combination of internal management and an advisory agreement with Tiptree’s management company. Tiptree’s proposal provided that the source for the cash tender offer would be (i) the company’s cash on hand net of short term payables and announced dividends and (ii) Tiptree’s cash on hand.

On that same day, Mr. Besecker directed Credit Suisse to let Tiptree know that we would contact them shortly after the special meeting of shareholders and board meeting that was to take place on January 28, 2010.

On January 27, 2010, Mr. Besecker met with Party H who proposed to buy assets of Care for $2 — $4 per share to be refined after additional due diligence.

On January 28, 2010, at a special meeting of the stockholders of the company, the plan of liquidation was approved.

On or about February 1 and 2, 2010, we sent out letters to interested parties requesting bids for one or more assets of the company with a bid deadline of February 16, 2010.

On February 2, 2010, Mr. Riso, along with employees of our manager, Mr. Kauffman, and Luke Scheuer of Tiptree had a telephonic meeting to discuss Tiptree’s proposal and obtain an overview of Tiptree.

On February 4, 2010, Tiptree executed a new confidentiality agreement.

On February 8, 2010, Mr. Riso, along with employees of our manager, met with Mr. Kauffman and Mr. Scheuer at CIT’s offices in New York City to discuss a revised proposal by Tiptree to acquire a controlling interest in the company. Tiptree proposed to make an equity investment in our common stock at a price of $8.78 per share and a minimum of approximately 5,125,000 shares of our common stock, conditioned upon our company conducting a self tender for up to 100% of our common stock from our stockholders at the same $8.78 per share price. Tiptree proposed that if more than 17,200,000 shares of our company’s common stock were tendered in the tender offer, Tiptree would increase its purchase of shares by the amount of the excess over 17,200,000 to preserve working capital. If less than 15,200,000 shares were tendered, Tiptree would have the option to increase its equity investment by the amount of the shortfall in order to preserve at least a 50.1% ownership stake in our company. If between 15,200,000 and 17,200,000 shares were tendered in the tender offer, Tiptree would purchase 5,125,000 shares of common stock. The proposal was conditioned upon (i) a minimum of 10,250,000 shares tendered in the tender offer, (ii) no material adverse changes to our company, (iii) Tricadia Capital being named to replace CIT Healthcare as the external manager of our company, and (iv) CIT Healthcare agreeing to enter into a transition services agreement with our company to transition management services to Tricadia Capital after the closing.

On February 9, 2010, Mr. Riso received a proposal from Party H to purchase all of the company’s common stock for $3.00 per share net of the company’s cash on hand and not including the purchase of our then existing loan portfolio. The proposal provided for 28-day due diligence period following board approval.

On February 10, 2010, Mr. Riso and representatives from McDermott met telephonically with representatives of Tiptree and Schulte Roth & Zabel LLP (“Schulte Roth”), counsel to Tiptree, to discuss legal issues relating to the transaction structure proposed by Tiptree.

On February 12, 2010, Mr. Kauffman, Mr. James McKee and Mr. Scheuer, met telephonically with members of Schulte Roth and members of McDermott to discuss Cambridge litigation due diligence.

On February 19, 2010, a loan from the company’s mortgage portfolio matured and we received proceeds of approximately $10 million.

On February 23, 2010, our board of directors approved an amendment and restatement of the performance share award agreements granted to Flint D. Besecker, Salvatore (Torey) V. Riso, Jr., Paul F. Hughes and Michael P. McDugall on December 10, 2009. The performance share awards were amended and restated such that the awards are now triggered upon the consummation, during 2010, of one or more of the following transactions that results in a return of value to our stockholders within the parameters expressed in the agreement: (i) a merger or other business combination resulting in the disposition of all of the issued and outstanding equity securities of our company, (ii) a tender offer made directly to our stockholders either by us or a third party for at least a majority of our issued and outstanding common stock, or (iii) the declaration of aggregate distributions by our board equal to or exceeding $8.00 per share.

At the special committee meeting held on February 23, 2010, our management reported on the status of the Cambridge Holdings litigation, the status of the bid process for the assets of the company,

the general terms of the asset bids that the company had received thus far, the status of the Tiptree discussions, the offer from Party H and the decision by management not to pursue it due to the execution risk of the offer and the fact that Party H did not appear to be willing to assume full litigation risk associated with the Cambridge Holdings dispute. The special committee authorized management to pursue a sale of one of our mortgage loans and to continue to pursue the Tiptree transaction.

On February 24, 2010, Mr. Kauffman, Mr. Scheuer, Mr. McKee and members of Schulte Roth met telephonically with Mr. Riso and representatives of Credit Suisse and McDermott to discuss the structure of the potential transaction with Tiptree as well other material open terms, such as conditions to closing and deal protection provisions.

On February 26, 2010, we received a revised proposal from Tiptree providing for a price of $8.82 per share as well as revised share purchase numbers. On that same day, Mr. Kauffman, Mr. Scheuer, Mr. McKee, Mr. Michael Littenberg and Mr. Riso had a telephonic meeting with representatives of Credit Suisse and McDermott to discuss the structure and revised share price.

On March 1, 2010, the special committee met to receive an update on the discussions with Tiptree and to consider Tiptree’s request for exclusivity. Our special committee authorized management to enter into exclusive negotiations with Tiptree for a two-week period provided that Tiptree would agree to a price of $9.00 per share.

On that same day, Mr. Riso had a telephonic meeting with Mr. Kauffman during which Tiptree agreed to a price of $9.00 per share. As a result, we entered into an exclusivity agreement with Tiptree that would expire at 5:00 p.m. on March 12, 2010.

On March 2, 2010, we received a letter from Cambridge Holdings reiterating its proposal to acquire the company’s interest in Cambridge Holdings, Bickford and SMC for $60 million.

On the same day, we sold our interest in a mortgage loan to an unaffiliated third party for net proceeds of approximately $5.9 million.

On March 8, 2010, Mr. Riso met telephonically with Mr. Littenberg, Mr. Kauffman Mr. McKee and representatives of McDermott to discuss class action litigation due diligence.

On March 11, 2010, our special committee and board of directors met to receive an update on the status of the Tiptree discussions, a summary of the draft purchase agreement and an update on the asset disposition discussions. The special committee also discussed the letter from Cambridge Holdings and management’s proposed response. In addition, representatives from McDermott gave a presentation on the standards for approval of the Tiptree transaction and related fiduciary duties of the special committee and the board.

On March 12, 2010, we extended the exclusivity agreement with Tiptree that was to expire on March 12 to 5:00 p.m. on March 16, 2010.

On March 15, 2010, our special committee and our board determined that the proposed issuance of our common stock to Tiptree was fair, advisable and in the best interests of our stockholders and approved the tender offer, and recommended that the shareholders approve the issuance of shares to Tiptree in accordance with the purchase and sale agreement and the abandonment of the plan of liquidation in favor of the Tiptree share purchase.

On March 16, 2010, Care and Tiptree entered into the purchase and sale agreement which provides that the company will issue, and Tiptree will purchase, for a purchase price of $9.00 per share, a minimum of 4,445,000 shares of the company’s common stock, and that Tiptree may purchase additional newly issued shares depending on the number of shares tendered (and not withdrawn) in the tender offer. We agreed to use the proceeds from the issuance of common stock to Tiptree, combined with cash on hand, to effect the tender offer for up to all of our outstanding common stock at a fixed price of $9.00 per share. On March 15, 2010, the last trading day prior to the public announcement of the execution of the purchase agreement with Tiptree, the closing price of the company’s common stock as reported by NYSE was $8.36 per share.

On March 18, 2010, we provided notice to Cambridge Holdings that we had entered into the purchase and sale agreement with Tiptree for a transaction that may result in the change of control of the company. We provided this notice in accordance with the terms of a put agreement entered into in connection with our investment in the Cambridge portfolio. By its terms, the notice provided Cambridge Holdings with the option to “put” its interests in the portfolio to us at a price equal to the then-fair market value of such interests - as mutually agreed by the parties - or, lacking such mutual agreement, at a price determined through qualified third party appraisal. In our notice, we also reserved and reiterated our position, taken in the litigation, that the “put” option expired when Cambridge Holdings declined to exercise it in response to a prior notice from us regarding a contemplated (but unconsummated) change of control transaction in April 2009.

On March 22, 2010, a representative of Cambridge Holdings sent a letter to Mr. Riso stating that Cambridge Holdings declined to exercise its put right, if any, under the put agreement, and that they believed that the Tiptree transaction was in violation of the limited partnership agreements of the Cambridge Holdings’ assets.

Reasons for the Transaction

In reaching their determinations that the transaction with Tiptree is fair, advisable and in the best interests of our stockholders and recommending that our stockholders approve the issuance of shares to Tiptree and abandon the plan of liquidation, our board of directors and our special committee consulted with our management and our financial and legal advisors and considered the following factors:

•	the extensive sale process for the company undertaken over a period of more than one year, led by Credit Suisse, wherein the company received, evaluated and negotiated numerous strategic alternatives, including many offers to acquire all of the issued and outstanding common stock of the company through a merger, tender offer or similar business combination, none of which was successful;

•	our stockholders’ approval, at a special meeting held on January 28, 2010, of our plan of liquidation, which involved a complete liquidation of Care’s assets over time at an estimated total liquidation value range of $8.05-$8.90 per share, compared to the price that Tiptree will pay ($9.00 per share) and the price offered to the company’s stockholders ($9.00 per share) in the tender offer;

•	the tender offer is for up to 100% of our outstanding common stock and thus presents an opportunity for all of our stockholders to receive, on a current basis, $9.00 in cash for each share of common stock that they own, rather than having to wait for assets to be disposed of and cash proceeds distributed pursuant to the plan of liquidation;

•	the price offered to our stockholders in the tender offer of $9.00 per share is the same price that Tiptree, an unaffiliated third party, agreed to pay for our common stock pursuant to the purchase and sale agreement;

•	the purchase price of $9.00 per share payable to the company by Tiptree and payable to the company’s stockholders in the tender offer represents a 7.7% premium over the closing price of the company’s common stock on the NYSE on Monday, March 15, 2010 ($8.36), the last trading day prior to the public announcement of the execution of the purchase and sale agreement, and a 6.4% premium over the highest closing price ($8.46) of the company’s common stock during the 52-week period preceding such date;

•	Tiptree has agreed to assume certain closing-related risks pertaining to our pending litigation with Cambridge Holdings, which other interested parties were not willing to do;

•	stockholders seeking to monetize their investment may do so by tendering shares, and stockholders who wish to remain stockholders may do so by not tendering shares; and

•	the execution risks associated with the proposed plan of liquidation are likely greater than the execution risk of the Tiptree transaction.

Our special committee and board of directors believed that each of the above factors generally supported its determination and recommendation. Our special committee and board of directors also considered and reviewed with management a number of potentially negative factors concerning the transaction with Tiptree, including those listed below:

•	there is no assurance that we will be successful in our tender offer and have the minimum number of shares tendered for the transaction to close;

•	the fact that Cambridge Holdings has asserted a right to approve any sale or disposition of our direct or indirect interests in the Cambridge portfolio, including a change in control of the Company;

•	the actual or potential conflicts of interest which certain of our executive officers and our directors have in connection with the transaction with Tiptree, including those specified under the heading “Risk Factors” and “Interests of Certain Persons in the Tiptree Transaction”;

•	the costs to be incurred by our company in connection with execution of the transaction and the tender offer, including significant accounting, financial advisory and legal fees; and

•	the possibility that stockholders may, depending on their tax basis in their stock, recognize taxable gains (ordinary and/or capital gains) in connection with the completion of the transaction.

The above discussion concerning the information and factors considered by our special committee and board of directors is not intended to be exhaustive, but includes the material factors considered by our special committee and board of directors in making their determinations. In view of the variety of factors considered in connection with their evaluation of the transaction, our special committee and board of directors did not quantify or otherwise attempt to assign relative weights to the specific factors they considered. In addition, individual members of our special committee and board of directors may have given different weight to different factors and, therefore, may have viewed certain factors more positively or negatively than others.

Recommendations of Our Board of Directors and the Special Committee

OUR SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS RECOMMEND THAT YOU VOTE “FOR” THE ISSUANCE TO TIPTREE.

Interests of Certain Persons in the Tiptree Transaction

In considering the recommendation of our board of directors to approve the issuance of shares to Tiptree in connection with the transaction, our stockholders should consider that, as described below, the approval of the issuance by our stockholders and the closing of the transaction may have certain effects upon our officers and directors that differ from, or are in addition to (and therefore may conflict with), the interests of our stockholders. Our board of directors is aware of these interests and considered them in approving the transaction and recommending the issuance. A majority of the members of our board of directors qualify as independent under the rules of the New York Stock Exchange. In addition, two of the three members of our special committee, which recommended that our board of directors approve the transaction, qualify as independent under the rules of the New York Stock Exchange.

•	Flint D. Besecker, the chairman of the board, holds a performance share award that entitles him to receive 10,000 additional shares, which will represent $90,000 in value if the tender offer is completed.

•	Salvatore (Torey) V. Riso, Jr., our chief executive officer, holds a performance share award that entitles him to receive 10,000 additional shares, which will represent $90,000 in value if the tender offer is completed.

•	Paul F. Hughes, our chief financial officer, holds a performance share award that entitles him to receive 6,000 additional shares, which will represent $54,000 in value if the tender offer is completed.

In addition, our manager, CIT Healthcare LLC, has interests in the transaction that are different from your interests as a stockholder. Our manager acquired a warrant, dated September 30, 2008, to purchase 435,000 shares of our common stock with an exercise price of $17.00 per share. On March 16, 2010, our manager entered into a warrant purchase agreement with Tiptree, pursuant to which our manager will sell its warrant to purchase the 435,000 shares of our company’s common stock in exchange for $100,000 effective upon the closing of the transaction with Tiptree.

Consequently, these individuals and our manager may be more likely to support the Tiptree transaction than might otherwise be the case if they did not expect to receive those payments. Our board of directors and the special committee each was aware of these interests and considered them in making their recommendations.

Timing of the Transaction

In addition to the special meeting of stockholders to be held on May [ • ], 2010, the Tiptree transaction includes a tender offer, which will commence at or near the time this solicitation commences, and is scheduled to expire (unless extended) on or about the date of the special meeting. Stockholder approval of the issuance of common stock to Tiptree, the abandonment of our plan of liquidation and the first amendment to our charter are also conditions to the closing of the Tiptree transaction. There are also additional conditions to the closing of both the tender offer and the Tiptree issuance that must be met or, if applicable, waived, in order for the transaction to be completed (see the section entitled “The Purchase and Sale Agreement” for further information on the conditions to the closing). The tender offer is currently anticipated to expire on [ • ], subject to our rights to extend the offer. Assuming the tender offer is completed and the other conditions to the closing of the issuance are met or, if applicable, waived, we anticipate closing the issuance promptly after completion of the tender offer.

Effect of the Issuance Not Being Completed

Approval of the issuance of shares to Tiptree is a condition to closing the transaction. Therefore, if our stockholders do not approve the proposal to issue shares to Tiptree, we will be unable to complete the transaction and will either continue to pursue the plan of liquidation upon termination of the purchase and sale agreement or consider other strategic alternatives. If the proposal to issue shares to Tiptree is not approved, we will not abandon the plan of liquidation as approved by our stockholders on January 28, 2010.

Board of Directors Upon Closing

Pursuant to the purchase and sale agreement, at least three (3) members of our board of directors must resign as of the closing and the resulting vacancies filled by with candidates acceptable to Tiptree.

Termination of Management Agreement

In conjunction with the Tiptree transaction, we intend to terminate our existing management agreement with CIT Healthcare, hire certain employees and enter into a management agreement with

TREIT Management, TREIT Management, an affiliate of Tricadia Capital Management LLC, which is the manager of Tiptree. We expect to provide notice of termination of the management agreement to CIT Healthcare and TREIT Management will transition into the role of manager over an approximately 60-day transition period.

Absence of Appraisal or Dissenters’ Rights

Section 5.4 of our charter provides that our stockholders shall not be entitled to exercise any preemptive rights, rights of appraisal or similar rights of an objecting stockholder unless provided for by our board of directors. Our board of directors has not provided such rights in connection with the transaction.

SELECTED FINANCIAL DATA

The following table sets forth selected financial data for the company:

•	As of and for the period from June 22, 2007 (commencement of operations) to December 31, 2007;

•	As of and for the years ended December 31, 2009 and 2008;

We derived the selected financial data for the period from June 22, 2007 (commencement of operations) to December 31, 2007 and for the years ended December 31, 2009 and 2008 from our audited financial statements that are included in our Annual Report of Form 10-K for the year ended December 31, 2009, which is incorporated into this proxy statement by reference. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read this data together with our financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2009, as well as the sections of the report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Selected Financial Data
Care Investment Trust Inc.

	December 31,
Selected Financial Data(1)	2009	2008	2007

BALANCE SHEET DATA:
Total assets	$315,432,000	$370,906,000	$328,398,000
Mortgage loans outstanding (including loans held for sale)	25,325,000	159,916,000	236,833,000
Credit facility and other debt	81,873,000	119,998,000	25,000,000
Stockholders’ equity	226,793,000	241,132,000	293,335,000

			For the Period
			June 22,
			2007
			(Commencement
	Years Ended		of Operations) to
	December 31		December 31,
	2009	2008	2007

OPERATING DATA (BY PERIOD):
Total Revenue	$20,009,000	$22,259,000	$12,163,000
(Reduction to)/increase in valuation allowance on loans held at LOCOM	(4,046,000)	29,327,000	—
Management fees to related party	2,235,000	4,105,000	2,625,000
Marketing, general and administrative expense	11,653,000	6,623,000	11,714,000
Interest expense including amortization and write-off of deferred financing costs	6,510,000	4,521,000	134,000
Net income (loss)	(2,826,000)	(30,806,000)	(1,557,000)
Net income (loss) per common share — basic and diluted(2)	(0.14)	(1.47)	(0.07)
Distributions declared	13,780,138	14,278,617	3,572,990
Distributions per common share(2)	$0.68	$0.68	$0.17
Weighted average number of shares outstanding(2):
Basic and diluted	20,061,763	20,952,972	20,866,526
OTHER DATA:
Net cash flows provided by operating activities	$6,654,000	$13,029,000	$11,871,000
Net cash flows provided by (used in) investing activities	135,966,000	(67,925,000)	(227,316,000)
Net cash flows (used in) provided by financing activities	(51,908,000)	71,377,000	230,764,000
Funds from operations(2)(3)	$10,188,000	$(19,832,000)	$(1,557,000)

(1)	The above selected financial data should be read in conjunction with the historical consolidated financial statements and related notes appearing in our Annual Reports on Form 10-K for the years ended December 31, 2009 and 2008 as of December 31, 2009, 2008 and 2007, and for the periods ended December 31, 2009 and 2008 and for the period from June 22, 2007 (commencement of operations) to December 31, 2007.

(2)	Net income (loss) and distributions per share are based upon the weighted average number of shares of common stock outstanding. Distributions by us of the current and accumulated earnings and profits for federal income tax purposes are taxable to our stockholders as ordinary income. Distributions in excess of these earnings and profits generally are treated as a non-taxable reduction of our stockholder’s basis in the shares of common stock to the extent thereof (a return of capital for tax purposes), and thereafter as taxable gain. These distributions in excess of earnings and profits will have the effect of deferring taxation of the distributions until the sale of the stockholder’s shares. In order to maintain our qualification as a REIT, we must make annual distributions to our stockholders of at least 90% of our REIT taxable income. REIT taxable income does not include net capital gains. Under certain circumstances, we may be required to make distributions in excess of cash available for distribution in order to meet the REIT distribution requirements. Distributions are determined by our board of directors and are dependent on a number of factors, including the amount of funds available for distribution, our financial condition, any decision by our board of directors to reinvest funds rather than to distribute funds, our capital expenditures, the annual distribution required to maintain REIT status under the Code and other factors our board of directors may deem relevant.

(3)	One of our objectives is to provide cash distributions to our stockholders from cash generated from operations. We believe that Funds From Operations, or FFO, is a useful supplemental measure of our operating performance. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do. The revised White Paper on FFO, approved by the Board of Governors of NAREIT in April 2002 defines FFO as net income (loss) computed in accordance with generally accepted accounting principles, or GAAP, excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

Because FFO excludes depreciation and amortization, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses and interest costs, providing a perspective not immediately apparent from net income. In addition, we believe FFO provides useful information to the investment community about our financial performance when compared with other REITs since FFO is generally recognized as the industry standard for reporting the operations of REITs.

However, FFO should not be viewed as an alternative measure of our operating performance since it does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which are significant economic costs and could materially impact our results of operations.

Non-cash adjustments to arrive at FFO consisted of adjustments for, depreciation and amortization. For additional information, see “Funds from Operations,” in our Annual Reports on Form 10-K for the year ended December 31, 2009 which includes a reconciliation of our GAAP net income available to our stockholders to FFO for the years ended December 31, 2009 and 2008 and for the period from June 22, 2007 (commencement of operations) to December 31, 2007.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following presents our unaudited pro forma financial information for the year ended December 31, 2009. The pro forma statement of operations for the year ended December 31, 2009 gives effect to the following series of transactions: (i) our tender offer for all of the outstanding shares of our common stock for $9.00 per share and (ii) the issuance to Tiptree of shares of our common stock at a price of $9.00 per share as if each of the transactions had occurred at January 1, 2009. We cannot be certain as to the number of shares which will be tendered in the transaction and have therefore assumed, for the purposes of preparing these pro forma financial statements, that 16,500,000 shares, or approximately 81.6% of our outstanding common stock, will be tendered. The unaudited pro forma balance sheet as of December 31, 2009 has been prepared as if the outstanding shares were tendered, new shares were issued and a change of control occurred at January 1, 2009. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable.

The unaudited pro forma financial information is for informational purposes only and does not purport to present what our results would actually have been had these transactions actually occurred on the dates presented or to project our results of operations or financial position for any future period. You should read the information set forth below together with the Care Investment Trust Inc. consolidated financial statements as of December 31, 2009 and 2008 and for each of the years ended December 31, 2009 and 2008 and for the period from June 22, 2007 (Commencement of Operations) to December 31, 2007, including the notes thereto, included in the Care Investment Trust Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Care Investment Trust Inc.
Unaudited Pro Forma Balance Sheet
as of December 31, 2009

	December 31,	Pro Forma
	2009	Adjustments		Pro Forma
	(Audited)	(Unaudited)		(Unaudited)
	(dollars in thousands)

Assets:
Real Estate:
Land	$5,020			$5,020
Buildings and improvements	101,000			101,000
Less: accumulated depreciation	(4,481)			(4,481)

Total real estate, net	$101,539	$—		$101,539
Cash and cash equivalents	122,512	(148,500	)(a)	17,495
		40,005	(b)
		3,478	(c)
Investments in loans held at (lower of cost or market)	25,325			25,325
Investments in partially-owned entities	56,078			56,078
Accrued interest receivable	177			177
Deferred financing costs, net of accumulated amortization of $1,122	713			713
Identified intangible assets — leases in place, net	4,471			4,471
Other assets	4,617			4,617

Total assets	$315,432	$(105,017)		$210,415

	December 31,	Pro Forma
	2009	Adjustments		Pro Forma
	(Audited)	(Unaudited)		(Unaudited)
	(dollars in thousands, except per share data)

Liabilities and Stockholders’ Equity Liabilities:
Borrowings under warehouse line of credit	$—
Mortgage notes payable	81,873			$81,873
Accounts payable and accrued expenses	2,245			2,245
Accrued expenses payable to related party	544			544
Obligation to issue operating partnership units	2,890			2,890
Other liabilities	1,087			1,087

Total liabilities	$88,639	$—		$88,639
Commitments and Contingencies (Note 16)
Stockholders’ Equity:
Common stock: $0.001 par value, 250,000,000 shares authorized, 21,159,647 shares issued and 20,158,894 shares outstanding	21	4	(b)	25
Treasury stock	(8,334)			(8,334)
Additional paid-in-capital	301,926	(148,500	)(a)	193,427
		40,001	(b)
Accumulated deficit	(66,820)	3,478	(c)	(63,342)

Total stockholders’ equity	$226,793	$(105,017)		$121,776

Total Liabilities and Stockholders’ Equity	$315,432	$(105,017)		$210,415

Notes to Unaudited Pro Forma Balance Sheet as of December 31, 2009

(a)	The adjustment reflects the payment for 16.5 million shares tendered at $9 per share.

(b)	The adjustment reflects the issuance and sale of 4,445,000 shares to Tiptree at $9 per share. Shares issued and outstanding on an actual and pro forma basis are 25,604,647 and 8,103,894, respectively.

(c)	The adjustment reflects the impact on cash and equity of the pro forma entries included in the pro forma statements of operations

Cash	$3,478
Accumulated deficit		$3,478

Care Investment Trust Inc.

Unaudited Pro Forma Statement of Operations for the Year Ended December 31, 2009

	Year Ended
	December 31,	Pro Forma
	2009	Adjustments		Pro Forma
	(Audited)	(Unaudited)		(Unaudited)
	(dollars in thousands, except per share data)

Revenue
Rental revenue	$12,710			$12,710
Income from investments in loans	7,135			7,135
Other income	164			164

Total revenue	$20,009	$—		$20,009

Expenses
Management fees to related party	2,235	30	(b)	2,265
Marketing, general and administrative (including stock-based compensation expense of $2,270)	11,653	(3,491	)(a)	8,162
Depreciation and amortization	3,375			3,375
Realized (gain) on loans sold	(1,064)
Adjustment to valuation allowance on loans held at (lower of cost or market)	(4,046)			(4,046)

Operating expenses	$12,153	$(3,460)		$9,757
Other (Income)/Expense
Loss from investments in partially-owned entities	4,397			4,397
Unrealized (income)/loss on derivative instruments	(153)			(153)
Interest income	(73)	(17	)(c)	(90)
Interest expense including amortization of deferred financing costs	6,510			6,510

Net (loss)/income	$(2,825)	$3,478		$653
Net (loss)/income per share of common stock
Net (loss)/income per share of common stock	$(0.14)			$0.08

Weighted average common shares outstanding, basic and diluted	20,061,763	(12,055,000	)(d)	8,006,763

Notes to Unaudited Pro Forma Statement of Operations for the Year Ended December 31, 2009

(a)	The adjustment reflects the elimination of estimated third party costs incurred to pursue strategic initiatives

Cash	$3,491
Marketing, general and administrative expense		$3,491

(b)	The adjustment reflects the increase to the management fee for the change in equity associated with the loans sold

Management fees to related party	$30
Cash		$30

(c)	The adjustment reflects the income from reinvestment into money market funds of eliminated costs to pursue strategic initiatives

Cash	$17
Interest income		$17

(d)	The adjustment reflects the net impact of 16,500,000 fewer shares outstanding for 365 days in 2009 as a result of the tender offer and an additional 4,445,000 shares outstanding for 365 days in 2009 as a result of the Tiptree issuance.

THE PURCHASE AND SALE AGREEMENT

This section of the proxy statement describes the material provisions of the purchase and sale agreement but does not purport to describe all of the terms of the purchase and sale agreement. The following summary is qualified in its entirety by reference to the complete text of the purchase and sale agreement, which was filed as exhibit 10.1 to our Form 8-K filed on March 16, 2010, and incorporated into this proxy statement by reference. We urge you to read the full text of the purchase and sale agreement because it is the legal document that governs the transaction. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” below.

The Transaction

On March 16, 2010, we entered into a purchase and sale agreement with Tiptree for the sale of control of our company through a combination of an equity investment by Tiptree in newly issued common stock at $9.00 per share and a cash tender offer by us for up to all of our issued and outstanding shares of common stock at the same price, as long as at least 10,300,000 shares are validly tendered and not withdrawn prior to the expiration date of the tender offer and the other conditions to the issuance and tender offer are satisfied or waived.

Under the purchase and sale agreement, we agreed to sell shares to Tiptree upon completion of the tender offer. The number of shares to be sold to Tiptree will be a minimum of 4,445,000 shares of our common stock at a price of $9.00 per share in conjunction with a cash tender offer by us of $9.00 per share for up to all publicly held shares of our company. Tiptree has the option to purchase additional newly issued company shares if less than 16,500,000 shares are tendered in the tender offer in order to obtain ownership of up to 53.4% of the company, and if more than 18,000,000 shares are tendered (and not withdrawn) in the tender offer, then Tiptree must purchase additional newly issued company shares equal to the difference between 18,000,000 and the number of shares that are tendered (and not withdrawn) in the tender offer.

Closing

The issuance to Tiptree will close upon the acceptance for payment of the shares validly tendered and not withdrawn as of the expiration of the tender offer, which shall occur upon satisfaction or waiver of the conditions set forth in “Conditions to Closing” below.

Conditions to Closing

The obligation of Tiptree to deposit $60,430,932 with the escrow agent and to complete the transaction is subject to the fulfillment or waiver by Tiptree at or prior to such deposit of each of the following conditions:

•	our representations and warranties contained in the purchase and sale agreement must be true and correct, except where the failure of such representations and warranties to be true and correct, taken as a whole, would not reasonably be expected to cause a Company Material Adverse Effect (defined below);

•	we must have performed or complied with each of our covenants and obligations that we are required to perform or comply with pursuant to the purchase and sale agreement as of the expiration of the tender offer, except to the extent that non-performance would not be material to the transaction or result in a Company Material Adverse Effect;

•	the escrow agreement and registration rights agreement must be in full force and effect;

•	we must have delivered evidence that certain consents have been obtained;

•	Tiptree must have obtained certain required consents;

•	since March 16, 2010, there must not have occurred an event or development that has had or would reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect;

•	at least three (3) members of our board of directors must have resigned effective as of the closing and the resulting vacancies shall have been filled with candidates acceptable to Tiptree;

•	Tiptree shall have received a legal opinion stating that the shares to be issued at closing will be duly authorized, fully paid, validly issued and non-assessable and that such issued shares, when issued, will not have been issued in violation of preemptive rights provided for in our charter;

•	no restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction that prevents the consummation of the transaction must be in effect;

•	we must provide Tiptree with a certificate of a duly authorized officer of the company certifying to certain conditions having been satisfied; and

•	a minimum of 10,300,000 shares of our company common stock shall have been tendered (and not withdrawn) in the tender offer and the conditions to the obligations of our company to accept for payment the shares validly tendered and not withdrawn in the tender offer (as set forth in Annex I to the purchase and sale agreement) shall have been satisfied or waived.

•	our shareholders must have approved the issuance to Tiptree proposal, the abandonment of the liquidation proposal and the first amendment proposal set forth in this proxy statement;

•	we must have obtained any approvals and consents required under antitrust laws;

•	any applicable waiting period under the HSR Act, and any additional approvals, authorizations, filings and notifications required under any other applicable antitrust laws of any other relevant jurisdiction shall have expired or been terminated;

•	Tiptree’s representations and warranties contained in the purchase and sale agreement must be true and correct, except where the failure of such representations and warranties to be true and correct, taken as a whole, would not reasonably be expected to cause a material adverse effect on the ability of Tiptree to timely consummate the transaction or otherwise, comply, in all material respects, with the terms and conditions of the purchase and sale agreement;

•	each of the covenants and obligations that Tiptree is required to perform or to comply with pursuant to the purchase and sale agreement at or prior to the date that the company accepts for payment all of the shares of company common stock validly tendered pursuant to the tender offer shall have been duly performed or complied with in all respects, except to the extent the non-performance thereof would not be material to the transaction;

•	since March 16, 2010, there must not have occurred an event or development that has had or would reasonably be expected to have a material adverse effect on the ability of Tiptree to timely consummate the transaction or otherwise, comply, in all material respects, with the terms and conditions of the purchase and sale agreement.

The obligation of our company to accept for payment the shares validly tendered and not withdrawn in the tender offer and, thereafter, complete the issuance to Tiptree is subject to the fulfillment or waiver by us prior to such acceptance for payment of each of the following conditions:

•	our shareholders must have approved the issuance to Tiptree proposal, the abandonment of the liquidation proposal and the first amendment proposal set forth in this proxy statement;

•	a minimum of 10,300,000 shares of our company common stock shall have been tendered in the tender offer;

•	Tiptree must have delivered $60,430,932 to Bank of New York Mellon, the escrow agent, and a joint written declaration must have been delivered to the escrow agent;

•	no temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction that prevents the consummation of the transaction must be in effect;

•	we must have obtained any approvals and consents required under antitrust laws;

•	any applicable waiting period under the HSR Act, and any additional approvals, authorizations, filings and notifications required under any other applicable antitrust laws of any other relevant jurisdiction shall have expired or been terminated;

•	Tiptree’s representations and warranties contained in the purchase and sale agreement must be true and correct, except where the failure of such representations and warranties to be true and correct, taken as a whole, would not reasonably be expected to cause a material adverse effect on the ability of Tiptree to timely consummate the transaction or otherwise, comply, in all material respects, with the terms and conditions of the purchase and sale agreement;

•	each of the covenants and obligations that Tiptree is required to perform or to comply with pursuant to the purchase and sale agreement at or prior to the date that the company accepts for payment all of the shares of company common stock validly tendered pursuant to the tender offer shall have been duly performed or complied with in all respects, except to the extent the non-performance thereof would not be material to the transaction;

•	Tiptree and company must have obtained certain required consents;

•	the escrow agreement must be in full force and effect; and

•	since March 16, 2010, there must not have occurred an event or development that has had or would reasonably be expected to have a material adverse effect on the ability of Tiptree to timely consummate the transaction or otherwise, comply, in all material respects, with the terms and conditions of the purchase and sale agreement.

Representations and Warranties of the Company

The purchase and sale agreement contains representations and warranties made by us to Tiptree and representations and warranties made by Tiptree to us. The assertions embodied in those representations and warranties were made solely for purposes of the purchase and sale agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect that is different from the standard generally applicable to public disclosures to stockholders, or because they are used for the purpose of allocating risk between the parties to the purchase and sale agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the purchase and sale agreement as statements of factual information or for any other purpose.

In the purchase and sale agreement, we make representations and warranties relating to, among other things:

•	our and our subsidiaries’ proper corporate organization, good standing and existence;

•	our and our subsidiaries’ corporate power and authority and governmental authorizations to own our properties and assets and to carry on our business as it is being conducted;

•	our capitalization, including in particular the number of shares of our outstanding common stock and stock options outstanding and the amount and certain terms of our outstanding indebtedness;

•	our corporate power and authority to enter into the purchase and sale agreement, escrow agreement and registration rights agreement and to consummate the transaction;

•	the absence of any violation of, conflict with or defaults under our organizational documents, applicable law or certain agreements as a result of entering into the purchase and sale agreement, escrow agreement and registration rights agreement and consummating the transaction;

•	required regulatory filings and consents and approvals of governmental entities;

•	our SEC filings since June 27, 2007 and the financial statements contained therein;

•	our implementation of certain internal controls over financial reporting and a system of disclosure controls as required by the Securities Exchange Act or 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act;

•	the absence of certain changes or events since January 1, 2009;

•	the absence of certain liabilities and obligations, other than (i) as set forth on our September 30, 2009 balance sheet, (ii) ordinary course liabilities consistent with past practice since September 30, 2009, (iii) those incurred pursuant to the purchase and sale agreement and (iv) those that do not, individually or in the aggregate, exceed $1 million;

•	disclosure regarding litigation matters and the absence of investigations and proceedings by governmental entities;

•	disclosure of, including the status of, certain tax matters;

•	the absence of employees, the status of company benefit plans and other employee matters;

•	compliance with applicable laws and other regulatory matters;

•	the existence, status and content of material contracts of the company and its subsidiaries;

•	the status of the material assets owned and leased by us and title to assets;

•	the status of insurance policies;

•	the absence of undisclosed broker’s and finder’s fees;

•	the accuracy of information regarding the company in certain documents;

•	the status of the company under the Investment Company Act of 1940, as amended;

•	the absence of agreements with affiliated parties; and

•	the inapplicability of anti-takeover statutes or regulations to the purchase and sale agreement and transaction.

Representations and Warranties of Tiptree

In the purchase and sale agreement, Tiptree makes representations and warranties relating to, among other things:

•	its proper organization, good standing and corporate or other power to operate its business;

•	its corporate power and authority to enter into the purchase and sale agreement, escrow agreement and registration rights agreement and to consummate the transaction;

•	the absence of any violation of or conflict with or defaults under any of its organizational documents, applicable law or certain agreements as a result of entering into the purchase and sale agreement escrow agreement and registration rights agreement and consummating the transaction;

•	the absence of approval of any governmental entity or third party necessary for the consummation by Tiptree of the transactions contemplated by the purchase and sale agreement;

•	the absence of any legal proceedings;

•	the absence of broker’s and finder’s fees;

•	the accuracy of information regarding Tiptree in certain documents;

•	the intention of Tiptree to cause the shares of our company common stock to continue to be listed on the NYSE;

•	the fact that it has not relied upon any representations or warranties of our company other than those expressly provided for in the purchase and sale agreement and has conducted its own due diligence efforts and has made its decision to enter into the transaction based upon its own judgment and any advice from its advisors;

•	the sufficiency of its available funds to enable Tiptree to make a deposit of $60,430,932 with the escrow agent; and

•	its status as a sophisticated investor.

Many of our representations and warranties are qualified by a “Company Material Adverse Effect” standard. For purposes of the purchase and sale agreement, “Company Material Adverse Effect” means any effect that is material and adverse to the assets, business, results of operations or financial condition of the company and our subsidiaries taken as a whole or that prevents or materially delays or materially impairs the ability of the company to consummate the transaction; provided, however, that no effect resulting from or relating to the following shall constitute, or be taken into account in determining whether there is or has been, a Company Material Adverse Effect: (i) changes in conditions generally affecting the industry in which we operate or the United States or global economy; (ii) general political, economic or business conditions or changes therein (including the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God); (iii) general financial or capital market conditions, including interest rates, or changes therein; (iv) any changes in applicable law, rules, regulations, or generally accepted accounting principles or other accounting standards, or authoritative interpretations thereof, after the date of the purchase and sale agreement; (v) the negotiation, execution, announcement or performance of the purchase agreement or the performance or consummation of the transaction, any litigation resulting therefrom, or the impact thereof on relationships, contractual or otherwise, with customers, suppliers, lenders, investors or employees; (vi) any failure by us or any of our affiliates to meet any analysts’ expectations or estimates of revenues or earnings, including any failure arising out of changes in the business of the company or any of our affiliates or any changes in their respective credit ratings; (vii) any action or omission required pursuant to the terms of the purchase and sale agreement, or pursuant to the express written request of Tiptree, or any action otherwise taken by Tiptree; (viii) a decrease in the market price of the shares of our common stock; provided, that the exception in this clause (viii) shall not prevent or otherwise affect a determination that any change or effect underlying such a decrease in market price has resulted in, or contributed to, a Company Material Adverse Effect; or (ix) the existence of the litigation with Cambridge or any settlement thereof or any other actions taken or omitted to be taken by us or any of our subsidiaries or any of the Cambridge parties relating to the ownership interest of ERC Sub, L.P. in any Cambridge entity or the ownership of any partnership interests in ERC Sub, L.P. by any of the Cambridge parties; provided, further, however, that changes, events, occurrences or effects set forth in clause (i), (ii), (iii) or (iv) above may be taken into account in determining whether there has been or is a Company Material Adverse Effect to the extent such changes, events, occurrences or effects have a materially disproportionate adverse effect on us and our subsidiaries, taken as a whole, as compared to other participants in the industries in which we and our subsidiaries operate, but only to the extent of such materially disproportionate adverse effect as compared to such other participants; provided, further, however, that the exceptions in clauses (vi) and (viii) shall not prevent or otherwise affect a determination that the underlying cause of any decline, change or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (i) through (ix) above) is a Company Material Adverse Effect.

Conduct of Business Pending the Transaction

We have agreed that, subject to certain exceptions, until the earlier of the closing date or the termination of the purchase and sale agreement (except as may be required by law or with the prior consent of Tiptree), we will, and will cause each of our subsidiaries to, conduct our business in the ordinary course consistent with past practice.

We have also agreed that during the same time period, and subject to certain exceptions, we will not, and will not permit any of our subsidiaries to:

•	cause or permit any amendment, modification, alteration or rescission of our certificate of incorporation, bylaws or other charter or organizational documents;

•	declare or pay any dividend or other distribution in respect of our capital stock other than dividends or other distributions by our subsidiary to us or another wholly owned subsidiary and quarterly cash dividends of up to $0.17 per share of our common stock, with record and payment dates consistent with past practice;

•	split, combine or reclassify any of our capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of our capital stock except from former employees, directors or consultants in accordance with agreements in effect on March 16, 2010, and the exercise of any warrants;

•	issue, deliver or sell or authorize or propose the issuance, delivery or sale of any shares of our capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating us to issue any such shares or other convertible securities, other than (i) pursuant to the exercise of any warrants outstanding or the vesting and settlement of our restricted stock units or performance share awards, (ii) pursuant to our benefit plans, (iii) pursuant to the exercise of any warrants outstanding to effectuate a grantee direction upon exercise or for withholding of Taxes, or (iv) pursuant to any other agreements existing as of March 16, 2010 to the extent set forth on a schedule to the purchase and sale agreement;

•	sell, lease, license or otherwise dispose of or encumber any assets having a value in excess of $250,000 in the aggregate;

•	incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any third party, in excess of $250,000 in the aggregate;

•	make any capital expenditures, capital additions or capital improvements except in the ordinary course of business consistent with past practice that do not exceed individually or in the aggregate $250,000;

•	(i) terminate, amend or waive any material right in, or fail to perform any material obligations under, any material contract in a manner that could reasonably be expected to have a Company Material Adverse Effect, or (ii) enter into any material contract;

•	except as required by existing written agreements, increase the compensation or other benefits payable or provided to our directors or officers or any other person that provides services to us or our subsidiaries;

•	(i) enter into any employment, change of control, severance or retention agreement with any of our or our subsidiaries’ employees or directors or any other person that provides services to us or our subsidiaries, (ii) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any of our or our subsidiaries’ current or former directors, officers or employees or any of their beneficiaries, or (iii) grant any equity or equity based awards;

•	acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person or otherwise acquire or agree to acquire any assets;

•	make any change to our financial accounting methods or practices, except as may be required by GAAP, Regulation S-X or any other rule or regulation promulgated by the Securities and Exchange Commission or permit any of our subsidiaries to do the foregoing;

•	make or change any material tax elections, apply for or pursue any tax ruling, change any tax identification number, execute any powers of attorney in respect of any tax matter, extend or waive the application of any statute of limitations regarding the assessment or collection of any material tax of the company or our subsidiaries, or take any action which could cause us to fail to qualify as a REIT (other than in connection with or as a result of the transaction with Tiptree), or adopt or change in any material respect any accounting method in respect of taxes;

•	settle or offer to settle the litigation with Cambridge Holdings (other than any settlement that (i) does not require us to pay any material amounts, (ii) would not reasonably be expected to have a Company Material Adverse Effect from and after the settlement date, or (iii) would not require us to waive any material right or to undertake any material obligation);

•	enter into any new line of business or enter into any agreement that restrains, limits or impedes our or any of our subsidiaries’ ability to compete with or conduct any business or line of business; or

•	expand the size of our board of directors.

Efforts to Complete the Transaction

Subject to the terms and conditions of the purchase and sale agreement, we have agreed to take all action necessary under all applicable laws to call, give notice of and hold a meeting special meeting of the stockholders to vote on the issuance to Tiptree proposal, the abandonment of the liquidation proposal and the first amendment proposal, and to use commercially reasonable efforts to ensure that all proxies solicited in connection with the special meeting of stockholders are solicited in compliance with all applicable laws. In connection with the special meeting, we have prepared this proxy statement and have agreed to recommend the issuance to our stockholders.

In addition, both parties have agreed to, and to cause their respective subsidiaries to, use commercially reasonable efforts to, (i) take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the transactions, including obtaining any third party consent which may be required to be obtained in connection with the transaction, to challenge the imposition of any preliminary or permanent injunction or other order of a court of competent jurisdiction preventing the consummation of the transaction (which challenge shall be at the company’s cost and expense), and, subject to the conditions to such party’s obligations set forth in the purchase and sale agreement, to consummate the transaction and (ii) obtain (and cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity which is required to be obtained by either party or any of their respective subsidiaries in connection with the transaction; provided that, in no event shall the company or any of its subsidiaries or Tiptree be required to (a) seek to remove any temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction preventing the consummation of the transaction or (b) pay any amounts to any third parties in settlement of pending litigation relating to or arising out of the transaction.

The parties have also agreed to cooperate with each other and promptly prepare and file all necessary documentation, and effect all applications, notices, petitions and filings (including any notification required by the HSR Act), to obtain as promptly as practicable all permits, consents, approvals, authorizations of all third parties and governmental entities, and the expiry or termination of all applicable waiting periods, which are required to consummate the transaction. In addition, the parties have agreed that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions and each party will keep the other apprised of the status of matters relating to completion of the transaction.

Both parties have agreed to give prompt notice to the other of (i) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in the purchase and sale agreement to be untrue or inaccurate in a manner that would cause the conditions to Tiptree’s obligations to deposit the $60,430,932 or the conditions to our obligation to accept for payment the shares validly tendered and not withdrawn not to be satisfied as of the relevant date specified in the purchase and sale agreement, or (ii) any failure of Tiptree or the company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under purchase and sale agreement in a manner that would cause the conditions to Tiptree’s obligations to deposit the $60,430,932 or the conditions to our obligation to accept for payment the shares validly tendered and not withdrawn not to be satisfied as of the relevant date specified in the purchase and sale agreement.

No Solicitation of Alternative Transaction; Superior Proposal

We have agreed, among other things, that we shall not, nor shall we authorize any of our subsidiaries or any of our or our subsidiaries’ executive officers and directors, employees, accountants, counsel, financial advisors, agents or other representatives to:

•	directly or indirectly, solicit, initiate, or encourage any inquiries regarding or the submission of, any takeover proposal;

•	participate in any discussions or negotiations regarding, or furnish to any person any confidential information or data with respect to, or take any other action to knowingly facilitate the making of, a takeover proposal or any inquiry that may reasonably be expected to lead to a takeover proposal; or

•	enter into any agreement with respect to any takeover proposal or approve or resolve to approve any takeover proposal.

Notwithstanding anything to the contrary above, prior to the date that the company accepts for payment all shares of company common stock validly tendered pursuant to the tender offer (and not withdrawn), if the company receives from any third party a written inquiry or takeover proposal that was not solicited in violation of the purchase and sale agreement:

•	the company may contact such third party or its advisors for the purpose of clarifying such inquiry or takeover proposal and the material terms and conditions thereof, so as to determine whether such inquiry or takeover proposal is reasonably likely to lead to a superior proposal; and

•	the company may furnish information concerning its business or assets to such third party pursuant to a customary confidentiality agreement with provisions not materially less favorable in the aggregate to the company than the confidentiality agreement it executed with Tiptree, and may negotiate and participate in discussions and negotiations with such third party concerning a takeover proposal, if such third party has submitted a superior proposal, or a takeover proposal that the company’s board of directors determines in good faith (after consultation with its advisors) is reasonably likely to constitute or lead to a superior proposal.

Pursuant to the purchase and sale agreement, the company agreed to promptly (and, in any event, within 72 hours) notify Tiptree if any proposals or offers with respect to a takeover proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the company or any of its representatives including, in connection with such notice, a written summary of the material terms and conditions of any proposals or offers that are not made in writing and copies of any requests, proposals or offers, including proposed agreements, of proposals or offers that are made in writing. The company agreed to keep Tiptree reasonably informed, on a prompt basis, of the status and terms of any proposals or offers (including any amendments thereto) and the status of any discussions, negotiations or developments, as well as to promptly provide Tiptree with any non-public information concerning the company provided to any other third party which was not previously provided to Tiptree.

For purposes of the purchase and sale agreement, “takeover proposal” means any proposal or offer, whether in writing or otherwise, from a third party to acquire beneficial ownership (as defined under Rule 13d-3 of the Exchange Act) of assets that constitute 15% or more of our assets or 15% or more of our common stock or outstanding voting power, whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction.

For purposes of the purchase and sale agreement, “superior proposal” means a bona fide written proposal by a third party to acquire, directly or indirectly, more than 50% of the shares of our common stock then outstanding or of the assets, which (i) our board determines in good faith (after consultation with its advisors) to be more favorable to our stockholders than the transaction with Tiptree and (ii) which, in the good faith judgment of our board, is reasonably likely to be consummated, taking into consideration (with respect to both subsections (i) and (ii) above) all financial, regulatory, legal, timing and other aspects of such proposal.

Except as described above, and subject to any additional conditions as described in the purchase and sale agreement, neither our board nor any committee thereof may (i) adopt, approve or recommend, or propose to adopt, approve or recommend, (publicly or otherwise) a takeover proposal, (ii) make any recommendation or public statement in connection with a tender offer or exchange offer by a third party other than a recommendation against such offer or a “stop, look and listen” communication by our board pursuant to Rule 14d-9(f) of the Exchange Act, or (iii) cause or permit the company to enter into any acquisition agreement, merger agreement or similar definitive agreement (other than a confidentiality agreement as described above) relating to any takeover proposal.

Notwithstanding anything in the purchase and sale agreement to the contrary, prior to the date that the company accepts for payment all shares of our common stock validly tendered pursuant to the tender offer (and not withdrawn), our board may take any of the actions in the preceding paragraph if (i) our board has determined in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with our directors’ fiduciary duties to our stockholders and (ii) in the case of the actions referred to in clauses (ii) or (iii) of the preceding paragraph, (a) we shall have received a superior proposal which is pending at the time we determine to take such action, (b) we shall have provided Tiptree with written notice advising Tiptree that our board has received such a superior proposal which it intends to approve, recommend or accept, specifying the identity of the party making the superior proposal and the material terms and conditions thereof, and (c) at least two (2) business days shall have passed following Tiptree’s receipt of such notice (each subsequent material amendment or material revision to such superior proposal will require us to deliver to Tiptree a new notice of superior proposal and result in an additional two (2) business day period from the date of receipt of any such material amendment or material revision) and Tiptree must not have made a binding written offer that our board has concluded in its good faith judgment, after consultation with its financial advisors, is at least as favorable to the our stockholders as such superior proposal.

Governance

As a condition to Tiptree’s obligations under the purchase and sale agreement, at least three of our directors must resign from the board, effective as of closing, and the vacancies shall be filled with candidates acceptable to Tiptree.

Exchange Listing

Tiptree has agreed to use commercially reasonable efforts to cause the shares of our common stock to continue to be listed for trading on the NYSE for a period of one year after the closing date.

Termination of the Purchase and Sale Agreement

The purchase and sale agreement may be terminated before closing by:

•	mutual consent of the company and Tiptree at any time prior to the date on which the company accepts the shares tendered in the tender offer (and not withdrawn);

•	either Tiptree or the company, by written notice, at any time prior to 5:00 p.m. on August 31, 2010 if we have not accepted for payment shares tendered (and not withdrawn) in the tender offer; provided, that the failure to complete the tender offer is not due to the fault of the party requesting termination;

•	Tiptree at any time prior to the date on which Tiptree is required to deposit $60,430,932 in connection with the transaction by written notice to the company, if (i) the company breaches any of its representations, warranties or obligations under the purchase and sale agreement to an extent that would cause certain conditions to not to be satisfied and such breach has not been cured within ten (10) business days of receipt by the company of written notice of such breach if such breach is capable of cure; provided, that Tiptree’s right to terminate the purchase and sale agreement will not be available to Tiptree if it is at that time in material breach of purchase and sale agreement, (ii) the company’s board shall have withdrawn or modified, or proposed publicly to withdraw or modify, the board’s approval of the transaction in a manner adverse to Tiptree or (iii) the company’s board shall have approved or recommended, or proposed publicly to approve or recommend, a takeover proposal, or within five (5) days of a written request by Tiptree for the company’s board to reaffirm its approval of the transaction following the date on which any takeover proposal, or any material modification thereto, is first publicly announced, published or sent to the stockholders of the company, the company fails to issue a press release that reaffirms its board’s approval of the transaction (which request may only be made once with respect to such takeover proposal absent further material changes or amendments in such takeover proposal);

•	the company at any time prior to the closing date if Tiptree breaches any of its representations, warranties or obligations under the purchase and sale agreement to an extent that would cause the conditions set forth in subsections (e) or (f) of Annex I to the purchase and sale agreement not to be satisfied and Tiptree has not cured such breach within ten (10) business days of receiving written notice of such breach and such breach is capable of cure; provided, that the company cannot terminate the purchase and sale agreement if the company is at that time in material breach of the purchase and sale agreement;

•	the company at any time prior to accepting for payment shares tendered (and not withdrawn) in the tender offer in order to enter into a definitive agreement with respect to a superior proposal in accordance with the purchase and sale agreement; provided, the company has complied with its obligations regarding takeover proposals in the purchase and sale agreement; and

•	either the company or Tiptree at any time prior to the company accepting all shares of its common stock validly tendered pursuant to the tender offer if any governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the transaction as violative of any antitrust law or for any reason other than antitrust law, and such order, decree or ruling has become final and non-appealable.

Termination Fees

In the event of a termination of the purchase and sale agreement, we have agreed to the following:

•	if the termination is due to us entering into a definitive agreement with respect to a superior proposal, our breach of our non-solicitation obligation, our failure to conduct the tender offer, our failure to file a preliminary proxy statement seeking stockholder approval in accordance with the purchase and sale agreement, or our failure to take all action necessary to hold a special meeting of the stockholders to approve the issuance to Tiptree proposal, the abandonment of the liquidation proposal and the first amendment proposal, we will pay Tiptree a $1.6 million termination fee;

•	if the termination follows a publicly announced takeover proposal and is pursuant to: (i) a withdrawal of our board’s approval of the transactions contemplated in the purchase and sale agreement, (ii) our board’s approval of an alternate takeover proposal, or (iii) less than 10,300,000 shares being tendered in the tender offer by August 31. 2010, and within twelve months of terminating the agreement we consummate the transaction contemplated by the takeover proposal, we will pay Tiptree a $1.6 million termination fee;

•	if the termination is due to Tiptree breaching any of its representations, warranties or obligations and not curing such breach within ten (10) business days after receiving written notice of such breach if such breach is capable of cure, Tiptree will pay us a $1.6 million termination fee; and

•	if the termination is due to the transaction not closing by August 31, 2010 and Tiptree has not obtained its required consents or there has occurred a Purchaser Material Adverse Effect, Tiptree will pay us a $1.6 million termination fee.

Purchaser Material Adverse Effect means any material adverse effect on the ability of Tiptree to timely consummate the Tiptree transaction or otherwise comply, in all material respects, with the terms and conditions of the purchase and sale agreement.

THE REGISTRATION RIGHTS AGREEMENT

This section of the proxy statement describes the material provisions of the registration rights agreement but does not purport to describe all of the terms of the registration rights agreement. The following summary is qualified in its entirety by reference to the complete text of the registration rights agreement, which was filed as exhibit 10.2 to our Form 8-K filed on March 16, 2010 and is hereby incorporated into this proxy statement by reference. We urge you to read the full text of the registration rights agreement. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” below.

Pursuant to the purchase and sale agreement, we agreed to enter into the registration rights agreement with Tiptree concurrently with the execution of the purchase and sale agreement. The registration rights agreement provides Tiptree with certain rights to cause us to register shares of common stock to be issued to Tiptree in connection with the consummation of the transaction.

Demand Registrations

At any time and from time to time, holders representing a majority-in-interest of the to be registrable securities (as defined herein), may request registration under the Securities Act of 1933, as amended (the “Securities Act”), on Form S-11 or any similar other applicable long-form registration statement for the offering of all or any portion of such securities. Within ten days after receiving such written request, we must use commercially reasonable efforts to include in such registration all of the registrable securities with respect to which we have received notice, within 10 days of our notice, and use our commercially reasonable efforts to effect, at the earliest possible date, the registration under the Securities Act. We are obligated to effect this type of registration no more than three times. The term “registrable securities” includes: (i) any of the shares purchased by Tiptree pursuant to the purchase and sale agreement; (ii) any additional shares of our company common stock acquired by Tiptree or any of its affiliates; and (iii) any class of shares of our capital stock or shares of capital stock of a successor to our entire business which may be issued in exchange for any shares or as payment of any dividend on any such shares.

In addition, commencing on the date that we are eligible for short form registration pursuant to Rule 415 of the Securities Act, each holder will be entitled to request registrations under the Securities Act of all or part of its registrable securities; provided, that the anticipated aggregate offering amount exceeds $1,000,000 (net of underwriting discounts and commissions).

The holders representing a majority-in-interest of the registrable securities have the right to request that a demand registration be effected as an underwritten offering at any time. In addition, we may not include in any demand registration securities of any other person, including ourselves, unless holders representing a majority in interest of registrable securities approve of such inclusion.

Piggyback Registrations

If we propose to file a registration statement under the Securities Act with respect to an offering of equity securities for our own account or for our other stockholders, then we are required to give the holders of registrable securities a minimum of ten days notice prior to the anticipated filing date offering such holders the opportunity to register the sale of such number of registrable securities as the holders may request within five days following receipt of such notice. If we decide for any reason not to register or to delay registration of such securities, we must notify the holders of registrable securities and, in the case of our determination not to register, we shall be relieved from our obligation to register the registrable securities, or in the case of our determination to delay the registration, can delay the registration of the registrable securities for the same amount of time.

Expenses

All registration, filing fees, fees and expenses of compliance with securities or blue sky laws, expenses in preparing, mailing and delivering the registration statement and any other related agreements, and certain other associated expenses incident to our compliance with the registration rights agreement will be paid by us. Each holder will bear its pro rata cost of all underwriting discounts and commissions associated with any sale of registrable shares by such holder.

Indemnification

We have agreed to indemnify each holder of registrable securities, pursuant to a customary indemnification provision, for any Losses (as defined in the registration rights agreement) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in, or omission or alleged omission to state a material fact in, any registration statement and other related documents and any amendment thereof or supplement thereto; provided, that we shall not be required to indemnify a holder if the untrue statement is made in conformity with information provided by such holder.

Each holder has agreed to indemnify us, pursuant to a customary indemnification provision, for any Losses arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in, or omission or alleged omission to state a material fact in, any registration statement and other related documents and any amendment thereof or supplement thereto if, in each case, such event occurred in conformity with information provided by such holder. The obligations of the holders with respect to indemnification are several and not joint and are limited to the amount of proceeds received by such holder pursuant to the sale of registrable securities by such holder.

Termination

The registration rights agreement will terminate if the transactions contemplated by the purchase and sale agreement have not been consummated and the purchase and sale agreement has been terminated pursuant to its terms.

Recommendations of Our Board of Directors and the Special Committee

OUR SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS RECOMMEND THAT YOU VOTE “FOR” THE ISSUANCE TO TIPTREE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock, as of March 25, 2010, for (1) each person known to us to be the beneficial owner of more than 5% of our outstanding common stock, (2) each of our directors, (3) each of our named executive officers as of March 25, 2010 (including Mr. Kellman and Mr. McDugall who resigned on December 4, 2009 and March 18, 2010, respectively) and (4) our directors and named executive officers as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all shares of common stock set forth opposite their respective names.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. Unless otherwise indicated, the business address for each beneficial owner listed below shall be c/o Care Investment Trust Inc., 505 Fifth Avenue, 6th Floor, New York, New York 10017.

	Amount and Nature
	of Beneficial
	Ownership of	Percent of
Name	Common Stock	Total(1)

CIT Group Inc.(2)
505 5th Avenue, 6th Floor
New York, New York 10017	8,024,040	38.84%
GoldenTree Asset Management LP(3)
300 Park Avenue, 21st Floor
New York, New York 10022	4,360,454	21.56%
Tyndall Capital Partners, L.P.(4)
599 Lexington Avenue, Suite 4100
New York, New York 10022	1,049,000	5.19%
F. Scott Kellman(5)	142,950	*
Flint D. Besecker(6)	11,675	*
Michael P. McDugall(7)	0	*
Salvatore (Torey) V. Riso Jr.(8)	40	*
Paul F. Hughes(9)	0	*
Gerald E. Bisbee, Jr. Ph.D.(10)	20,834	*
Karen P. Robards(10)	21,334	*
J. Rainer Twiford(10)	0	*
Steven N. Warden(11)	5,352	*
All Directors and Executive Officers as a Group (9 Persons)	202,185	*

*	The percentage of shares beneficially owned does not exceed one percent of the total shares of our common stock outstanding.

(1)	As of March 25, 2010, 20,224,548 shares of common stock were issued and outstanding and entitled to vote. The percent of total for all of the persons listed in the table above is based on such 20,224,548 shares of common stock, except for CIT Group Inc., whose percent of total is based on 20,659,548 shares of common stock, which includes a warrant to purchase 435,000 shares of our common stock. CIT Group Inc. is entitled to vote 7,589,040 shares.

(2)	In an amendment to Schedule 13D filed on October 2, 2008, CIT Real Estate Holding Corporation and CIT Healthcare LLC, each located at 505 Fifth Avenue, 6th Floor, New York, New York 10017, were deemed, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, to hold shared voting and dispositive power over 6,981,350 and 1,042,690 shares of our common stock, respectively. This amendment to Schedule 13D amended and supplemented the Schedule 13D originally filed on July 9, 2007 and was filed to report the grant to CIT Healthcare LLC of warrants to purchase 435,000 shares of our common stock pursuant to a warrant agreement by and between CIT Group Inc. and the company, dated September 30, 2008. By virtue of its 100% ownership of CIT Real Estate Holding Corporation and CIT Healthcare LLC, CIT Group Inc. was deemed to have shared voting and dispositive power over 8,024,040 shares of our common stock. On March 16, 2010, CIT Group Inc. entered into a warrant purchase agreement with Tiptree, pursuant to which, CIT Group Inc. will sell its warrant to purchase 435,000 shares of our common stock to Tiptree upon the closing of the Tiptree transaction.

(3)	In an amendment to Schedule 13G filed on January 25, 2010, GoldenTree Asset Management LP was deemed, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, to hold shared voting and dispositive power over 4,041,040 shares of our common stock. By virtue of serving as the general partner of GoldenTree Asset Management LP, GoldenTree Asset Management LLC was deemed to have shared voting and dispositive power over the shares held by GoldenTree Asset Management LP. Likewise, Mr. Steven A. Tananbaum, by virtue of serving as managing member to GoldenTree Asset Management LLC, was deemed to have shared voting and dispositive power over the shares held by GoldenTree Asset Management LP. In a Schedule 13G filed on March 4, 2009, GoldenTree Asset Management LP, GoldenTree Asset Management LLC and Mr. Steven A. Tananbaum, together with the Investment Manager and IMGP, reported that they have ceased to be “beneficial owners” of our common stock for purposes of Section 16(a) of the Securities Exchange Act of 1934, as amended.

(4)	In a Schedule 13G filed on February 5, 2010, Tyndall Capital Partners, L.P., located at 599 Lexington Avenue, Suite 4100, New York, New York 10022, was deemed, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, to hold shared voting and dispositive power over 1,049,000 shares of our common stock, due to its position as general partner of Tyndall Partners, L.P. and Tyndall Institutional Partners, L.P.

(5)	Mr. Kellman resigned as chief executive officer and president of our company on December 4, 2009. All of Mr. Kellman’s unvested restricted stock and restricted stock units vested upon the approval of the plan of liquidation by our stockholders on January 28, 2010.

(6)	All of Mr. Besecker’s unvested restricted stock and restricted stock units vested upon the approval of the plan of liquidation by our stockholders on January 28, 2010. Mr. Besecker’s beneficial ownership figure does not reflect the 10,000 shares issuable to him upon settlement of the performance share award granted to him on December 10, 2009.

(7)	Mr. McDugall resigned as chief investment officer of our company on March 18, 2010. All of Mr. McDugall’s unvested restricted stock and restricted stock units vested upon approval of the plan of liquidation by stockholders on January 28, 2010. Mr. McDugall’s beneficial ownership figure does not reflect the performance share award granted to him on December 10, 2009.

(8)	All of Mr. Riso’s unvested restricted stock units vested upon the approval of the plan of liquidation by our stockholders on January 28, 2010. Mr. Riso’s beneficial ownership figure does not reflect the 10,000 shares issuable to him upon settlement of the performance share award granted to him on December 10, 2009.

(9)	All of Mr. Hughes’ unvested restricted stock units vested upon the approval of the plan of liquidation by our stockholders on January 28, 2010. Mr. Hughes’ beneficial ownership figure does not reflect the 6,000 shares issuable to him upon settlement of the performance share award granted to him on December 10, 2009.

(10)	All of our directors unvested restricted stock vested upon the approval of the plan of liquidation by our stockholders on January 28, 2010.

(11)	All of Mr. Warden’s unvested restricted stock units vested upon the approval of the plan of liquidation by our stockholders on January 28, 2010.

PROPOSAL TWO: ABANDONMENT OF THE PLAN OF LIQUIDATION

On January 28, 2010, our stockholders approved a plan of liquidation. Our board of directors is recommending that our stockholders abandon the plan of liquidation in favor of the issuance to Tiptree proposal because our board believes that the transaction will return greater value to our stockholders (and more quickly) than the plan of liquidation.

Proposal 2 is conditioned on proposal 1 being approved. If our stockholders do not approve proposal 1, or if the purchase and sale agreement is terminated prior to the special meeting, then we would consider proposal 2 moot, and votes for proposal 2 would not be counted. If our stockholders do not approve proposal 1, we may pursue the plan of liquidation as approved by our stockholders or, upon the termination of the purchase and sale agreement, continue to pursue other strategic alternatives.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ABANDONMENT OF THE PLAN OF LIQUIDATION PROPOSAL.

PROPOSAL THREE: FIRST AMENDMENT TO OUR CHARTER

On March 16, 2010, our board of directors unanimously approved, subject to stockholder approval, an amendment to our charter to remove section 7.2.1(a)(iii), which may otherwise prohibit the issuance of stock to Tiptree in the transaction.

Section 7.2.1(a)(iii) of our charter states:

“Notwithstanding any other provisions contained herein, any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in the Capital Stock being Beneficially Owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.”

Section 7.1 of our charter defines “Transfer” as follows:

‘‘Transfer.  The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.”

We are conducting a tender offer in conjunction with the Tiptree transaction, which tender offer will reduce our total number of stockholders. It is possible that the tender offer may result in us having fewer than 100 stockholders. As a result, we are seeking shareholder approval to amend our charter to remove section 7.2.1(a)(iii), because such provision may be deemed to void our purchase of common stock in the tender offer and our issuance of common stock to Tiptree if the tender offer results in our having less than 100 stockholders. See Exhibit A to this Proxy Statement for the form of the charter amendment we intend to file with the Maryland Department of Assessments and Taxation if this proposal is approved. See “Risk Factors — Risks Related to the Tiptree Transaction.”

Proposal 3 is conditioned on proposals 1 and 2 being approved. If our stockholders do not approve proposal 1 or proposal 2, or if the purchase and sale agreement is terminated prior to the date of the special meeting, then we would consider proposal 3 to be moot, and votes for proposal 3 would not be counted.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE FIRST
AMENDMENT PROPOSAL.

PROPOSAL FOUR: SECOND AMENDMENT TO OUR CHARTER

On April 13, 2010, our board of directors unanimously approved, subject to stockholder approval, an amendment, such amendment to be effective 20 calendar days after the consummation of the Tiptree transaction, to our charter to reinstate section 7.2.1(a)(iii), which is intended to reinstate the REIT status protective provision removed in conjunction in the Tiptree transaction.

Section 7.2.1(a)(iii) of our charter is a provision intended to protect our REIT status by ensuring that no “transfer” results in less than 100 company stockholders. Proposal 3 would remove section 7.2.1(a)(iii) from our charter in order to facilitate the Tiptree transaction since section 7.2.1(a)(iii) may be deemed to void our purchase of common stock in the tender offer and our issuance of common stock to Tiptree if the tender offer results in our having less than 100 stockholders. The board of directors has determined that it is in the best interests of the company and the stockholders to reinsert section 7.2.1(a)(iii) 20 calendar days after the consummation of the Tiptree transaction. As a result, we are seeking stockholder approval to amend our charter, on the date that is 20 calendar days after the consummation of the Tiptree transaction, to insert a new section 7.2.1(a)(iii), which shall read as follows:

“Notwithstanding any other provisions contained herein, any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in the Capital Stock being Beneficially Owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.”

See Exhibit B to this Proxy Statement for the form of the charter amendment we intend to file with the Maryland Department of Assessments and Taxation if this proposal is approved. See “Risk Factors — Risks Related to the Tiptree Transaction.”

Proposal 4 is conditioned on proposals 1, 2 and 3 being approved. If our stockholders do not approve proposal 1, 2 or 3, or if the purchase and sale agreement is terminated prior to the date of the special meeting, then we would consider proposal 4 to be moot, and votes for proposal 4 would not be counted.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE
SECOND AMENDMENT PROPOSAL.

PROPOSAL FIVE: ADJOURNMENT OF SPECIAL MEETING

Stockholders are being asked to consider and vote upon a proposal to approve any adjournment of the special meeting, including, if necessary, to solicit additional proxies in favor of the issuance proposal, the abandonment of the plan of liquidation proposal, and the first amendment proposal and/or the second amend proposal if there are not sufficient votes to approve such plan of liquidation proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

AVAILABILITY OF REPORTS ON FORM 10-K

UPON WRITTEN REQUEST, WE WILL PROVIDE, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009 TO ANY OF THE COMPANY’S STOCKHOLDERS OF RECORD, OR TO ANY STOCKHOLDER WHO OWNS OUR COMMON STOCK LISTED IN THE NAME OF A BANK OR BROKER AS NOMINEE, AT THE CLOSE OF BUSINESS ON [          ], 2010. ANY REQUEST FOR A COPY OF OUR ANNUAL REPORT ON FORM 10-K SHOULD BE MAILED TO CARE INVESTMENT TRUST INC., 505 FIFTH AVENUE, 9TH FLOOR, NEW YORK, NEW YORK 10017, ATTN: PAUL F. HUGHES, SECRETARY AND CHIEF COMPLIANCE OFFICER.

WHERE YOU CAN FIND MORE AVAILABLE INFORMATION

We are subject to the information filing requirements of the Exchange Act and, in accordance with that Act, are obligated to file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. These reports, proxy statements and other information may be inspected at the SEC’s office at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies of these materials can be obtained, upon payment of the SEC’s customary charges, by calling the SEC at 1-800-SEC-0330 or by writing to the SEC’s Freedom of Information & Privacy Act Office at 100 F Street, NE, Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that important information may be disclosed to you by referring you to another document filed separately with the SEC. Our information incorporated by reference is deemed to be part of this proxy statement, except for information superseded by information in, or incorporated by reference in, this proxy statement. This proxy statement incorporates by reference the documents set forth below that have been previously filed with the SEC. The following documents contain important information about us and our financial condition and operating results and are hereby incorporated by reference:

Definitive Proxy Statement	Filed on December 28, 2009
Current Report on Form 8-K	Filed on January 15, 2010
Current Report on Form 8-K	Filed on January 29, 2010
Current Report on Form 8-K	Filed on March 1, 2010
2009 Annual Report on Form 10-K	Filed on March 16, 2010
Current Report on Form 8-K	Filed on March 16, 2010
Soliciting Materials on DEF 14A	Filed on March 16, 2010
Preliminary Communications on Schedule TO	Filed on March 16, 2010
Soliciting Materials on DEF 14A	Filed on March 24, 2010
Preliminary Communications on Schedule TO	Filed on March 24, 2010

We are also incorporating by reference additional documents that we may file with the SEC under the Exchange Act, between the date of this proxy statement and the date of our special meeting of stockholders.

You should rely only on the information in this document or in the documents to which we have referred you. We have not authorized anyone to provide you with information that is different. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

EXPENSES OF SOLICITATION

We will pay the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, our directors and officers, and the employees of our manager may also solicit proxies personally or by telephone without additional compensation for such activities. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses.

STOCKHOLDER PROPOSALS

1.  Proposals for Inclusion in the Proxy Statement.  Under the rules of the SEC, if a stockholder wanted to include a proposal for consideration in our proxy statement and proxy card at our 2010 Annual Meeting, the proposal should have been received at our executive offices located at Care Investment Trust Inc., 505 Fifth Avenue, 6th Floor, New York, New York 10017, Attn: Paul F. Hughes, Secretary and Chief Compliance Officer no later than 5:00 p.m., Eastern Time, on December 31, 2009. We have received no proposals for inclusion in our proxy statement for our 2010 Annual Meeting.

2.  Proposals to be Offered at an Annual Meeting.  Under our amended and restated bylaws, and as permitted by the rules of the SEC, certain procedures are provided which a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting if such matter is not intended to be considered for inclusion in the proxy statement. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing by certified mail to the Secretary of the company at our executive offices located at Care Investment Trust Inc., 505 Fifth Avenue, 9th Floor, New York, New York 10017, Attn: Paul F. Hughes, Secretary and Chief Compliance Officer. We must have received the notice of your intention to introduce a nomination or proposed item of business at our 2010 Annual Meeting no earlier than 150 days prior to the first anniversary of the date of mailing of the Notice for the 2009 Annual Stockholders Meeting and no later than 120 days in advance of such date. In addition, nominations for a non-incumbent director must be accompanied by information concerning the proposed nominee, including such information as is required by the company’s amended and restated bylaws and the proxy rules under the SEC. For our 2010 Annual Meeting, we did not receive any such proposals by the deadline described above.

OTHER BUSINESS

Our board of directors is not aware of any other matters that are to be presented at the special meeting, and it has not been advised that any other person will present any other matters for consideration at the meeting. Nevertheless, if other matters should properly come before the special meeting, the stockholders present, or the persons, if any, authorized by a valid proxy to vote on their behalf, shall vote on such matters in accordance with their judgment.

EXHIBIT A

CARE INVESTMENT TRUST INC.

FORM OF CHARTER AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST:  The charter of Care Investment Trust Inc., a Maryland corporation (the “Corporation”), is hereby amended by deleting existing section 7.2.1(a)(iii) in its entirety.

SECOND:  The amendment to the charter of the Corporation as set forth above has been duly advised by the board of directors and approved by the stockholders of the Corporation as required by law.

THIRD:  The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of the President’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its President and attested to by its Secretary on this           day of          , 2010.

ATTEST:	CARE INVESTMENT TRUST INC.

	By:		(SEAL)
Paul F. Hughes, Secretary		Salvatore (Torey) V. Riso Jr., President

A-1

EXHIBIT B

CARE INVESTMENT TRUST INC.

FORM OF CHARTER AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST:  The charter of Care Investment Trust Inc., a Maryland corporation (the “Corporation”), is hereby amended by inserting the following provision which shall be a new section 7.2.1(a)(iii):

“Notwithstanding any other provisions contained herein, any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in the Capital Stock being Beneficially Owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.”

SECOND:  The amendment to the charter of the Corporation as set forth above has been duly advised by the board of directors and approved by the stockholders of the Corporation as required by law.

THIRD:  The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of the President’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its President and attested to by its Secretary on this           day of          , 2010.

ATTEST:	CARE INVESTMENT TRUST INC.

	By:		(SEAL)
Paul F. Hughes, Secretary		Salvatore (Torey) V. Riso Jr., President

B-1

CARE INVESTMENT TRUST INC. 505 FIFTH AVENUE 6TH FLOOR NEWYORK, NY 10017

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you
vote FOR the following proposal (s):		For	Against	Abstain

1	Approval of the issuance of a minimum of 4,445,000 shares (subject to upward adjustment) of our common stock to Tiptree at a price of $9.00 per share.	☐	☐	☐

2	Approval of the proposal to abandon the plan of liquidation in favor of Proposal 1.	☐	☐	☐

3
Approval of the proposal to amend our amended and restated articles of incorporation to remove section 7.2.1(a)(iii), which may otherwise prohibit the purchase of common stock by us in the tender offer and the issuance of stock to Tiptree.
		☐	☐	☐

4
Approval of the proposal to amend our amended and restated articles of incorporation to reinstate section 7.2.1(a)(iii), which was removed pursuant to Proposal 3, such amendment to be effective 20 calendar days after the consummation of the Tiptree transaction.
		☐	☐	☐

5
Approval of the proposal to permit the board to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve Proposals 1, 2, 3 and 4.
		☐	☐	☐

NOTE: This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3, 4 and 5. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

CARE INVESTMENT TRUST INC.
SPECIAL MEETING OF STOCKHOLDERS
MAY [   ], 2010

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Special Meeting Proxy Statement is/are available at www.proxyvote.com.

This proxy card is solicited on behalf of
The Board of Directors for the Special Meeting of
Stockholders
May [  ], 2010
The undersigned hereby appoints Paul F. Hughes and Salvatore (Torey) V. Riso Jr., and each of them, as proxies, with full power of substitution, to vote all of the undersigned’s shares of Care Investment Trust Inc. Common Stock at the Special Meeting of Stockholders to be held on [ ], May [ ], 2010 at 10:00 a.m. (EDT) at CIT Global Headquarters, 505 Fifth Avenue, Seventh Floor, Room C/D, New York, New York 10017, and any adjournments or postponements thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any direction indicated on the reverse side of this card. The shares of Common Stock you beneficially own will be voted as you specify.
If no directions are given, the proxies will vote FOR Proposals 1, 2, 3, 4 and 5. The proxies, in their discretion, are further authorized to vote on any other matter that may properly come before the meeting.
Your vote for the issuance to Tiptree, abandonment of the plan of liquidation, amendments to our charter and adjournment proposals should be indicated on the reverse.
Continued and to be signed on reverse side